Exhibit (b)(1)

CREDIT AGREEMENT

dated as of February 20, 2025,

by and among

WH BORROWER, LLC,

as the Borrower

WH INTERMEDIATE, LLC,

as Holdings

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent

and

THE LENDERS PARTY HERETO FROM TIME TO TIME,

MORGAN STANLEY SENIOR FUNDING, INC., JEFFERIES FINANCE LLC, DEUTSCHE BANK AG NEW YORK BRANCH, BMO CAPITAL MARKETS CORP.

and

Wells Fargo Securities, LLC,
as Lead Arrangers and Joint Bookrunners

- ii -

- iii -

- iv -

SCHEDULES

Schedule 2.01	Commitments
Schedule 5.06	Litigation
Schedule 5.12	Subsidiaries
Schedule 6.15	Post-Closing Matters
Schedule 7.01(c)	Existing Liens
Schedule 11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

Exhibit A-1	Committed Loan Notice
Exhibit A-2	Issuance Notice
Exhibit A-3	Conversion/Continuation Notice
Exhibit B-1	Term Loan Note
Exhibit B-2	Revolving Loan Note
Exhibit C	Compliance Certificate
Exhibit D-1	Assignment and Assumption
Exhibit D-2	Affiliate Assignment Notice
Exhibit G-1	Non-Bank Certificate (For Foreign Lenders That Are Not Treated As Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
Exhibit G-2	Non-Bank Certificate (For Foreign Lenders That Are Treated As Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
Exhibit G-3	Non-Bank Certificate (For Foreign Participants That Are Not Treated As Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
Exhibit G-4	Non-Bank Certificate (For Foreign Participants That Are Treated As Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
Exhibit I	Solvency Certificate
Exhibit J	Prepayment Notice
Exhibit K-1	Junior Lien Intercreditor Agreement
Exhibit K-2	Equal Priority Intercreditor Agreement
Exhibit L	Auction Procedures

- v -

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of February 20, 2025, by and among WH BORROWER, LLC, a Delaware limited liability company (the “Borrower”), WH INTERMEDIATE, LLC, a Delaware limited liability company (“Holdings”), as a guarantor, MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, each Lead Arranger (as defined herein) party hereto and each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested that (a) substantially simultaneously with the satisfaction of the conditions precedent set forth in Article IV below, the Lenders extend credit to the Borrower in the form of (i) $1,325,000,000 of Closing Date Initial Term Loans and (ii) $175,000,000 of Revolving Commitments and (b) from time to time after the Closing Date, certain Lenders make Revolving Loans pursuant to the terms of this Agreement.

WHEREAS, the applicable Lenders have indicated their willingness to lend, in each case on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
Definitions and Accounting Terms

SECTION 1.01        Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“Accounting Change” has the meaning specified in the definition of “GAAP.”

“Acquisition Transaction” means the purchase or other acquisition (in one transaction or a series of transactions), by merger, amalgamation, consolidation or otherwise, by the Borrower or any Restricted Subsidiary of the property, assets or business of (or all or substantially all the property or assets constituting a business unit, division, product line or line of business of) any Person or the Equity Interests of any Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation) (including any purchase or other acquisition of additional Equity Interests, property and assets or businesses of any non-wholly-owned Subsidiary or joint venture).

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.16 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.17; provided that each Additional Lender that will become a Revolving Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent and/or the Issuing Banks (such approval not to be unreasonably withheld, conditioned or delayed), in each case to the extent any such consent would be required from the Administrative Agent and/or Issuing Bank under Section 11.07(b)(iii)(B) and/or (C), respectively, for an assignment of Loans to such Additional Lender.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto. For the avoidance of doubt, none of the Lead Arrangers, the Administrative Agent or their respective lending affiliates shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Affiliated Debt Fund” means,

(a)            any Affiliate of the Sponsors that is a bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course of business, in each case, that is not organized primarily for the purpose of making equity investments with respect to which the relevant Sponsor does not possess the power to make investment decisions for such entity and either,

(i)            information barriers are in place restricting the sharing of information between it and the Sponsors, or

(ii)           the managers have fiduciary duties to the investors of such fund independent of their fiduciary duties to investors in the Sponsors, and

(b)            any investment fund or account of a Permitted Investor managed by third parties (including by way of a managed account, a fund or an index fund in which a Permitted Investor has invested) that is not organized or used primarily for the purpose of making equity investments.

“Affiliated Lender” means, at any time, any Lender that is either the Sponsors or an Affiliate of the Sponsors at such time, excluding in any case, (a) Holdings, (b) the Borrower, (c) any Subsidiary of Holdings and (d) any natural person.

“Affiliated Lender Term Loan Cap” has the meaning specified in Section 11.07(h)(iii).

“Agent Fee Letter” means that certain Fee Letter, dated as of January 23, 2025, by and between Morgan Stanley and the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Agent Parties” has the meaning specified in Section 11.02(e).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, shareholders, employees, agents, attorney-in-fact, partners, trustees, advisors and other representatives of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Joint Bookrunners, the Supplemental Administrative Agents (if any) and the Lead Arrangers.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“All-In Yield” means, as to any term loan facility or other term loans, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, or a Term SOFR floor (to the extent greater than the Floor) (with such greater amount, in each case, being equated to interest margins for purposes of determining any increase to the Applicable Rate); provided, that (a) OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of such term loan facility or other term loans) and (b) “All-In Yield” shall not include any arrangement fees, advisory fees, structuring fees, underwriting fees, syndication fees, commitment fees, amendment fees, ticking fees, ticking or commitment fees on undrawn commitments, premiums, prepayment premiums, call protection, consent fees or any other fees similar to the foregoing (regardless of how such fees are computed or to whom paid) or any other fees not paid or payable generally to all lenders by the applicable borrower in the primary syndication of such indebtedness.

“Alternative Currencies” means, (a) in the case of any Incremental Term Facility, Incremental Term Loans, Refinancing Term Commitments or Refinancing Term Loans, any currency agreed to by the Administrative Agent, the Borrower and each Lender providing such Incremental Term Facility, Incremental Term Loans, Refinancing Term Commitments or Refinancing Term Loans and (b) in the case of any Letter of Credit, subject to the terms of Section 1.11, any currency (other than Dollars); provided, that, in each case, each such other currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.

“Anti-Corruption Laws” means all Laws relating to bribery or corruption issued, administered, or enforced by the United States, United Kingdom, the European Union or any of its member states, or any other Governmental Authority including, without limitation, the FCPA.

“Anti-Money Laundering Laws” all anti-money laundering Laws issued, administered, or enforced by any Governmental Authority pursuant to such laws, including, without limitation, the USA PATRIOT Act.

“Applicable Commitment Fee” means a percentage per annum that shall be equal to,

(a)            from the Closing Date until the third Business Day after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the First Lien Net Leverage Ratio in respect of the first full fiscal quarter ending after the Closing Date, 0.375% per annum, and

(b)            thereafter, the applicable rate per annum set forth below under the caption “Applicable Commitment Fee” based upon the First Lien Net Leverage Ratio as of the last day of the most recent Test Period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	First Lien Net Leverage Ratio	Applicable Commitment Fee
1	Above 4.35 to 1.00	0.375%
2	Equal to or below 4.35 to 1.00	0.250%

No change in the Applicable Commitment Fee shall be effective until three Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the First Lien Net Leverage Ratio. At any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 6.02(a) (after giving effect to any applicable grace period), the Applicable Commitment Fee shall be determined as if the First Lien Net Leverage Ratio were Pricing Level 1. Within one Business Day of receipt of the applicable information under Section 6.02(a), the Administrative Agent shall give each Lender notice of the Applicable Commitment Fee in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 6.02 is determined to be inaccurate (at a time prior to the satisfaction of the Termination Conditions), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee for any period (an “Applicable Commitment Fee Period”) than the Applicable Commitment Fee applied for such Applicable Commitment Fee Period, then (a) the Borrower shall promptly (and in any event within five Business Days) following such determination deliver to the Administrative Agent correct financial statements and certificates required by Section 6.02 for such Applicable Commitment Fee Period, (b) the Applicable Commitment Fee for such Applicable Commitment Fee Period shall be determined as if the First Lien Net Leverage Ratio were determined based on the amounts set forth in such correct financial statements and certificates and (c) the Borrower shall promptly (and in any event within ten Business Days) following delivery of such corrected financial statements and certificates pay to the Administrative Agent the accrued additional amounts owing as a result of such increased Applicable Commitment Fee for such Applicable Commitment Fee Period (which shall be payable to the applicable Lenders holding such Loans and Commitments at the time of payment). Notwithstanding anything to the contrary set forth herein, the provisions of this final paragraph may be amended or waived with the consent of only the Borrower and the Required Revolving Lenders.

“Applicable Commitment Fee Period” has the meaning specified in the definition of “Applicable Commitment Fee.”

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity.”

“Applicable Jurisdiction” means the United States and any other jurisdiction approved by the Required Facility Lenders of the applicable Class and the Administrative Agent, in each case, acting reasonably and in good faith.

“Applicable Rate” means:

(a)            with respect to Initial Term Loans, a percentage per annum equal to (i) for SOFR Loans and RFR Loans, 4.75% and (ii) for Base Rate Loans, 3.75%; provided, that from and after the third Business Day after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the First Lien Net Leverage Ratio in respect of the first full fiscal quarter ending after the Closing Date, the “Applicable Rate” for Initial Term Loans shall be the applicable rate per annum set forth below under the caption “Base Rate Spread” or “Term SOFR/Daily Simple SOFR”, respectively, based upon the First Lien Net Leverage Ratio as of the last day of the most recent Test Period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	First Lien Net Leverage Ratio	Base Rate Spread	Term SOFR/Daily Simple SOFR
1	Above 4.35 to 1.00	3.75%	4.75%
2	Equal to or below 4.35 to 1.00	3.50%	4.50%

(b)            with respect to Revolving Loans, a percentage per annum equal to (i) for SOFR Loans and RFR Loans, 4.75% and (ii) for Base Rate Loans, 3.75%; provided, that from and after the third Business Day after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the First Lien Net Leverage Ratio in respect of the first full fiscal quarter ending after the Closing Date, the “Applicable Rate” for Revolving Loans shall be the applicable rate per annum set forth below under the caption “Base Rate Spread” or “Term SOFR/Daily Simple SOFR”, respectively, based upon the First Lien Net Leverage Ratio as of the last day of the most recent Test Period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	First Lien Net Leverage Ratio	Base Rate Spread	Term SOFR/Daily Simple SOFR
1	Above 4.60 to 1.00	3.75%	4.75%
2	Equal to or below 4.60 to 1.00 and above 4.35 to 1.00	3.50%	4.50%
3	Equal to or below 4.35 to 1.00	3.25%	4.25%

provided that, at any time after a Qualifying IPO, the Applicable Rate shall be reduced by 0.25%; and

(c)            with respect to any Term Loans (other than Initial Term Loans), as specified in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.

No change in the Applicable Rate for Initial Term Loans or Revolving Loans shall be effective until three Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the First Lien Net Leverage Ratio. At any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 6.02(a) (after giving effect to any applicable grace period), the Applicable Rate for Initial Term Loans or Revolving Loans shall be determined as if the First Lien Net Leverage Ratio were Pricing Level 1 above. Within one Business Day of receipt of the applicable information under Section 6.02(a) (after giving effect to any applicable grace period), the Administrative Agent shall give each Lender notice of the Applicable Rate in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 6.02 is determined to be inaccurate (at a time prior to the satisfaction of the Termination Conditions), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Rate Period”) than the Applicable Rate applied for such Applicable Rate Period, then (a) the Borrower shall promptly (and in any event within five Business Days) following such determination deliver to the Administrative Agent correct financial statements and certificates required by Section 6.02 for such Applicable Rate Period, (b) the Applicable Rate for such Applicable Rate Period shall be determined as if the First Lien Net Leverage Ratio were determined based on the amounts set forth in such correct financial statements and certificates and (c) the Borrower shall promptly (and in any event within ten Business Days) following delivery of such corrected financial statements and certificates pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Rate Period (which shall be payable to the applicable Lenders holding such Loans and Commitments at the time of payment). Notwithstanding anything to the contrary set forth herein, the provisions of this final paragraph may be amended or waived with respect to any Class with the consent of only the Borrower and the Required Lenders of such Class.

“Applicable Rate Period” has the meaning specified in the definition of “Applicable Rate.”

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Asset Sale / Casualty Prepayment Percentage” means,

(a)            100%, if the First Lien Net Leverage Ratio on a Pro Forma Basis is greater than the Closing Date First Lien Net Leverage Ratio less 0.50 to 1.00,

(b)            50%, if the First Lien Net Leverage Ratio on a Pro Forma Basis is equal to or less than the Closing Date First Lien Net Leverage Ratio less 0.50 to 1.00, but exceeds the Closing Date First Lien Net Leverage Ratio less 1.00 to 1.00, and

(c)            0%, if the First Lien Net Leverage Ratio on a Pro Forma Basis is equal to or less than the Closing Date First Lien Net Leverage Ratio less 1.00 to 1.00.

“Asset Sale / Casualty Trigger Amount” has the meaning assigned to such term in the definition of “Net Cash Proceeds”.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1 or any other form approved by the Administrative Agent in its reasonable discretion.

“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses, charges and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.04(b)(iii).

“Available Amount” means, as of any date of determination (the “Reference Date”) with respect to the applicable Available Amount Reference Period, a cumulative amount equal to the sum of, without duplication:

(a)            the greater of (A) 50% of Closing Date EBITDA and (B) 50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination; plus

(b)            an amount equal to the greatest of (in each case, not to be less than zero for any period):

(i)            the sum of (x) the cumulative amount of Excess Cash Flow for such Available Amount Reference Period; provided that when measuring such amount (A) Excess Cash Flow will be deemed not to be less than zero in any fiscal year and (B) Excess Cash Flow for any fiscal year will be deemed to be zero until the financial statements required to be delivered pursuant to Section 6.01(a) for such fiscal year, and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a) for such fiscal year, have been received by the Administrative Agent, minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Term Loans in accordance with Section 2.07(b)(i); or

(ii)            50% of cumulative Consolidated Net Income for such Available Amount Reference Period; provided that when measuring such amount (A) Consolidated Net Income will be deemed not to be less than zero in any fiscal year and (B) Consolidated Net Income for any fiscal quarter will be deemed to be zero until the financial statements required to be delivered pursuant to Section 6.01(b) for such fiscal quarter, and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a) for such fiscal quarter, have been received by the Administrative Agent; plus

(c)            Permitted Equity Issuances during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date and, in each case, to the extent Not Otherwise Applied; plus

(d)            to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of Investments in such Unrestricted Subsidiary or Minority Investments made by the Borrower or any Restricted Subsidiary made in reliance on the Available Amount; plus

(e)            to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the Investments of the Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any Restricted Subsidiary (up to the lesser of (i) the fair market value of such Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value of such Investments by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time they were made); plus

(f)             to the extent (i) not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (ii) not required to be applied to prepay Term Loans in accordance with Section 2.07(b)(ii), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date, in each case, to the extent that the original Investments in such Unrestricted Subsidiary or Minority Investments were made in reliance on the Available Amount; plus

(g)            to the extent (i) not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment and (ii) not in excess of the fair market value of such Investment at the time it was made, the returns (including repayments of principal and payments of interest), profits, distributions and similar amounts received in cash or Cash Equivalents by the Borrower and its Restricted Subsidiaries on Investments made by the Borrower or any Restricted Subsidiary in reliance on the Available Amount; plus

(h)            (i) any amount of mandatory prepayments of Term Loans required to be prepaid pursuant to Section 2.07(b) that have been declined by Lenders and retained by the Borrower in accordance with Section 2.07(b)(vii) and (ii) any amount of mandatory prepayments of Pari Passu Lien Debt (and any Permitted Refinancing of the foregoing), to the extent such amount was required to be applied to offer to repurchase or otherwise prepay such Indebtedness and the holders of such Pari Passu Lien Debt declined such repurchase or prepayment; plus

(i)             any amount of Net Cash Proceeds from Dispositions or Casualty Events not required to be applied to a mandatory prepayment pursuant to Section 2.07(b)(ii); minus

(j)             the aggregate amount of any Investments made pursuant to Section 7.02(gg)(ii), any Restricted Payments made pursuant to Section 7.06(s)(ii) and any payment made pursuant to Section 7.09(a)(x)(A) during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (j), without taking account of the intended usage of the Available Amount on such Reference Date in connection with the contemplated transaction).

“Available Amount Reference Period” means, with respect to any applicable date of measurement of the Available Amount, the period commencing on the first Business Day after the Closing Date, and ending on the last day of the most recent fiscal year or fiscal quarter for which financial statements required to be delivered pursuant to Section 6.01(a) and Section 6.01(b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a), have been received by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.09(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate, and (c) the Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day); provided that, notwithstanding the foregoing, the “Base Rate” (1) with respect to any Initial Term Loans shall in no event be less than 1.50% per annum, (2) with respect to any Revolving Loans shall in no event be less than 1.00% per annum and (3) shall not be available as to any Alternative Currency. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“BMO” means Bank of Montreal (together with its successors and assigns).

“BMOCM” means BMO Capital Markets Corp. (together with its successors and assigns).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.09(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)            Daily Simple SOFR, and

(b)            the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.09 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.09.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of SOFR Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City, provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR or any other dealings of such Loans referencing the Term SOFR.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all capital and finance leases that have been or are required to be, in accordance with GAAP (as in effect on December 31, 2019, notwithstanding any modification or interpretative change thereto after the December 31, 2019 (including without giving effect to any treatment of leases under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect))), recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP as in effect on the Closing Date.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to Administrative Agent or an Issuing Bank, as applicable (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments (including for the avoidance of doubt, cash), to the extent owned by Holdings, the Borrower or any Restricted Subsidiary:

(a)            Dollars and each Alternative Currency;

(b)            local currencies held by the Borrower or any Restricted Subsidiary from time to time in the ordinary course of business and not for speculation;

(c)            readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d)            certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment);

(e)            repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (h) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)             commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(g)            marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h)            readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

(i)             Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(j)             investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above; and

(k)            solely with respect to any Captive Insurance Subsidiary, any investment that a Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law and which is substantially consistent with Investments of the type described in clauses (a) through (j) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a jurisdiction outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above in foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) above and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) or (b) above; provided that such amounts, except amounts used to pay obligations of the Borrower or any Restricted Subsidiary denominated in any currency other than Dollars or an Alternative Currency in the ordinary course of business, are converted into Dollars or an Alternative Currency as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Bank” means (i) any Person that is a Lender or Agent or an Affiliate of a Lender or Agent (a) on the Closing Date (with respect to any Cash Management Services entered into prior to the Closing Date), (b) at the time it initially provides any Cash Management Services to the Borrower or any Restricted Subsidiary, or (c) at the time that the Person to whom the Cash Management Services are provided is merged with the Borrower or becomes or is merged with a Restricted Subsidiary (with respect to any Cash Management Services entered into prior to the date of such merger or such Person becoming a Restricted Subsidiary), in each case whether or not such Person subsequently ceases to be a Lender or Agent or an Affiliate of a Lender or Agent or (ii) any other Person designated by the Borrower as a “Cash Management Bank” by written notice to the Administrative Agent.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations.”

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by a Loan Party of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof or relating thereto and (ii) all requests, rules, guidelines, requirements or directives issued by any United States or foreign regulatory authority in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) in each case pursuant to Basel III, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof and a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means the earliest to occur of:

(a)            either:

(i)            at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), in the aggregate, directly or indirectly, a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings (or Successor Holdings, if applicable); or

(ii)            at any time upon or after the consummation of a Qualifying IPO, any Person (other than a Permitted Holder) or Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under such Act), directly or indirectly, of Equity Interests representing more than thirty-five percent of the aggregate ordinary voting power represented by the then issued and outstanding Equity Interests of Holdings (or Successor Holdings, if applicable) and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings (or Successor Holdings, if applicable) beneficially owned (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate by the Permitted Holders, and

(b)            the Borrower ceasing to be a direct wholly-owned Subsidiary of Holdings (or Successor Holdings, if applicable).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur with respect to clause (a)(i) or (a)(ii) above if the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election 50% or more of the Board of Directors of Holdings or Successor Holdings, if applicable.

“Class” when used in reference to,

(a)            any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans (including Initial Term Loans), Revolving Loans, Incremental Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Refinancing Revolving Loans, Extended Term Loans or Extended Revolving Loans,

(b)            any Commitment, refers to whether such Commitment is a Commitment in respect of Term Loans (including Initial Term Loans) made to the Borrower pursuant to Section 2.01(a), Revolving Loans, Refinancing Term Commitment (and, in the case of a Refinancing Term Commitment, the Class of Loans to which such commitment relates), Refinancing Revolving Commitment (and, in the case of a Refinancing Revolving Commitment, the Class of Loans to which such commitment relates) or a Commitment in respect of a Class of Loans to be made pursuant to an Incremental Amendment or an Extension Amendment, and

(c)            any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

Refinancing Term Commitments, Refinancing Revolving Commitments, Refinancing Term Loans, Refinancing Revolving Loans, Incremental Term Loans and Extended Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means February 20, 2025.

“Closing Date Audited Financials” means the audited consolidated balance sheets of Holdings and related statements of income and cash flows of Holdings for the fiscal years ended (i) December 31, 2022 and (ii) December 31, 2023.

“Closing Date EBITDA” means $253,000,000.

“Closing Date First Lien Net Leverage Ratio” means 4.85 to 1.00.

“Closing Date Initial Term Loans” has the meaning assigned to such term in Section 2.01(a).

“Closing Date Refinancing” means the repayment of the Existing Debt, the termination of any related commitments thereunder and the termination, release or authorization to terminate or release all contractual Liens related thereto, in each case on or about the Closing Date.

“Closing Date Secured Net Leverage Ratio” means 4.85 to 1.00.

“Closing Date Total Net Leverage Ratio” means 4.85 to 1.00.

“Closing Date Unaudited Financials” means the unaudited consolidated financial statements of Holdings and its Subsidiaries consisting of the balance sheets of Holdings and the related statements of income for the fiscal quarters ended (i) March 31, 2024, (ii) June 30, 2024 and (iii) September 30, 2024.

“CME” means CME Group Benchmark Administration Limited.

“Co-Investor” means any of the assignees, if any, of the equity commitments of any Sponsor or any other Person who was a holder of Equity Interests in Holdings (or any Parent Entity) on the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and all other property that is subject or purported to be subject to any security interest in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Collateral Document, but in any event excluding all Excluded Assets.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, each of the collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Agents and the Lenders pursuant to Sections 6.11, 6.12 or 6.15, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

“Committed Loan Notice” means a notice of a Borrowing pursuant to Article II, which, if in writing, shall be substantially in the form of Exhibit A-1 or such other form as the Administrative Agent may reasonably agree.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Person” means any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of the Borrower, any Subsidiary, Holdings or any direct or indirect parent entity of the foregoing.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR, Term SOFR Reference Rate, Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Borrower) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (in consultation with the Borrower) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any Test Period, the Consolidated Net Income of such Person for such Test Period:

(a)            increased, at the Borrower’s option, without duplication, by the following items (solely to the extent deducted (and not excluded) in calculating Consolidated Net Income, other than in respect of the proviso in clause (i) below and clauses (ii)(B), (xi), (xix), (xx) and (xxii) below) of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP:

(i)            interest expense, including (A) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness (which, in each case, will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligations or Attributable Indebtedness), (B) commissions, discounts and other fees, charges and expenses owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings, (C) amortization and write-offs of deferred financing fees, debt issuance costs, debt discount, commissions, fees, premium and other expenses, as well as expensing of bridge commitment or financing fees, (D) payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (E) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly-owned Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust, (F) all interest paid or payable with respect to discontinued operations, (G) the interest portion of any deferred payment obligations, (H) all interest on any Indebtedness that is (x) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property or (y) contingent obligations in respect of Indebtedness; provided that that such interest expense shall be calculated after giving effect to Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedge Agreements and (I) Consolidated Interest Expense; plus

(ii)           (x) Taxes and tax expenses (including, without limitation, foreign, federal, state, local, provincial, territorial, local, unitary, franchise, excise, foreign withholding, property, value added, withholding and similar taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such Taxes or arising from tax examinations) paid or accrued during such period, including penalties and interest related thereto or arising from any tax examination), (y) without duplication, any distributions made to a Parent Entity with respect to the foregoing in accordance with Section 7.06 and (z) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(iii)          depreciation expense and amortization expense (including amortization and similar charges related to goodwill, customer relationships, trade names, databases, technology, software, internal labor costs, deferred financing fees or costs and other intangible assets); plus

(iv)          non-cash items (provided that if any such non-cash item represents an accrual or reserve for potential cash items in any future period, (x) the Borrower may determine not to add back such non-cash item in the current Test Period and (y) to the extent the Borrower decides to add back such non-cash expense or charge, the cash payment in respect thereof in such future period will be subtracted from Consolidated Adjusted EBITDA in such future period), including the following: (A) non-cash expenses in connection with, or resulting from, stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights, (B) non-cash currency translation losses related to changes in currency exchange rates (including re-measurements of Indebtedness (including intercompany Indebtedness) and any net non-cash loss resulting from hedge agreements for currency exchange risk), (C) non-cash losses, expenses, charges or negative adjustments attributable to the movement in the mark-to-market valuation of hedge agreements or other derivative instruments, including the effect of FASB Accounting Standards Codification 815 and International Accounting Standard No. 9 and their respective related pronouncements and interpretations, (D) non-cash charges for deferred tax asset valuation allowances, (E) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities, (F) any non-cash charges or losses resulting from any purchase accounting adjustment or any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investments, (G) all non-cash losses from Investments recorded using the equity method and (H) amortization of intangibles arising pursuant to GAAP; plus

(v)           unusual, extraordinary, exceptional, infrequent or non-recurring losses, costs, expenses or items, whether or not classified as such under GAAP (including for the avoidance of doubt, non-recurring consulting fees); plus

(vi)          charges, costs, losses, expenses or reserves related to: (A) restructuring (including restructuring charges or reserves, whether or not classified as such under GAAP), severance, relocation, consolidation, integration or other similar items, (B) strategic initiatives (including re-branding initiatives), business optimization (including costs and expenses relating to business optimization programs (including consolidation initiatives)), integration costs, internal software development expenses and new systems design and implementation, as well as consulting fees and any one-time expense relating to enhanced accounting function, and product and intellectual property development, (C) business or facilities start-up, opening (including establishing new office and facility locations), transition, consolidation, shut-down and closing, (D) signing, retention and completion bonuses, (E) severance, relocation or recruiting, (F) public company registration, listing, compliance, reporting and related expenses, (G) charges and expenses incurred in connection with litigation (including threatened litigation), arbitration or settlement, any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general) or any environmental matters, in each case including any settlement thereof, (H) losses, (including all judgments, settlements, liabilities, obligations, liquidated damages or other damages of any kind, settlement amounts, losses, fines, costs, fees, expenses, penalties and interest and other charges or expenses in connection with any actual or threatened investigation, lawsuit or other proceeding against such Person and its Restricted Subsidiaries (including legal fees and expenses)), (I) expenses incurred in connection with casualty events or asset sales outside the ordinary course of business and (J) start-up or initial costs for any project or new production line, division or new line of business and activities pertaining to the sale of products in new locations (but, for the avoidance of doubt, not the cost of new products itself), including start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing; plus

(vii)         all (A) costs, fees, losses and expenses relating to the Transactions, (B) costs, fees, losses and expenses (including diligence and integration costs) incurred in connection with (x) investments in any Person, acquisitions of the Equity Interests of any Person, acquisitions of all or a material portion of the assets of any Person or constituting a line of business of any Person, and financings related to any of the foregoing or to the capitalization of any Loan Party or any Restricted Subsidiary or (y) other transactions that are out of the ordinary course of business of such Person and its Restricted Subsidiaries (in each case of clauses (x) and (y), including transactions considered or proposed but not consummated), including Permitted Equity Issuances, Investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness (including all consent fees, premium and other amounts payable in connection therewith) or any actions described in clause (xx) below and (C) non-operating professional fees, costs and expenses; plus

(viii)        items reducing Consolidated Net Income to the extent (A) covered by a binding indemnification or refunding obligation or insurance to the extent actually paid or reasonably expected to be paid, (B) paid or payable (directly or indirectly) by a third party that is not a Loan Party or a Restricted Subsidiary (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person by a third party that is not a Loan Party or a Restricted Subsidiary or (C) such Person is, directly or indirectly, reimbursed for such item by a third party; plus

(ix)          the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid, payable or accrued in such Test Period to the extent permitted in such Test Period; plus

(x)           the effects of purchase accounting, fair value accounting or recapitalization accounting (including the effects of adjustments pushed down to such Person and its Subsidiaries) and the amortization, write-down or write-off of any such amount; plus

(xi)          proceeds of business interruption insurance actually received; plus

(xii)         non-controlling or minority interest expense consisting of income attributable to Equity Interests held by third parties in any non-wholly-owned Restricted Subsidiary; plus

(xiii)        all charges, costs, losses, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, including (A) payments made to compensate such holders as though they were equity holders at the time of, and entitled to share in, such distribution, and (B) all dividend equivalent rights owed pursuant to any compensation or equity arrangement; plus

(xiv)        expenses, charges and losses resulting from the payment or accrual of indemnification or refunding provisions, earn-outs and contingent consideration obligations, bonuses and other compensation paid to employees, directors or consultants, payments in respect of dissenting shares and purchase price adjustments, in each case, made in connection with a Permitted Investment or acquisition; plus

(xv)         any losses, charges and expenses from disposed, closed, abandoned or discontinued operations; plus

(xvi)        (A) any costs or expenses (including any payroll taxes) incurred by the Borrower or any Restricted Subsidiary in such Test Period as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including (1) any post-employment benefit scheme to which the relevant pension trustee has agreed, (2) as a result of curtailments or modifications to pension and post-retirement employee benefit plans and (3) without limitation, compensation arrangements with holders of unvested options entered into in connection with a permitted Restricted Payment), any stock subscription, stockholders or partnership agreement, any payments in the nature of compensation or expense reimbursement made to independent board members, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any costs or expenses incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of Holdings (or any other Parent Entity, Holdings and/or any Restricted Subsidiary); plus

(xvii)       the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(xviii)      the cumulative effect of a change in accounting principles; plus

(xix)         at Borrower’s election, adjustments, exclusions and addbacks of the type reflected in (A) the Sponsor Model, (B) the confidential information memorandum or lender presentation made available to the Lenders in connection with the syndication of the Facilities, (C) any quality of earnings report prepared by an Independent Financial Advisor and furnished to the Administrative Agent on or prior to the Closing Date or after the Closing Date and (D) adjustments consistent with Regulation S-X; plus

(xx)          at Borrower’s election, the amount of “run rate” cost savings, revenue enhancements, operating expense reductions, operating improvements and other synergies that are projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken no later than 24 months after the end of such Test Period (including investments, Intellectual Property licenses, acquisitions, dispositions and business optimization initiatives) (which amounts will be determined by the Borrower in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of the Test Period for which Consolidated Adjusted EBITDA is being determined), net of the amount of actual benefits realized during such Test Period from such actions; provided that, in the good faith judgment of the Borrower such cost savings are reasonably identifiable and reasonably anticipated to be realized; plus

(xxi)         to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (b)(i) below for any previous period and not added back; plus

(xxii)        at the Borrower’s election, (A)(i) the aggregate amount of “run rate” benefit that the Borrower in good faith believes would have been realized or achieved as Consolidated Adjusted EBITDA contribution from increased pricing, royalties, revenue, margin, volume initiatives or savings and/or (ii) the amount of incremental contract value (including any “scheduled” pricing, “fixed” pricing and annual guaranteed minimum royalties) that the Borrower in good faith believes would have been realized or achieved as Consolidated Adjusted EBITDA from the entry into binding and effective new agreements with new customers or other contract counterparties or new agreements (or amendments to existing agreements) with existing customers or other contract counterparties, in each case, that are expected (in the good faith determination of the Borrower) to have a positive contribution to Consolidated Adjusted EBITDA (collectively, “Incremental Contracts”), during such period had such Incremental Contracts been effective as of the beginning of such period as long as such incremental contract value is reasonably identifiable and factually supportable; provided that any amounts added back pursuant to this clause (xxii)(A) shall not exceed 15% of Consolidated Adjusted EBITDA (after giving effect to all other add-backs); and/or (B) the aggregate amount of “run rate” benefit from new or increased annual guaranteed minimum royalties arising from contracts or arrangements (including new agreements with new customers or other contract counterparties, new agreements and amendments to existing agreements with existing customers or other contract counterparties) entered into on or after the first date of the applicable period as if such royalty was applicable during the entire period; provided further that the amounts in subclauses (A) or (B) pursuant to this clause (xxii) shall not be less than $0; plus

(xxiii)       Public Company Costs; plus

(xxiv)       the amount of fees, expense reimbursements and indemnities paid to directors, including directors of Holdings or any other Parent Entity (but only to the extent such fees, expense reimbursements and indemnities are attributable to such Parent Entity’s direct or indirect ownership of Holdings and its Subsidiaries); plus

(xxv)       the amount of costs and expenses payable or accrued in such Test Period related to the migration or transfer of customers between platforms; plus

(xxvi)       any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization or such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; plus

(xxvii)     with respect to any joint venture, an amount equal to the proportion of those items described in clause (a) of this definition relating to such joint venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(xxviii)     any fees, costs and expenses incurred in connection with the implementation of ASC 606 or ASC 842 and any non-cash losses or charges resulting from the application of ASC 606 or ASC 842; plus

(xxix)       the amount of non-recurring investments and expenses (including marketing expenses) related to license contracts; and

(b)            decreased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP (solely to the extent increasing Consolidated Net Income):

(i)            any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash gain, all as determined in accordance with GAAP (provided, that (x) if any non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain in the then-current period and (y) if any non-cash gain represents an unrealized or realized gains due to foreign exchange adjustments including, without limitation, gains in connection with currency and exchange rate fluctuations, and unrealized or realized gains or other obligations from hedging activities or other derivative instruments, such Person may determine not to deduct the relevant non-cash gain in the then-current period); plus

(ii)           the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash charge that is accounted for in a prior period and that was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and that does not otherwise reduce Consolidated Net Income for the current period; plus

(iii)          [reserved]; plus

(iv)          any net income from disposed, closed, abandoned or discontinued operations; plus

(v)          any unusual, extraordinary, exceptional, infrequent or non-recurring gains or items, whether or not classified as such under GAAP.

Notwithstanding the foregoing, but subject to any “run-rate” or pro forma adjustments, including for any Specified Transactions, Consolidated Adjusted EBITDA for the four consecutive fiscal quarters ending September 30, 2024 shall be deemed to be Closing Date EBITDA.

“Consolidated Current Assets” means, as of any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, and long-term accounts receivable.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP and long-term deferred revenue, excluding (a) the current portion of any Funded Debt, (b) the current portion of interest, (c) the current portion of current and deferred income taxes, (d) the current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs), (e) all Indebtedness consisting of Revolving Loans and Letter of Credit Obligations to the extent otherwise included therein, (f) the current portion of any Capitalized Lease Obligation, (g) deferred revenue arising from cash receipts that are earmarked for specific projects, (h)  the current portion of deferred acquisition costs and (i) the current portion of any other long-term liabilities.

“Consolidated First Lien Net Debt” means, as of any date of determination, Consolidated Secured Net Debt under the Facilities and any other Indebtedness (other than Intercompany Indebtedness) that is secured by a Lien on all or any portion of the Collateral on a pari passu basis (without regard to the control of remedies) with the Liens on the Collateral securing the Initial Term Loans, but excluding all (x) Capitalized Lease Obligations, (y) purchase money debt obligations and (z) Revolving Loans funded for working capital purposes.

“Consolidated Interest Expense” means, for any Test Period, the sum of:

(a)            cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Borrower and the Restricted Subsidiaries with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus

(b)            non-cash interest expense resulting solely from the amortization of OID from the issuance of Indebtedness of the Borrower and the Restricted Subsidiaries (excluding Indebtedness borrowed under this Agreement and other Indebtedness in connection with and to finance the Transactions) at less than par, plus

(c)            paid-in-kind interest expense of the Borrower and the Restricted Subsidiaries payable pursuant to the terms of the agreements governing such debt for borrowed money;

but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clause (b) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of Hedge Agreements, (iv) commissions, discounts, yield, make whole premium and other fees and charges (including any interest expense) incurred in connection with any permitted receivables financing, (v) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions, (vii) penalties and interest relating to taxes, (viii) accretion or accrual of discounted liabilities not constituting Indebtedness, (ix) interest expense attributable to a direct or indirect Parent Entity resulting from push-down accounting, (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Permitted Acquisition or similar Investment permitted hereunder, all as calculated on a consolidated basis in accordance with GAAP. For the avoidance of doubt, interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries in respect of Hedge Agreements relating to interest rate protection.

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted.

“Consolidated Net Income” means, with respect to any Person for any Test Period, the Net Income of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such consolidated net income (to the extent otherwise included therein), without duplication:

(a)            the Net Income for such Test Period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that the Borrower or any Restricted Subsidiary’s equity in the Net Income of such Person shall be included in the Consolidated Net Income of the Borrower for such Test Period up to the aggregate amount of dividends or distributions or other payments in respect of such equity that are actually paid in cash (or to the extent converted into cash) by such Person to Holdings or a Restricted Subsidiary, in each case, in such Test Period, to the extent not already included therein (subject in the case of dividends, distributions or other payments in respect of such equity made to a Restricted Subsidiary to the limitations contained in clause (b) below);

(b)            solely with respect to the calculation of Available Amount and Excess Cash Flow, the Net Income of any Restricted Subsidiary of such Person during such Test Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or requirement of Law applicable to such Restricted Subsidiary during such Test Period; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash to such Person or its Restricted Subsidiaries in respect of such Test Period;

(c)            any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized by such Person or any of its Restricted Subsidiaries during such Test Period upon any asset sale or other disposition of any Equity Interests of any Person (other than any dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries;

(d)            gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such Test Period;

(e)            earnings (or losses), including any impairment charge, resulting from any reappraisal, revaluation or write-up (or write-down) of assets during such Test Period;

(f)             (i) unrealized gains and losses with respect to Hedge Agreements for such Test Period and the application of Accounting Standards Codification 815 (Derivatives and Hedging) and (ii) any after-tax effect of income (or losses) for such Test Period that result from the early extinguishment of (A) Indebtedness, (B) obligations under any Hedge Agreements or (C) other derivative instruments;

(g)            any extraordinary, non-recurring or unusual gain (or extraordinary, non-recurring or unusual loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by such Person or any of its Restricted Subsidiaries during such Test Period;

(h)            the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such Test Period;

(i)              after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations for such Test Period;

(j)              effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP for such Test Period resulting from the application of purchase accounting in relation to the Transactions or any acquisition consummated prior to the Closing Date and any Permitted Acquisition, joint venture investment or other Investment or the amortization or write-off of any amounts thereof, net of taxes, for such Test Period;

(k)            any non-cash compensation charge or expense for such Test Period, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by, or to, management of such Person or any of its Restricted Subsidiaries in connection with the Transactions;

(l)              (i) Transaction Expenses incurred during such Test Period and (ii) any fees and expenses incurred during such Test Period, or any amortization thereof for such Test Period, in connection with any acquisition (other than the Transactions), Investment, disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt or equity instrument (in each case, including any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such Test Period as a result of any such transaction;

(m)            any expenses, charges or losses for such Test Period that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(n)            to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses for such Test Period with respect to liability or casualty events or business interruption; and

(o)            amortization of intangibles arising pursuant to GAAP.

“Consolidated Secured Net Debt” means, as of any date of determination, (a) (i) Consolidated Total Debt outstanding under the Facilities, (ii) and any secured refinancing indebtedness of the foregoing and (iii) any other Indebtedness that is (x) not subordinated in right of payment to the Initial Term Loans and (y) secured by a Lien on all or any portion of the Collateral that, in each case of clauses (i), (ii) and (iii), is outstanding as of such date (but excluding any (A) Capitalized Lease Obligations, (B) purchase money debt obligations and (C) Revolving Loans funded for working capital purposes), minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness (other than Intercompany Indebtedness) of Holdings and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis and as reflected on the face of a balance sheet prepared in accordance with GAAP (but excluding the effects of the application of purchase accounting in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereunder), consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit (to the extent not cash collateralized), and obligations in respect of Capitalized Leases as reflected on the consolidated balance sheet of Holdings to the extent in excess of $10 million and purchase money obligations and debt obligations evidenced by promissory notes or debentures; provided, that Consolidated Total Debt will not include Indebtedness in respect of (a) any Qualified Securitization Financing, (b) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided, that any unreimbursed amount under commercial letters of credit will not be counted as Consolidated Total Debt until three Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement will be counted)), (c) obligations under Hedge Agreements, (d) customary purchase money obligations incurred in the ordinary course, trade payable and earn outs and similar obligations except to the extent owing and not paid, (e) Indebtedness to the extent it has been cash collateralized, (f) any lease obligations, including any Capitalized Lease Obligations, and (g) Revolving Loans funded for working capital purposes.

“Consolidated Working Capital” means, as of any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contract Consideration” has the meaning specified in Section 2.07(b)(i)(B).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness in an aggregate principal amount at the time of the incurrence thereof not to exceed an amount equal to 200% of the amount of (i) any Permitted Equity Issuances during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date that are Not Otherwise Applied, (ii) the Available Amount and (iii) available dollar-based capacity under Section 7.06(s)(i) to make Restricted Payments, which for the avoidance of doubt shall reduce such dollar-based capacity under Section 7.06(s)(i).

“Control” has the meaning specified in the definition of “Affiliate.”

“Conversion/Continuation Notice” means a notice of (a) a conversion of Loans from one Type to another or (b) a continuation of SOFR Loans or RFR Loans pursuant to Article II, which, if in writing, shall be substantially in the form of Exhibit A-3.

“Corresponding Loan Amount” has the meaning assigned to it in Section 10.17(c).

“Covenant Trigger” has the meaning assigned to it in Section 8.01.

“Covenant Trigger Cure” has the meaning assigned to it in Section 8.02.

“Covered Entity” means any of the following:

(a)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R § 47.3(b); or

(c)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Agreement Refinancing Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary in the form of term loans, notes or revolving commitments; provided that:

(a)            such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, or refinance, in whole or part, Indebtedness that is either (i) Term Loans, (ii) Revolving Commitments or (iii) other Credit Agreement Refinancing Indebtedness (together, “Refinanced Debt”);

(b)            such Indebtedness is in an original aggregate principal amount not greater than the principal amount of the Refinanced Debt being exchanged, extended, renewed, replaced or refinanced, plus (i) the amount of all unpaid, accrued, or capitalized interest, penalties, premiums (including tender premiums) and other amounts payable with respect to the Refinanced Debt, (ii) underwriting discounts, fees, commissions, costs, expenses and other amounts payable with respect to such Credit Agreement Refinancing Indebtedness, and (iii) additional Indebtedness, that could be incurred pursuant to Section 7.03 (and any amounts so incurred shall be deemed a utilization under the applicable clause and shall reduce the amount available under such clause);

(c)            (i) the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Refinanced Debt (or, if shorter, the Initial Term Loans), and (ii) the final maturity date of such Credit Agreement Refinancing Indebtedness may not be earlier than the final maturity date of the Refinanced Debt (or, if shorter, the Initial Term Loans); provided that this clause (c) shall not apply to the incurrence of any such Indebtedness pursuant to the Inside Maturity Exception;

(d)            any mandatory prepayments of,

(i)            any Credit Agreement Refinancing Indebtedness that comprises notes or term loans that are either secured by Liens that are junior in priority to Liens securing Term Loans or are not secured by Liens on any Collateral may not be made except to the extent that prepayments are (A) permitted hereunder and (B) to the extent required hereunder, first made or offered to the Loans on a pro rata basis; and

(ii)            any Credit Agreement Refinancing Indebtedness that is Pari Passu Lien Debt shall be made on a pro rata basis or less than pro rata basis with any corresponding mandatory prepayment required hereunder of the Loans (but not greater than pro rata basis); provided this clause (ii) will not prohibit any repayment of such Credit Agreement Refinancing Indebtedness at maturity or with the proceeds of other Credit Agreement Refinancing Indebtedness;

(e)             if such Indebtedness is guaranteed by a Subsidiary Guarantor, is not also guaranteed by any Subsidiary other than a Subsidiary Guarantor (or becomes a Subsidiary Guarantor in connection therewith); and

(f)              if such Indebtedness is secured by a Lien on the Collateral:

(i)            such Indebtedness is not also secured by a Lien on any assets or property that does not constitute Collateral (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on property or assets applicable only to periods after the Latest Maturity Date of the Term Loans at the time of incurrence, (3) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders under the Term Loans and (4) if such Credit Agreement Refinancing Indebtedness is solely secured by assets not constituting Collateral, provided that such Refinancing Indebtedness described in (4) shall not exceed the greater of (A) 100% of Closing Date EBITDA and (B) 100% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination);

(ii)           a Debt Representative acting on behalf of the holders of such Indebtedness has become party to, or is otherwise subject to the provisions of, (A) if such Indebtedness is Pari Passu Lien Debt and documented outside of this Agreement, an Equal Priority Intercreditor Agreement or (B) if such Indebtedness is Junior Lien Debt and documented outside of this Agreement, the Junior Lien Intercreditor Agreement.

Credit Agreement Refinancing Indebtedness will be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Cure Expiration Date” has the meaning specified in Section 8.02.

“Cure Security” has the meaning specified in Section 8.02.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“DB” means Deutsche Bank AG New York Branch (together with its successors and assigns).

“Debt Representative” means, with respect to any series of Indebtedness secured by a Lien permitted under Section 7.01(i), (j), (ll), (mm) or (oo), Incremental Equivalent Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other Applicable Jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans that are Term Loans plus (c) 2.00% per annum; provided that with respect to the outstanding principal amount of any Loan not paid when due, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.05(c)) plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that,

(a)            has failed to (i) fund all or any portion of its Loans, including participations in respect of Letters of Credit within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Banks or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due,

(b)            has notified the Borrower, the Administrative Agent or the Issuing Banks in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c)            has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or

(d)            the Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) other than via an Undisclosed Administration, the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Borrower, the Issuing Banks and each Lender.

“Deliverable Obligation” means each obligation of the Loan Parties that would constitute a “Deliverable Obligation” under a market standard credit default swap transaction documented under the ISDA CDS Definitions and specifying any of the Loan Parties as a Reference Entity. Each capitalized term used but defined in the preceding sentence has the meaning specified in the ISDA CDS Definitions.

“Derivative Instrument” means with respect to a Person, any contract or instrument to which such Person is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any portion thereof) are based on the value and/or performance of the Loans and/or any Deliverable Obligations or “Obligations” (as defined in the ISDA CDS Definitions) with respect to the Loan Parties; provided that a “Derivative Instrument” will not include any contract or instrument that is entered into pursuant to bona fide market-making activities.

“Designated Jurisdiction” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so - called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, the non-government controlled areas of Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Designated Non-Cash Consideration” means the fair market value of any non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to the General Asset Sale Basket that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth in reasonable detail the basis of such valuation (which (i) certificates shall conclusively establish such value absent manifest error and (ii) amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty days following the consummation of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (excluding Liens and any sale of Equity Interests in, or issuance of Equity Interests by, a Restricted Subsidiary, but including, for the avoidance of doubt, any sale leaseback transaction and Division) of any property by any Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition,

(a)            matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale, casualty event or other event as long as any rights of the holders thereof upon the occurrence of such change of control, asset sale, casualty event or other event are subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and Cash Collateralization of all Letters of Credit),

(b)            is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part unless such redemption is conditioned on the prior repayment in full of the Loans and all other Obligations that are accrued, unpaid and payable and the termination of the Commitments and Cash Collateralization of all Letters of Credit,

(c)            provides for the scheduled payments of dividends in cash, or

(d)            is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests,

provided that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, or officers of Holdings, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, directors or officers, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s or officer’s termination, death or disability.

“Disqualified Lender” means,

(a)            the competitors of the Borrower and its Subsidiaries identified in writing by or on behalf of the Borrower (i) to the Lead Arrangers on or prior to the Closing Date, or (ii) to the Administrative Agent from time to time on or after the Closing Date,

(b)            (i) any Persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital (other than a bona fide debt fund affiliate) and (ii) those particular banks, financial institutions, other institutional lenders and other Persons, in the case of each of clauses (i) and (ii), to the extent identified in writing by or on behalf of the Borrower to the Lead Arrangers on or prior to the Closing Date;

(c)            any Affiliate of the Persons described in the preceding clauses (a) or (b) (in each case, other than any Affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course (except to the extent separately identified under clause (a) or (b) above)), in each case, that are either reasonably identifiable as such on the basis of their name or are identified as such in writing by or on behalf of the Borrower (i) to the Lead Arrangers on or prior to the Closing Date, or (ii) in the case of preceding clause (a) only, to the Administrative Agent from time to time on or after the Closing Date;

(d)            [reserved]; and

(e)            at any time, or with respect to any action (or proposed action) in connection with which, a Net Short Representation is required to be made (or deemed made) hereunder, any Lender (or prospective Lender) that has breached its Net Short Representation at such time or in connection with such action (or proposed action).

For the purpose of clauses (a) and (c) of this definition, such list shall be made available to the Administrative Agent and any additions, deletions or other modifications to the list of Disqualified Lenders shall become effective within three Business Days after delivery to the Administrative Agent. The Administrative Agent shall make the list of Disqualified Lenders available to any Lender, Participant or prospective Lender or Participant upon request by such Lender, Participant or prospective Lender or Participant; provided that such Lender, Participant or prospective Lender or Participant shall only make such request, to the extent and only to the extent, necessary to determine whether a proposed assignment, participation or disclosure of Information is permitted.

“Division” has the meaning specified in Section 1.02(d).

“Dollar”, “$” and “USD” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a)            with respect to any Loan denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held);

(b)            with respect to any Letter of Credit Obligation in Dollars (or any risk participation therein), the amount thereof; and

(c)            with respect to any other amount (i) if denominated in Dollars, the amount thereof and (ii) if denominated in any currency other than Dollars, subject to Section 1.09(e), the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as applicable, on the basis of the Exchange Rate (determined in respect of the most recent relevant date of determination) for the purchase of Dollars with such currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Prepayment Percentage” means,

(a)            50%, if the Borrower’s First Lien Net Leverage Ratio equals or exceeds the Closing Date First Lien Net Leverage Ratio less 0.50 to 1.00 (after giving effect to any Excess Cash Flow payment for such fiscal year),

(b)            25%, if such First Lien Net Leverage Ratio is less than the Closing Date First Lien Net Leverage Ratio less 0.50 to 1.00, but equals or exceeds the Closing Date First Lien Net Leverage Ratio less 1.00 to 1.00 (after giving effect to any Excess Cash Flow payment for such fiscal year), and

(c)            0%, if such First Lien Net Leverage Ratio is less than the Closing Date First Lien Net Leverage Ratio less 1.00 to 1.00 (after giving effect to any Excess Cash Flow payment for such fiscal year).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.07(b)(v); provided that the following Persons shall not be Eligible Assignees: (a) any Defaulting Lender, (b) any Disqualified Lender (other than a Net Short Lender); provided that, to the extent persons are identified as Disqualified Lenders in writing by you after the Closing Date pursuant to clauses (a) or (c) in the definition thereof, the inclusion of such persons as Disqualified Lenders shall not retroactively apply to prior assignments or participations made in compliance with applicable assignment or participation provisions, and (c) unless approved by the Borrower in its sole discretion (without giving effect to the proviso set forth in Section 11.07(b)(iii)(A), if applicable), any prospective Lender or Participant that would be a Net Short Lender immediately after giving effect to the assignment or participation pursuant to which such prospective Lender or Participant would become an actual Lender or Participant, as applicable.

“Enterprise Transformative Event” means any merger, acquisition, amalgamation, investment, dissolution, liquidation, consolidation or disposition that either (a) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide Holdings and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith or (c) involves consideration in excess of $100,000,000.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations by any Governmental Authority, or proceedings with respect to any Environmental Liability or pursuant to Environmental Law, including those (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to or required by any Environmental Law and (b) by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all applicable Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure of any person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equal Priority Intercreditor Agreement” means a “pari passu” intercreditor agreement substantially in the form attached hereto as Exhibit K-2 (which agreement in such form, with immaterial changes thereto or with changes thereto that are posted to the Lenders and not objected to in writing by the Required Lenders within five (5) Business Days, in each case, the Collateral Agent is authorized to enter into by all Lenders) or, if requested by the providers of Indebtedness permitted hereunder to be Pari Passu Lien Debt, another pari passu intercreditor arrangement reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Borrower, in each case as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof. Upon the request of the Borrower, the Administrative Agent and the Collateral Agent will execute and deliver an Equal Priority Intercreditor Agreement with one or more Debt Representatives for Pari Passu Lien Debt permitted hereunder.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414(m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) the imposition of any liability under Title IV of ERISA, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; (f) the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan; (g) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (h) the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA with respect to any Pension Plan; or (i) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA).

“Erroneous Payment” has the meaning assigned to it in Section 10.17(a).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.17(c).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Treaty” means the Treaty on European Union.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)            the sum, without duplication, of:

(i)            Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period, plus

(ii)           an amount equal to the amount of all non-cash charges (including depreciation and amortization) for such period to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period, plus

(iii)          decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period, the application of purchase accounting or the reclassification of items from short term to long term or vice versa), plus

(iv)          an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, plus

(v)          cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in such Consolidated Net Income; over

(b)            the sum, without duplication, of:

(i)            an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (a) through (l) (other than clause (g)) of the definition of “Consolidated Net Income”, plus

(ii)           an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income, plus

(iii)          increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period, the application of purchase accounting or the reclassification of items from short term to long term or vice versa), plus

(iv)         the aggregate amount of all principal payments of Indebtedness (including the principal component of payments in respect of Capitalized Leases) of the Borrower and the Restricted Subsidiaries to the extent such prepayments or repayments are not funded with the proceeds of Funded Debt (excluding any prepayment of (i) revolving loans to the extent there is not an equivalent permanent reduction in commitments thereunder or (ii) intercompany Indebtedness, provided that such intercompany Indebtedness was not itself funded with Indebtedness), plus

(v)          to the extent such were not deducted in calculating Consolidated Net Income for such period, the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of any principal of Indebtedness to the extent such prepayment of principal reduced Excess Cash Flow or reduced the mandatory prepayment required by Section 2.07(b)(i), plus

(vi)          the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period, including amounts permitted to be distributed in respect of Taxes pursuant to 7.06(h)(i) and the amount of withholding Taxes that are payable in cash if such income were repatriated to the U.S., plus

(vii)        cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in calculating Consolidated Net Income;

provided that, at the option of the Borrower, any item that meets the criteria of any sub-clause of this clause (b) after the end of the applicable period and prior to the applicable date of calculation of Excess Cash Flow for such period may, at the Borrower’s option, be included in the applicable period, but not in any calculation pursuant to this clause (b) for the subsequent calculation period if such election is made.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent), after consultation with the Administrative Agent, to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.19; provided that the Borrower shall not designate the Administrative Agent as the Exchange Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Exchange Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Exchange Agent.

“Exchange Rate” means, on any date with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m., London time, on such date on the applicable Bloomberg page for such currency. In the event that such rate does not appear on any Bloomberg page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying the exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later; provided that, if at the time of any such determination, for any reason no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method that it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error. For purposes of determining the Exchange Rate in connection with an Approved Foreign Currency or Alternative Currency, such Exchange Rate shall be determined as of the Exchange Rate Determination Date for the applicable date of Borrowing or issuance of Letter of Credit. Each of the Administrative Agent and each Issuing Bank shall promptly provide the Borrower with the then current Exchange Rate used by the Administrative Agent or such Issuing Bank, as applicable, upon the Borrower’s request therefor.

“Exchange Rate Determination Date” means purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to a Letter of Credit denominated in an Approved Foreign Currency or Alternative Currency, each date that is (i) two Business Days prior to the date of issuing, amending or extending such Letter of Credit, (ii) with respect to each issued Letter of Credit, on a monthly basis (or such other less frequent basis as the relevant Issuing Bank shall reasonably require) following the date on which a Letter of Credit is issued and (iii) a date of payment by the applicable Issuing Bank under such Letter of Credit.

“Excluded Asset” has the meaning specified in the Security Agreement.

“Excluded Equity Interests” has the meaning specified in the Security Agreement.

“Excluded Incremental Term Loan” means any (a) Incremental Term Loans incurred in connection with a Permitted Investment or Acquisition Transaction, (b) Incremental Term Loans in an original aggregate principal amount not to exceed the greater of (A) 50% of Closing Date EBITDA and (B) 50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, (c) Incremental Term Loans with a scheduled maturity date more than eight years after the Closing Date or (d) Incremental Term Loans that are not denominated in Dollars.

“Excluded Subsidiary” means:

(a)            any Subsidiary that is not a wholly-owned Subsidiary of the Borrower or a Guarantor,

(b)            any Foreign Subsidiary of the Borrower or of any direct or indirect Domestic Subsidiary or Foreign Subsidiary,

(c)            any FSHCO,

(d)            any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary or a FSHCO,

(e)            any Subsidiary that is prohibited or restricted by applicable Law from providing a Guaranty or by a binding contractual obligation existing on the Closing Date or at the time of the acquisition of such Subsidiary (and not incurred in contemplation of such acquisition) from providing a Guaranty (provided that such contractual obligation is not entered into by the Borrower or its Restricted Subsidiaries principally for the purpose of qualifying as an “Excluded Subsidiary” under this definition) or if such Guaranty would require governmental (including regulatory) or third party (other than Holdings, the Borrower or a Restricted Subsidiary) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained,

(f)             any special purpose securitization vehicle (or similar entity) including any Securitization Subsidiary created pursuant to a transaction permitted under this Agreement,

(g)            any Subsidiary that is a not-for-profit organization,

(h)            any Captive Insurance Subsidiary,

(i)             any other Subsidiary with respect to which, as reasonably determined by the Borrower in good faith and in consultation with the Administrative Agent, the cost or other consequences (including any adverse tax consequences (that are not de minimis)) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom,

(j)             any other Subsidiary to the extent the provision of a guaranty by such Subsidiary would result in adverse tax consequences (that are not de minimis) to Holdings (or any Parent Entity or other direct or indirect owner to the extent such adverse tax consequences (that are not de minimis) are related to its ownership of the Equity Interests in Holdings or the Borrower and its Restricted Subsidiaries), the Borrower or any of the Restricted Subsidiaries as reasonably determined by the Borrower in good faith,

(k)            any Unrestricted Subsidiary,

(l)             any Immaterial Subsidiary, and

(m)            any JV Entity;

provided that the Borrower, in its sole discretion (or in the case of any Foreign Subsidiary, with the consent of the Administrative Agent not to be unreasonably withheld), may cause any Restricted Subsidiary that qualifies as an Excluded Subsidiary under clauses (a) through (l) above to become a Guarantor in accordance with the definition thereof (subject to completion of any requested “know your customer” and similar requirements of the Administrative Agent) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary” (unless and until the Borrower elects, in its sole discretion, to designate such Persons as an Excluded Subsidiary).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” has the meaning specified in Section 3.01(a).

“Existing Debt” means outstanding indebtedness pursuant to the Existing Senior Credit Agreement.

“Existing Senior Credit Agreement” means that certain Credit Agreement, dated as of February 15, 2022, among the Borrower, Holdings, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Extended Commitments” means, collectively, Extended Revolving Commitments and Extended Term Commitments.

“Extended Loans” means, collectively, Extended Revolving Loans and Extended Term Loans.

“Extended Revolving Commitments” means the Revolving Commitments held by an Extending Lender.

“Extended Revolving Loans” means the Revolving Loans made pursuant to Extended Revolving Commitments.

“Extended Term Commitments” means the Term Loan Commitments held by an Extending Lender.

“Extended Term Loans” means the Term Loans made pursuant to Extended Term Commitments.

“Extending Lender” means each Lender accepting an Extension Offer.

“Extension” has the meaning specified in Section 2.18(a).

“Extension Amendment” has the meaning specified in Section 2.18(b).

“Extension Offer” has the meaning specified in Section 2.18(a).

“Facility” means the Loans made by the Lenders to the Borrower pursuant to Sections 2.01(a) and 2.02(a) (including the Closing Date Initial Term Loans and the Revolving Loans), any Extended Term Loans, any Extended Revolving Commitments and Extended Revolving Loans, any Incremental Term Loans, any Refinancing Revolving Loans or any Refinancing Term Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended or modified from time to time.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Federal Reserve Bank” means any of the twelve regional Federal Reserve Banks chartered under the laws of the United States.

“Fee Letter” means that certain Amended and Restated Engagement Letter, dated as of February 7, 2025, by and between the Borrower, the Lenders and Lead Arrangers party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Financial Covenant” has the meaning specified in Section 9.01(e).

“Financial Covenant Cross Default” has the meaning specified in Section 9.01(b).

“Financial Covenant Event of Default” has the meaning specified in Section 9.01(b).

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt outstanding as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower for such Test Period.

“Fitch” means Fitch Ratings, Inc., and any successor thereto.

“Fixed Incremental Amount” means, as of the date of measurement, the sum of:

(a)            the greater of (i) 100% of Closing Date EBITDA and (ii) 100% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, plus

(b)            the aggregate principal amount of any voluntary prepayments, redemptions and repurchases (including those made through (i) debt buybacks (whether or not offered to all lenders) and in the case of below-par repurchases in an amount equal to the face amount of debt subject to repurchase and (ii) amounts paid pursuant to “yank-a-bank” provisions with credit given to the face amount of debt repaid, to the extent that such indebtedness is retired rather than assigned) of the Facilities or of other indebtedness secured on a pari passu basis with or senior to the Initial Term Loans, in each case except to the extent such prepayments were funded with the proceeds of long-term indebtedness (other than revolving credit facilities or intercompany indebtedness (provided that such intercompany indebtedness was not itself funded with indebtedness)) of a Loan Party; plus

(c)            the principal amount of any permanent reduction in the aggregate Revolving Commitments as in effect the Closing Date (the amount in this clause (c) being solely the difference between (A) the aggregate Revolving Commitments as in effect on the Closing Date and (B) the Revolving Commitments after giving effect to such reduction); minus

(d)            without duplication of any amounts incurred in reliance on this definition, the sum of the aggregate amount of any Incremental Term Loans, Incremental Revolving Facilities or Incremental Equivalent Debt incurred and then outstanding in reliance on the Fixed Incremental Amount.

“Floor” means (a) with respect to the Initial Term Loans, 0.50% per annum and (b) with respect to the Revolving Facility, 0.00% per annum.

“Foreign Casualty Event” has the meaning specified in Section 2.07(b)(vi)(A).

“Foreign Disposition” has the meaning specified in Section 2.07(b)(vi)(A).

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Banks, such Defaulting Lender’s Pro Rata Share of the outstanding Letters of Credit Obligations other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any direct or indirect Subsidiary of the Borrower, substantially all of the assets of which consist (directly or indirectly through disregarded entities or partnerships) of (i) Equity Interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) or (ii) Equity Interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) and Indebtedness, in either case of clauses (i) and (ii), in one or more Foreign Subsidiaries and/or one or more other FSHCOs.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision of a Loan Document to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) (any such change, an “Accounting Change”)) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“General Asset Sale Basket” has the meaning specified in Section 7.05(k).

“Global Intercompany Note” means a promissory note, dated as of the Closing Date, executed by Holdings, the Borrower and, to the extent required under Section 7.03(e) or clause (6) of the proviso of the definition of Indebtedness, other Restricted Subsidiaries.

“GS” means Goldman Sachs Bank USA (together with its successors and assigns).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grant Event” means the occurrence of any of the following:

(a)            the formation or acquisition by a Loan Party of a new wholly-owned Subsidiary (other than an Excluded Subsidiary);

(b)            the designation in accordance with Section 6.13 of a wholly-owned Subsidiary (other than an Excluded Subsidiary) of any Loan Party as a Restricted Subsidiary;

(c)            any Person becoming a wholly-owned Subsidiary (other than an Excluded Subsidiary); or

(d)            any wholly-owned Restricted Subsidiary of a Loan Party ceasing to be an Excluded Subsidiary.

“Granting Lender” has the meaning specified in Section 11.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means Holdings and each Restricted Subsidiary that executed a counterpart to the Guaranty (or a joinder thereto) on the Closing Date or thereafter pursuant to Section 6.11, in each case, other than any Excluded Subsidiaries.

“Guaranty” means (a) that certain Guaranty, dated as of the Closing Date, made by Holdings and the other Guarantors from time to time party thereto in favor of the Administrative Agent on behalf of the Secured Parties and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Guaranty Release Event” has the meaning specified in Section 10.11(a)(iii).

“Hazardous Materials” means any hazardous or toxic chemicals, materials, substances or waste which is listed, classified or are regulated by any Governmental Authority as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic wastes,” “contaminants” or “pollutants,” or words of similar import or which could result in any liability, under Environmental Law due to their dangerous or deleterious properties or characteristics, including per- and polyfluoroalkyl substances, petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and urea formaldehyde.

“Historical Financial Statements” means (a) the Closing Date Audited Financials, and (b) the Closing Date Unaudited Financial Statements.

“Hedge Agreement” means any agreement with respect to (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Hedge Bank” means (i) any Person that is an Agent, a Lender, a Lead Arranger or an Affiliate of any of the foregoing on the Closing Date (with respect to any Secured Hedge Agreement entered into on or prior to the Closing Date) or at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, a Lead Arranger or an Affiliate of any of the foregoing or (ii) any other Person designated by the Borrower as a “Hedge Bank” by written notice to the Administrative Agent; provided, at the time of entering into a Secured Hedge Agreement, no Hedge Bank shall be a Defaulting Lender.

“Holdings” has the meaning specified in the preliminary statements to this Agreement, together with any Successor Holdings permitted hereunder.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of the Borrower other than a Material Subsidiary.

“Incremental Amendment” has the meaning specified in Section 2.16(e).

“Incremental Amount” has the meaning specified in Section 2.16(c).

“Incremental Equivalent Debt” means Indebtedness; provided that at the time of incurrence thereof:

(a)            the aggregate principal amount of all Incremental Equivalent Debt on any date such Indebtedness is incurred (or commitments with respect thereto are made) shall not, together with any Incremental Revolving Facilities and/or Incremental Term Facilities then outstanding, exceed the Incremental Amount;

(b)            any Incremental Equivalent Debt:

(i)            that is Pari Passu Lien Debt shall not mature prior to the Latest Maturity Date of, and shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of, the Initial Term Loans; or

(ii)            that is Junior Lien Debt or Indebtedness that is not secured by a Lien on all or any portion of the Collateral shall not mature, or have scheduled amortization, prior to the date that is 91 days following the Latest Maturity Date of the Initial Term Loans;

provided, that this clause (b) shall not apply to the incurrence of any such Indebtedness pursuant to the Inside Maturity Exception;

(c)            except for Indebtedness incurred pursuant to the Inside Maturity Exception, any mandatory prepayments of any Incremental Equivalent Debt:

(i)            that is Pari Passu Lien Debt shall be made on a pro rata basis or less than pro rata basis with any corresponding mandatory prepayment of the Loans (but not on a greater than pro rata basis, except for (A) any repayment of such Incremental Equivalent Debt at maturity and (B) any greater than pro rata repayment of such Incremental Equivalent Debt with the proceeds of a Permitted Refinancing thereof); and

(ii)            that comprises Junior Lien Debt or Indebtedness that is not secured by a Lien on all or any portion of the Collateral may not be made unless, to the extent required hereunder, such prepayments are first made or offered to the Loans on a pro rata basis; and

(d)            a Debt Representative acting on behalf of the holders of such Incremental Equivalent Debt has become party to, or is otherwise subject to the provisions of, (A) if such Incremental Equivalent Debt is Pari Passu Lien Debt and documented outside of this Agreement, an Equal Priority Intercreditor Agreement and (B) if such Incremental Equivalent Debt is Junior Lien Debt and documented outside of this Agreement, a Junior Lien Intercreditor Agreement.

Incremental Equivalent Debt will be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Incremental Facility” has the meaning specified in Section 2.16(a).

“Incremental Loans” has the meaning specified in Section 2.16(a).

“Incremental Revolving Facilities” has the meaning specified in Section 2.16(a).

“Incremental Revolving Facility Lender” has the meaning specified in Section 2.16(i).

“Incremental Revolving Loans” has the meaning specified in Section 2.16(a).

“Incremental Term Facilities” has the meaning specified in Section 2.16(a).

“Incremental Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Incremental Term Loan and “Incremental Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Incremental Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Incremental Term Loans of such Lenders; provided, at any time prior to the making of the Incremental Term Loans, the Incremental Term Loan Exposure of any Lender shall be equal to such Lender’s Incremental Term Loan Commitment.

“Incremental Term Loans” has the meaning specified in Section 2.16(a).

“Indebtedness” means, with respect to any Person, without duplication,

(a)            any indebtedness (including principal or premium) of such Person in respect of borrowed money; any indebtedness evidenced by bonds, notes, debentures, loan agreements or similar instruments; letters of credit and banker’s acceptances (or, without double counting, reimbursement agreements in respect thereof); Capitalized Lease Obligations; the balance deferred and unpaid of the purchase price of any property to the extent the same would be required to be shown as a liability on the balance sheet of such Person prepared in accordance with GAAP;

(b)            (i) to the extent not otherwise included, any Guarantee by such Person of the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business and (ii) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any property owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness for purposes of this clause (ii) will be the lesser of the fair market value of such property at such date of determination and the amount of Indebtedness so secured;

(c)            net obligations of such Person under any Hedge Agreement to the extent such obligations would appear as a net liability on a balance sheet of such Person (other than in the footnotes) prepared in accordance with GAAP; and

(d)            all obligations of such Person in respect of Disqualified Equity Interests;

provided that, notwithstanding the foregoing, Indebtedness will be deemed not to include indebtedness, guarantees or obligations that are (1) contingent obligations incurred in the ordinary course of business unless and until such obligations are non-contingent, (2) trade payables, (3) customary purchase money obligations incurred in the ordinary course, (4) earn outs, purchase price holdbacks or similar obligations, (5) intercompany liabilities arising in the ordinary course of business constituting Short Term Advances, (6) loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extension of terms) (such loans and advances, “Short Term Advances”); provided that such advances are subject to the Global Intercompany Note and (7) Indebtedness of any direct or indirect Parent Entity appearing on the balance sheet of such Person solely by reason of push down accounting under GAAP. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnitees” has the meaning specified in Section 11.05.

“Independent Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Independent Financial Advisor” means an accounting firm of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged (which shall include any of the “Big Four” accounting firm or Alvarez and Marsal, Baker Tilly US, LLP, BDO USA LLP, CohnReznick LLP, FTI, Grant Thornton LLP, Moss Adams LLP, CliftonLarsonAllen LLP and RSM US LLP) or another accounting, appraisal or investment banking firm or consultant reasonably acceptable to the Administrative Agent.

“Information” has the meaning specified in Section 11.08.

“Initial Term Loan Commitment” means, as to each Lender, its obligation to make a Closing Date Initial Term Loan to the Borrower hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Closing Date Initial Term Loans to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The initial amount of each Lender’s Initial Term Loan Commitment is set forth on Schedule 2.01 under the caption “Initial Term Loan Commitment”. The aggregate amount of the Initial Term Loan Commitments is $1,325,000,000.

“Initial Term Loans” means the Closing Date Initial Term Loans.

“Inside Maturity Exception” means Indebtedness consisting of any combination of Incremental Facilities, Incremental Equivalent Debt, Permitted Ratio Debt or Indebtedness incurred (and, for the avoidance of doubt, not assumed) pursuant to Section 7.03(l)(iii) and any Permitted Refinancing of the foregoing that is designated by the Borrower as being incurred pursuant to this provision; provided that such Indebtedness either (a) is in an original principal amount not to exceed the greater of (i) 50% of Closing Date EBITDA and (ii) 50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, (b) incurred under (or reclassified to) the Ratio Amount, or (c) constitutes bridge financings, escrow or other similar arrangements, the terms of which provide for automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the latest maturity date of the Initial Term Loans.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Indebtedness” means Indebtedness by and among Holdings, the Borrower and any Restricted Subsidiary.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, IP Rights assignment or transfer agreement, any related agreements or similar agreements, in each case where all parties to such agreement are one or more of the Borrower or a Restricted Subsidiary.

“Intercreditor Agreements” means any Junior Lien Intercreditor Agreement, any Equal Priority Intercreditor Agreement and any other intercreditor agreement governing lien priority, in each case that may be executed by the Collateral Agent from time to time.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Interest Expense, in each case for the Test Period as of such date.

“Interest Payment Date” means, (a) as to any SOFR Loan, the last Business Day of each Interest Period applicable to such SOFR Loan and the applicable Maturity Date; provided that if any Interest Period for such SOFR Loan exceeds three months, the respective dates (which shall be a Business Day) that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the applicable Maturity Date, (c) as to any Base Rate Loan, the last Business Day of each fiscal quarter and the applicable Maturity Date and (d) to the extent necessary to create a fungible tranche of Term Loans, the date of the incurrence of any Incremental Term Loans.

“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter, or to the extent consented to by each applicable Lender and the Administrative Agent, twelve months (in each case, subject to the availability thereof), as selected by the Borrower in its Committed Loan Notice; provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)            no Interest Period shall extend beyond the applicable Maturity Date; and

(d)            no tenor that has been removed from this definition pursuant to Section 3.09(d) shall be available.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of:

(a)            the purchase or other acquisition (including by merger or otherwise) of Equity Interests or debt or other securities of another Person;

(b)            a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, but excluding any Short Term Advances; or

(c)            the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of another Person;

provided that the following shall not constitute an Investment: (i) intercompany advances between and among the Borrower and its Restricted Subsidiaries relating to their cash management, tax and accounting operations in the ordinary course of business and (ii) intercompany loans, advances or Indebtedness between and among the Borrower and its Restricted Subsidiaries having a term not exceeding 364 days and made in the ordinary course of business.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower, in each case regardless of credit watch or outlook.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means Internal Revenue Service of the United States.

“Issuance Notice” means an Issuance Notice in respect of letters of credit substantially in the form of Exhibit A-2.

“Issuing Bank” means each of Morgan Stanley, Jefferies, DB, BMO, WF and GS, each as an Issuing Bank hereunder, together with its permitted successors and assigns in such capacity, and any other Revolving Lender that becomes an Issuing Bank in accordance with Section 2.04(k) or (m). Any Issuing Bank may cause Letters of Credit to be issued by a branch or an Affiliate of such Issuing Bank or by another financial institution designated by such Issuing Bank, and all Letters of Credit issued by any such Affiliate or any such designated financial institution shall be treated as being issued by such Issuing Bank for all purposes under the Loan Documents. Notwithstanding the foregoing, Jefferies will cause Letters of Credit to be issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by Jefferies for all purposes under the Loan Documents.

“Jefferies” means Jefferies Finance LLC (together with its successors and assigns).

“Joint Bookrunners” means Morgan Stanley, Jefferies, DB, BMOCM and WFS.

“Junior Financing” means any Material Indebtedness that is contractually subordinated in right of payment to the Obligations expressly by its terms.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Debt” means any Indebtedness that is secured by a Lien on all or any portion of the Collateral that has a priority that is contractually junior to the Lien on such Collateral that secure the Obligations.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement, substantially in the form attached hereto as Exhibit K-1 (which agreement in such form, with immaterial changes thereto or with changes thereto that are posted to the Lenders and not objected to in writing by the Required Lenders within five (5) Business Days, in each case, the Collateral Agent is authorized to enter into by all Lenders), or, if requested by the providers of Indebtedness permitted hereunder to be Junior Lien Debt, another lien subordination arrangement reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Borrower, in each case as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof. Upon the request of the Borrower, the Administrative Agent and the Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with one or more Debt Representatives for secured Indebtedness that is permitted to be incurred hereunder as Junior Lien Debt.

“JV Entity” means any joint venture of the Borrower or any Restricted Subsidiary that is not a Subsidiary.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Refinancing Term Loan, any Refinancing Revolving Loan, any Extended Term Loan or any Extended Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the legally-binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning specified in Section 1.08(g).

“LCT Test Date” has the meaning specified in Section 1.08(g).

“Lead Arrangers” means Morgan Stanley, DB, BMOCM, Jefferies and WFS.

“Lender” has the meaning specified in the introductory paragraph to this Agreement (and, for the avoidance of doubt, includes each Revolving Lender and each Term Loan Lender), and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” Each Additional Lender shall be a Lender to the extent any such Person has executed and delivered a Refinancing Amendment or an Incremental Amendment, as the case may be, and to the extent such Refinancing Amendment or Incremental Amendment shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means a letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement, which letter of credit shall be (a) a standby letter of credit or (b) solely to the extent agreed by the applicable Issuing Bank in its sole discretion, a commercial or “trade” letter of credit; provided that, notwithstanding anything in this Agreement to the contrary, no Issuing Bank shall be obligated to issue Letters of Credit that are not standby Letters of Credit in Dollars.

“Letter of Credit Advance” means, as to any Revolving Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Pro Rata Share.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank, together with an Issuance Notice.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower on the date when made or refinanced as a Revolving Loan Borrowing.

“Letter of Credit Documents” means, as to any Letter of Credit, each Letter of Credit Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower or in favor of such Issuing Bank and relating to such Letter of Credit.

“Letter of Credit Sublimit Expiration Date” means the day that is five (5) Business Days prior to the Revolving Commitment Maturity Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of any Loan Party to each Issuing Bank with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding.

“Letter of Credit Percentage” means, (a) initially with respect to Morgan Stanley, 25.0%, Jefferies, 17.0%, DB, 17.0%, BMO, 15.0%, GS, 15.0% and WF, 11.0% (in each case, as may be reduced to reflect any percentage allocated to another Issuing Bank pursuant to the immediately succeeding clause (b)) and (b) from time to time after the Closing Date with respect to any other Issuing Bank, a percentage to be agreed between the Borrower and such Issuing Bank.

“Letter of Credit Sublimit” means the greater of (a) $40,000,000 and (b) such higher amount as the Borrower, the Revolving Lenders and the applicable Issuing Bank(s) may from time to time agree in accordance with the terms and conditions herein.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the aggregate amount of all Reimbursement Obligations outstanding at such time.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease or a precautionary UCC-1 filing in respect thereof in and of itself be deemed a Lien.

“Limited Condition Transaction” means any (x) Permitted Investment, acquisition, merger, amalgamation or similar transaction or Disposition, (y) repayment of Junior Financing (including with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered) and (z) any Restricted Payment (including, in the case of each of clauses (x) through (z), any such transaction that is subject to a letter of intent, public announcement, public offer or a purchase agreement).

“Loan” means a Term Loan and a Revolving Loan made by a Lender to the Borrower under Article II (including Section 2.16).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, Incremental Amendment or Extension Amendment, (d) the Guaranty, (e) the Collateral Documents, (f) any Intercreditor Agreements required to be entered into pursuant to the terms of this Agreement, (g) the Global Intercompany Note, (h) the Agent Fee Letter, (i) the Fee Letter and (j) any other document or agreement designated as such by the Borrower and the Administrative Agent.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Management Stockholders” means (a) any Company Person who is an investor in Holdings or any other direct or indirect Parent Entity of Holdings, (b) family members of any of the individuals identified in the foregoing clause (a), (c) trusts or similar estate planning vehicles, partnerships or limited liability companies for the benefit of any of the individuals identified in the foregoing clause (a) or (b), and (d) heirs, executors, estates, successors and legal representatives of the individuals identified in the foregoing clause (a) or (b).

“Margin Stock” has the meaning set forth in Regulation U.

“Market Capitalization” means an amount equal to (a) the sum of (i) the total number of issued and outstanding shares of common stock of the Borrower or any Parent Entity on the date of the initial public offering of the shares of common stock of the Borrower or such Parent Entity, plus (ii) the total number of shares of common stock of the Borrower or any Parent Entity that are actually issued, if any, upon exercise of the “overallotment option” granted to the underwriters of such initial public offering, multiplied by (b) the initial public offering price of such shares of common stock.

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) the rights and remedies of the Collateral Agent, the Administrative Agent, or any Issuing Bank under any Loan Document.

“Material Domestic Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s Domestic Subsidiaries that is a Restricted Subsidiary (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Restricted Subsidiaries of such Domestic Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of the consolidated total assets of the Borrower and the Restricted Subsidiaries as of the last day of such Test Period, in each case determined in accordance with GAAP or (b) whose revenues for such Test Period (when taken together with the revenues of the Restricted Subsidiaries of such Domestic Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clause (a) or (b) comprise in the aggregate more than (when taken together with the total assets of the Restricted Subsidiaries of such Domestic Subsidiaries at the last day of the most recent Test Period) 10.0% of the total consolidated assets of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Restricted Subsidiaries of such Domestic Subsidiaries for such Test Period) 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries for such Test Period (or, in each case, on any date when re-designated as an Excluded Subsidiary pursuant to paragraph (l) of the definition of “Excluded Subsidiary”), then the Borrower shall, not later than sixty days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement or on the date of such re-designation (as applicable) (or in each case such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 with respect to any such Subsidiaries.

“Material Foreign Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s Foreign Subsidiaries that is a Restricted Subsidiary (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Restricted Subsidiaries of such Foreign Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of the consolidated total assets of the Borrower and the Restricted Subsidiaries as of the last day of such Test Period, in each case determined in accordance with GAAP or (b) whose revenues for such Test Period (when taken together with the revenues of the Restricted Subsidiaries of such Foreign Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Foreign Subsidiaries that are not Material Foreign Subsidiaries comprise in the aggregate more than (when taken together with the total assets of the Restricted Subsidiaries of such Foreign Subsidiaries at the last day of the most recent Test Period) 10.0% of the total consolidated assets of the Borrower and the Restricted Subsidiaries that are Foreign Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Restricted Subsidiaries of such Foreign Subsidiaries for such Test Period) 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries that are Foreign Subsidiaries for such Test Period (or, in each case, on any date when re-designated as an Excluded Subsidiary pursuant to paragraph (l) of the definition of “Excluded Subsidiary”), then the Borrower shall, not later than sixty days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement or on the date of such re-designation (as applicable) (or in each case such longer period as the Administrative Agent may agree in its reasonable discretion), designate in writing to the Administrative Agent one or more of such Foreign Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true.

“Material Indebtedness” means, as of any date, Indebtedness for borrowed money on such date of any Loan Party in an aggregate principal amount exceeding the Threshold Amount; provided that in no event shall any of the following be Material Indebtedness (a) Indebtedness under a Loan Document, (b) obligations in respect of a Qualified Securitization Financing, (c) Capitalized Lease Obligations, (d) Indebtedness held by a Loan Party or any Indebtedness held by an Affiliate of a Loan Party and (e) Indebtedness under Hedge Agreements.

“Material IP” shall mean Intellectual Property that is owned by and used in the business of Holdings, the Borrower and the Restricted Subsidiaries, and individually, or in the aggregate when taken together with all applicable Intellectual Property, (i) accounts for revenues for the Test Period most recently ended, greater than 7.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such Test Period, determined in accordance with GAAP or (ii) the loss of which would reasonably be expected to result in a Material Adverse Effect on the business of the Loan Parties, taken as a whole (as determined by the Borrower in good faith, which determination shall be conclusive).

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means:

(a)            with respect to the Initial Term Loans that have not been extended pursuant to Section 2.18, the date that is the earlier of (i) seven years after the Closing Date and (ii) the date such Term Loans are declared due and payable pursuant to Section 9.02,

(b)            with respect to the Revolving Loans, the date that is the earlier of (i) five years after the Closing Date and (ii) the date Revolving Loans are declared due and payable pursuant to Section 9.02,

(c)            with respect to any tranche of Extended Term Loans and/or Extended Revolving Commitments, the earlier of (i) the final maturity date as specified in the applicable Extension Amendment and (ii) the date such tranche of Extended Term Loans and/or Extended Revolving Commitments are terminated and/or declared due and payable pursuant to Section 9.02,

(d)            with respect to any Refinancing Term Loans or Refinancing Revolving Loans, the earlier of (i) the final maturity date as specified in the applicable Refinancing Amendment and (ii) the date such Refinancing Term Loans or Refinancing Revolving Loans are declared due and payable pursuant to Section 9.02, and

(e)            with respect to any Incremental Term Loans, the earlier of (i) the final maturity date as specified in the applicable Incremental Amendment and (ii) the date such Incremental Term Loans are declared due and payable pursuant to Section 9.02;

provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 11.10.

“MFN Provision” has the meaning specified in Section 2.16(h).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Banks, as the case may be, in their sole discretion.

“Minimum Tender Condition” has the meaning specified in Section 2.19(b).

“Minority Investment” means any Person other than a Subsidiary in which the Borrower or any Restricted Subsidiary owns any Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Morgan Stanley” has the meaning specified in the preliminary statements hereto.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to:

(a)            the Disposition of any asset constituting Collateral by the Borrower or any Restricted Subsidiary or any Casualty Event constituting Collateral, the excess, if any, of:

(i)            the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries), over

(ii)            the sum of,

(A)            the principal amount, premium or penalty, if any, interest, breakage costs and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event or owed by a Non-Loan Party and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, Pari Passu Lien Debt or Junior Lien Debt),

(B)            the out-of-pocket fees and expenses (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and re-cording charges, transfer and similar taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event and restoration costs following a Casualty Event,

(C)            taxes paid or payable (or reasonably estimated to be payable or accrued as a liability under GAAP) in connection with such Disposition or Casualty Event and distributions made pursuant to Section 7.06(h)(i) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds,

(D)            in the case of any Disposition or Casualty Event by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Restricted Subsidiary as a result thereof, and

(E)            any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E);

provided that for purposes of Section 2.07, (I) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such amount exceeds the greater of (a) 20% of Closing Date EBITDA and (b) 20% of TTM Consolidated Adjusted EBITDA and (II) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year exceeds the greater of (a) 35% of Closing Date EBITDA and (b) 35% of TTM Consolidated Adjusted EBITDA (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)) (such amount, “Asset Sale / Casualty Trigger Amount”); and

(b)            the sale, incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of:

(i)            the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over

(ii)           taxes paid or reasonably estimated to be payable as a result thereof (including taxes imposed on the distribution or repatriation of any such proceeds (regardless of whether such distribution or repatriation actually occurs), and tax distributions permitted under Section 7.06(h)(i)), fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such sale, incurrence or issuance.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP (determined, for the avoidance of doubt, on an unconsolidated basis) and before any reduction in respect of preferred stock dividends.

“Net Short Lender” means at any date of determination, each Lender that has a Net Short Position as of such date; provided that Unrestricted Lenders shall not be Net Short Lenders.

“Net Short Position” means, with respect to a Lender (other than an Unrestricted Lender), as of a date of determination, the net positive position, if any, held by such Lender that is remaining after deducting any long position that the Lender holds (i.e., a position (whether as an investor, lender or holder of Loans, debt obligations and/or Derivative Instruments) where the Lender is exposed to the credit risk of Deliverable Obligations of the Loan Parties) from any short positions (i.e., a position as described above, but where the Lender is instead protected from the credit risk described above).

For purposes of determining whether a Lender (other than an Unrestricted Lender) has a Net Short Position on any date of determination:

(i)            Derivative Instruments shall be counted at the notional amount (in Dollars) of such Derivative Instrument; provided that, subject to clause (v) below, the notional amount of Derivative Instruments referencing an index that includes any of the Loan Parties or any bond or loan obligation issued or guaranteed by any Loan Party shall be determined in proportionate amount and by reference to the percentage weighting of the component which references any Loan Party or any bond or loan obligation issued or guaranteed by any Loan Party that would be a “Deliverable Obligation” or an “Obligation” (as defined in the ISDA CDS Definitions) of the Loan Parties;

(ii)           notional amounts of Derivative Instruments in other currencies shall be converted to the Dollar equivalent thereof by such Lender in accordance with the terms of such Derivative Instruments, as applicable; provided that if not otherwise provided in such Derivative Instrument, such conversion shall be made in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate determined (on a mid-market basis) by such Lender, acting in a commercially reasonable manner, on the date of determination;

(iii)          Derivative Instruments that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (or any successor definitions thereof, collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans if such Lender is a protection buyer or the equivalent thereof for such Derivative Instrument and (A) the Loans are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner) or (B) the Loans would be a “Deliverable Obligation” or an “Obligation” (as defined in the ISDA CDS Definitions) of the Loan Parties under the terms of such derivative transaction;

(iv)          credit derivative transactions or other Derivative Instruments not documented using the ISDA CDS Definitions shall be counted for purposes of the Net Short Position determination if, with respect to the Loans, such transactions are functionally equivalent to a transaction that offers such Lender protection in respect of the Loans; and

(v)           Derivative Instruments in respect of an index that includes any of the Loan Parties or any instrument issued or guaranteed by any of the Loan Parties shall not be deemed to create a short position, so long as (A) such index is not created, designed, administered or requested by such Lender and (B) the Loan Parties, and any Deliverable Obligation of the Loan Parties, collectively, shall represent less than 5.0% of the components of such index.

“Net Short Representation” means, with respect to any Lender (other than an Unrestricted Lender) at any time, a representation and warranty (including any deemed representation and warranty, as the case may be) from such Lender to the Borrower that it is not (x) a Net Short Lender at such time or (y) knowingly and intentionally acting in concert with any of its Affiliates for the express purpose of creating (and in fact creating) the same economic effect with respect to the Loan Parties as though such Lender were a Net Short Lender at such time.

“Non-Bank Certificate” has the meaning specified in Section 3.01(b).

“Non-Consenting Lender” has the meaning specified in the penultimate paragraph of Section 3.07.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party” means any Restricted Subsidiary of the Borrower that is not a Loan Party.

“Non-Responding Lender” has the meaning specified in Section 11.1(i).

“Nonrenewal Notice Date” has the meaning specified in Section 2.04(b)(iii).

“Not Otherwise Applied” means, with reference to the amount of any Permitted Equity Issuances that is proposed to be applied to a particular use or transaction, that such amount was not previously applied in determining the permissibility of a transaction under the Loan Documents (including, for the avoidance of doubt, any use of such amount to increase the Available Amount) where such permissibility was (or may have been) contingent on the receipt or availability of such amount.

“Note” means each of the Term Loan Notes and the Revolving Loan Notes.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(a).

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, (b) obligations of any Loan Party arising under any Secured Hedge Agreement and (c) Cash Management Obligations; provided that “Obligations” shall exclude any Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party and to provide Cash Collateral under any Loan Document.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“OID” means original issue discount.

“Organization Documents” means,

(a)            with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b)           with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(c)           with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable ECF Indebtedness” has the meaning specified in Section 2.07(b)(i).

“Other Applicable Indebtedness” has the meaning specified in Section 2.07(b)(ii).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning specified in Section 3.01(f).

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Entity” has the meaning specified in Section 6.01.

“Pari Passu Lien Debt” means any Indebtedness that is secured by Liens on all or any portion of the Collateral that is pari passu in priority with the Liens on Collateral that secure the Initial Term Loans.

“Participant” has the meaning specified in Section 11.07(d).

“Participant Register” has the meaning specified in Section 11.07(e).

“Payment Recipient” has the meaning assigned to it in Section 10.17(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made, or has had an obligation to make, contributions at any time in the preceding five plan years.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means an Acquisition Transaction together with other Investments undertaken to consummate such Acquisition Transaction; provided that:

(a)            after giving Pro Forma Effect to any such Acquisition Transaction or Investment, at the applicable time determined in accordance with Section 1.08, no Specified Event of Default shall have occurred and be continuing;

(b)           the business of such Person, or such assets, as the case may be, constitutes a business permitted by Section 6.17; and

(c)            with respect to each such purchase or other acquisition, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each Subsidiary thereof that constitutes a Restricted Subsidiary) or assets in order to satisfy the requirements set forth in Section 6.11 to the extent applicable shall have been taken (or shall be taken), to the extent required by such section (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made) (unless such newly created or acquired Subsidiary constitutes an Excluded Subsidiary or is designated as an Unrestricted Subsidiary).

“Permitted Debt Exchange” has the meaning specified in Section 2.19(a).

“Permitted Debt Exchange Offer” has the meaning specified in Section 2.19(a).

“Permitted Equity Issuance” means any:

(a)            public or private sale or issuance of any Qualified Equity Interests of the Borrower or any Parent Entity (to the extent the proceeds of such sale or issuance are contributed by such Parent Entity to the Borrower) (other than a Specified Equity Contribution);

(b)           contribution to the equity capital of the Borrower (other than (i) a Specified Equity Contribution or (ii) in exchange for Disqualified Equity Interests); or

(c)            sale or issuance of Indebtedness of the Borrower or any Parent Entity (to the extent the proceeds of such sale or issuance are contributed by such Parent Entity to the Borrower) (other than Intercompany Indebtedness) that has been converted into or exchanged for Qualified Equity Interests of Holdings, the Borrower or any Parent Entity;

provided that the amount of any Permitted Equity Issuance will be the amount of cash and Cash Equivalents received by the Borrower from any Person other than a Restricted Subsidiary in connection with such sale, issuance or contribution and the fair market value of any other property received by the Borrower from any other Person other than a Restricted Subsidiary in connection with such sale, issuance or contribution (measured at the time made), without adjustment for subsequent changes in the value.

“Permitted Holders” means any:

(a)            the Sponsors and Co-Investors;

(b)           the Management Stockholders and rollover equity investors;

(c)            Solus Alternative Asset Management LP and its Affiliates (excluding portfolio companies of such Persons);

(d)           any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the Persons described in clauses (a), (b) or (c) above are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (a), (b) or (c) above, collectively, beneficially own (as defined in Rules 13(d) and 14(d) of the Exchange Act) Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interest of Holdings (or any Successor Holdings, if applicable) then held by such group);

(e)            any Parent Entity, for so long as a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such Parent Entity is beneficially owned (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, by one or more Permitted Holders described in clauses (a), (b), (c) and/or (e) of the definition thereof; and

(f)            any Permitted Plan.

“Permitted Intercompany Activities” means any transactions between or among the Borrower and the Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of the Borrower and the Restricted Subsidiaries and, in the reasonable determination of the Borrower are necessary or advisable in connection with the ownership or operation of the business of the Borrower and the Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs.

“Permitted Investment” means (a) any Permitted Acquisition, (b) any Acquisition Transaction permitted hereunder and/or (c) any other Investment or acquisition permitted hereunder.

“Permitted Investors” means (a) the Sponsors, (b) each of the Affiliates and investment managers of the Sponsors, (c) any fund or account managed by any of the persons described in clauses (a) or (b) of this definition, (d) any employee benefit plan of Holdings or any of its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (e) investment vehicles of members of management of Holdings or the Borrower but excluding natural persons, Holdings, the Borrower, and their respective Subsidiaries.

“Permitted Junior Secured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is Junior Lien Debt.

“Permitted Lien” means any Lien permitted under Section 7.01.

“Permitted Pari Passu Secured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is Pari Passu Lien Debt.

“Permitted Plan” means any employee benefits plan of the Borrower or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Ratio Debt” means secured or unsecured Indebtedness; provided that, at the time of incurrence thereof:

(a)            immediately after giving effect to the issuance, incurrence, or assumption of such Indebtedness:

(i)            in the case of any Pari Passu Lien Debt, the First Lien Net Leverage Ratio for the applicable Test Period is equal to or less than (A) the Closing Date First Lien Net Leverage Ratio or (B) the First Lien Net Leverage Ratio immediately prior to such incurrence;

(ii)           in the case of any Junior Lien Debt, the Secured Net Leverage Ratio for the applicable Test Period is equal to or less than (A) the Closing Date Secured Net Leverage Ratio plus a ratio of 0.50 to 1.00 or (B) the Secured Net Leverage Ratio immediately prior to such incurrence; or

(iii)          in the case of any Indebtedness that unsecured or is not secured by a Lien on any Collateral, the Total Net Leverage Ratio for the applicable Test Period is equal to or less than (A) the Closing Date Total Net Leverage Ratio plus a ratio of 1.00 to 1.00 or (B) the Total Net Leverage Ratio immediately prior to such incurrence;

in each case, after giving Pro Forma Effect to the issuance, incurrence or assumption of such Indebtedness and the use of proceeds thereof and measured as of and for the Test Period immediately preceding the issuance, incurrence or assumption of such Indebtedness for which internal financial statements are available; and

(b)            if such Indebtedness is Pari Passu Lien Debt or Junior Lien Debt, a Debt Representative acting on behalf of the holders of such Permitted Ratio Debt has become party to, or is otherwise subject to the provisions of, (i) if such Permitted Ratio Debt is Pari Passu Lien Debt and documented outside of this Agreement, an Equal Priority Intercreditor Agreement or (ii) if such Permitted Ratio Debt is Junior Lien Debt and documented outside of this Agreement, a Junior Lien Intercreditor Agreement.

Permitted Ratio Debt will be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, replacement, renewal or extension of any Indebtedness of such Person; provided that

(a)            the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, plus additional Indebtedness, that could be incurred pursuant to Section 7.03 (and any amounts so incurred shall be deemed a utilization under the applicable clause and shall reduce the amount available under such clause),

(b)           other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(c) or Section 7.03(d), such modification, refinancing, refunding, replacement, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended (or, if earlier, the Latest Maturity Date); provided, that this clause (b) shall not apply to the incurrence of any such Indebtedness pursuant to the Inside Maturity Exception,

(c)            if incurred or guaranteed by any Loan Party, such Indebtedness shall not be also incurred or guaranteed by any Restricted Subsidiary other than a Loan Party or Restricted Subsidiary that was an obligor of the Indebtedness being exchanged, extended, renewed, replaced or refinanced and no additional Loan Parties or Restricted Subsidiaries shall become liable for such Indebtedness;

(d)            if such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is Junior Financing or Junior Lien Debt,

(i)            to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, replacement, renewal, or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended,

(ii)           to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is unsecured, such modification, refinancing, refunding, replacement, renewal or extension is either (A) unsecured or (B) secured only by Permitted Liens (other than Permitted Liens that are permitted solely by reference to Permitted Refinancings in Sections 7.01(h) through (j) or (ll)) (provided that such incurrence will thereafter count in the calculation of any remaining basket capacity thereunder, while such Indebtedness remains outstanding);

(iii)          to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is secured by Liens, (A) such modification, refinancing, refunding, replacement, renewal or extension is either (1) unsecured or (2) secured only by Permitted Liens and (B) to the extent that such Liens are subordinated to the Liens securing the Obligations, such modification, refinancing, refunding, replacement, renewal or extension is secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, replaced, renewed or extended; and

(iv)          such modification, refinancing, refunding, replacement, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended and no additional obligors become liable for such Indebtedness;

(e)            if such Indebtedness is secured by assets of the Borrower or any Restricted Subsidiary:

(i)            such Indebtedness shall not also be secured by Liens on any assets of the Borrower or any Restricted Subsidiary that are not also subject to, or would be required to be subject to pursuant to the Loan Documents, a Lien securing the Obligations (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on property or assets applicable only to periods after the Latest Maturity Date at the time of incurrence, (3) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders and (4) if such Indebtedness is solely secured by assets not constituting Collateral, provided that such Indebtedness described in (4) shall not exceed the greater of (A) 100% of Closing Date EBITDA and (B) 100% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination);

(ii)            if such Indebtedness is Pari Passu Lien Debt, Junior Lien Debt, Permitted Pari Passu Secured Refinancing Debt, or Permitted Junior Secured Refinancing Debt, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to, or is otherwise subject to the provisions of (A) if such Indebtedness is Pari Passu Lien Debt and documented outside of this Agreement, an Equal Priority Intercreditor Agreement or (B) if such Indebtedness is Junior Lien Debt and documented outside of this Agreement, a Junior Lien Intercreditor Agreement; and

(f)            in the case of any Permitted Refinancing in respect of any Incremental Equivalent Debt, such Permitted Refinancing shall be subject to the terms of clause (c) of the definition of “Incremental Equivalent Debt” as if such Permitted Refinancing were also Incremental Equivalent Debt.

Permitted Refinancing will be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Reorganization” means any transaction (a) undertaken to effect a corporate reorganization (or similar transaction or event) for operational or efficiency purposes or in connection with and reasonably required or necessary for consummating a Qualifying IPO or (b) related to tax planning or tax reorganization, in each case, as determined in good faith by the Borrower and entered into after the Closing Date; provided that, (i) no Event of Default is continuing immediately prior to such transaction and immediately after giving effect thereto and (ii) after giving effect to such transaction, the security interests of the Lenders in the Collateral and the Guarantees of the Obligations, taken as a whole, would not be materially impaired as a result thereof and such reorganization would not otherwise be materially adverse to the Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Prepayment Date” has the meaning specified in Section 2.07(b)(vii).

“Prepayment Notice” means a written notice made pursuant to Section 2.07(a)(i) substantially in the form of Exhibit J.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the FRB (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private-Side Information” means any information with respect to Holdings and its Subsidiaries that is not Public-Side Information.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Term Loan of a given Class of any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Loan Exposure of such Class of such Lender at such time and the denominator of which is the aggregate Term Loan Exposure of such Class of all Lenders at such time; (b)(i) [reserved], (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment of any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the unused Revolving Commitment of that Lender and the denominator of which is the aggregate unused Revolving Commitments of all Lenders at such time and (iii) with respect to all payments, computations and other matters relating to the Revolving Loans of any Lender and any Letters of Credit issued or participations purchased therein by any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Exposure of that Lender and the denominator of which is the aggregate Revolving Exposure of all Lenders at such time; and (c) with respect to all payments, computations and other matters relating to the Incremental Term Loans of any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Incremental Term Loan Exposure of such Lender at such time and the denominator of which is the aggregate Incremental Term Loan Exposure of all Lenders at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means costs relating to, or in anticipation of or preparation for, compliance with the Sarbanes-Oxley Act of 2002 (or similar regulations in other jurisdictions), as amended, and other expenses arising out of or incidental to Holdings’ status (or any Parent Entity’s status that only owns, directly or indirectly, Holdings and its Subsidiaries) as a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act (or similar regulations in other jurisdictions), the rules of securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, investor relations, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means (a) at any time prior to a Parent Entity or Holdings or any of their respective Subsidiaries becoming the issuer of any Traded Securities, information that Holdings determines (i) would be required by applicable Law to be publicly disclosed in connection with an issuance by such Parent Entity or Holdings or any of their respective Subsidiaries of its debt or equity securities pursuant to a registered public offering made at such time or (ii) not material to make an investment decision with respect to securities of such Parent Entity or Holdings or any of their respective Subsidiaries (for purposes of United States federal, state or other applicable securities laws), and (b) at any time on or after such Parent Entity or Holdings or any of their respective Subsidiaries becoming the issuer of any Traded Securities, information that does not constitute material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to such Parent Entity or Holdings or any of their respective Subsidiaries or any of their respective securities.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.26.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Holding Company Debt” means unsecured Indebtedness of Holdings:

(a)            that is not subject to any Guarantee by any Subsidiary of Holdings (including the Borrower),

(b)           that will not mature prior to the date that is six months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof,

(c)            that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (e) below),

(d)           that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (i) the date that is four years from the date of the issuance or incurrence thereof and (ii) the date that is 180 days after the Latest Maturity Date in effect on the date of such issuance or incurrence, and

(e)            that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company);

provided, that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower, its Subsidiaries and the Securitization Subsidiary (as conclusively determined by the Borrower in good faith absent manifest error), (b) all sales, transfers and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as conclusively determined by the Borrower in good faith) and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms. The grant of a security interest in any Securitization Assets of the Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means (a) the issuance by Holdings or any Parent Entity of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 (or any successor form) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (b) any transaction or series of related transactions (including a merger into a SPAC or similar company) following consummation of which Holdings or any Parent Entity is either subject to the periodic reporting obligations of the Exchange Act or has a class or series of Equity Interests publicly traded on a recognized securities exchange, in each case, if following such transaction or series of transactions, any class or series of Equity Interests of such Person is listed on a national securities exchange.

“Ratio Amount” means an aggregate principal amount that, after giving Pro Forma Effect to the incurrence thereof, in accordance with Section 1.08, would not result in:

(a)            with respect to an Incremental Facility or Incremental Equivalent Debt to be incurred as Pari Passu Lien Debt, the First Lien Net Leverage Ratio for the applicable Test Period being greater than (A) the Closing Date First Lien Net Leverage Ratio or (B) the First Lien Net Leverage Ratio immediately prior to such incurrence;

(b)           with respect to any Incremental Facility or Incremental Equivalent Debt to be incurred as Junior Lien Debt, the Secured Net Leverage Ratio for the applicable Test Period being greater than (A) the Closing Date Secured Net Leverage Ratio plus a ratio of 0.50 to 1.00 or (B) the Secured Net Leverage Ratio immediately prior to such incurrence; or

(c)            with respect to any Incremental Facility or Incremental Equivalent Debt that is unsecured or not secured by a Lien on any Collateral, the Total Net Leverage Ratio for the applicable Test Period being greater than (I) the Closing Date Total Net Leverage Ratio plus a ratio of 1.00 to 1.00 or (II) the Total Net Leverage Ratio immediately prior to such incurrence.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Loans” has the meaning specified in Section 11.01.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.17.

“Refinancing Commitments” means any Refinancing Term Commitments or Refinancing Revolving Commitments.

“Refinancing Loans” means any Refinancing Term Loans or Refinancing Revolving Loans.

“Refinancing Revolving Commitments” means one or more Classes of Revolving Loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Refinancing Term Commitments” means one or more Classes of Term Loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” has the meaning specified in Section 11.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Entity” means (a) any swap dealer registered with the U.S. Commodity Futures Trading Commission or security-based swap dealer registered with the U.S. Securities and Exchange Commission, as applicable; or (b) any commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 C.F.R. part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof, or any successor thereto.

“Regulation U” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof, or any successor thereto.

“Reimbursement Obligations” has the meaning specified in Section 2.04(c)(i).

“Related Indemnified Person” of an Indemnitee means (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, partners, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facility.

“Release” means any release, spill, emission, discharge, disposal, leaking, pumping, pouring, dumping, emptying, injection, escaping, migrating or leaching, onto or through the indoor or outdoor environment.

“Relevant Four Fiscal Quarter Period” means, with respect to any requested Specified Equity Contribution, the four-fiscal quarter period ending on (and including) the fiscal quarter in which Consolidated Adjusted EBITDA will be increased as a result of such Specified Equity Contribution.

“Relevant Governmental Body” means the FRB or the NYFRB, or a committee officially endorsed or convened by the FRB or the NYFRB, or any successor thereto.

“Replacement Loans” has the meaning specified in Section 11.01.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty day notice period has been waived.

“Repricing Event” means (a) the incurrence by the Borrower or any other Loan Party of any broadly syndicated first lien secured term loans denominated in Dollars that are secured by liens on the Collateral on an equal priority basis with the liens on the Collateral securing the Initial Term Loans (including any new or additional Term Loans under this Agreement, whether incurred directly or by way of the conversion of the Initial Term Loans into a new tranche of replacement Term Loans under this Agreement) (i) having an All-In Yield that is less than the All-In Yield for the Initial Term Loans, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the Initial Term Loans, or (b) any effective reduction in the All-In Yield applicable to the Initial Term Loans (e.g., by way of amendment, waiver or otherwise); provided that a Repricing Event shall not include any event described in clause (a) or (b) above that (i) is not consummated for the primary purpose of lowering the All-In Yield applicable to the Initial Term Loans (as determined in good faith by the Borrower), or (ii) that is consummated in connection with a Change of Control, Qualifying IPO, sale of all or substantially all of the assets or other Enterprise Transformative Event.

“Required Facility Lenders” means, with respect to any Facility (other than the Revolving Loans) on any date of determination, Lenders having or holding more than 50% of the sum of (a) the aggregate principal amount of outstanding Loans under such Facility and (b) the aggregate unused Commitments under such Facility; provided that (i) any determination of Required Facility Lenders shall be subject to the limitations set forth in Section 11.07(i) with respect to Affiliated Lenders and (ii) the portion of outstanding Loans and the unused Commitments of such Facility, as applicable, held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having or holding more than 50% of the sum of (a) the aggregate Term Loan Exposure of all Lenders and (b) the aggregate Revolving Exposure of all Lenders; provided that (a) the aggregate Term Loan Exposure and Revolving Exposure of or held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (b) any determination of Required Lenders shall be subject to the limitations set forth in Section 11.07(i) with respect to Affiliated Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders having or holding more than 50% of the aggregate Revolving Exposure of all Lenders; provided that (i) any determination of Required Revolving Lenders shall be subject to the limitations set forth in Section 11.07(i) with respect to Affiliated Lenders and (ii) the Revolving Exposure of or held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the executive chairman, chief executive officer, president, senior vice president, senior vice president (finance), vice president, chief financial officer, treasurer, manager of treasury activities or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of the Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such Restricted Subsidiary (unless such appearance is related to a restriction in favor of the Administrative Agent or in respect of customary banker’s liens of the type permitted under Section 7.01(s)).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of the Restricted Subsidiaries (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests other than dividends or distributions payable solely in Equity Interests (other than Disqualified Equity Interests) of the Borrower), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof) (for the avoidance of doubt, the payment of any Contractual Obligation that is based on, or measured with respect to the value of an Equity Interest, including any such Contractual Obligations constituting compensation arrangements, shall not be considered a Restricted Payment).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 2.01 under the caption “Revolving Commitment” or in the applicable Assignment and Assumption, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof including Section 2.16. The aggregate amount of the Revolving Commitments as of the Closing Date is $175,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (a) the fifth anniversary of the Closing Date, (b) the date the Revolving Commitments, including Revolving Commitments in respect of Letters of Credit, are permanently reduced to zero pursuant to Section 2.08, and (c) the date of the termination of the Revolving Commitments pursuant to Section 9.02.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of each Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit) and (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Revolving Facility” means the Facility comprised of the Revolving Commitments, Revolving Loans and Letters of Credit hereunder.

“Revolving Lender” means a Lender having a Revolving Commitment or other Revolving Exposure.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Revolving Loans” has the meaning specified in Section 2.02(a).

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“S&P” means S&P Global Ratings, and any successor thereto.

“Sale Leaseback Transaction” means a sale leaseback transaction with respect to all or any portion of any real property owned by a Loan Party or other property customarily included in such transactions.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctions” means any applicable economic, financial, or trade sanctions Laws, restrictive measures or trade embargoes imposed, administered, enacted or enforced by the United States government (including OFAC) and the U.S. Department of State), the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by OFAC, the U.S. Department of State, U.S. Department of Commerce, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Designated Jurisdiction, (c) any Person, in the aggregate, 50% or greater owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Hedge Agreement that is entered into by and between any Loan Party and any Hedge Bank and designated in writing by the Hedge Bank and the Borrower to the Administrative Agent as a “Secured Hedge Agreement.” For purposes of the preceding sentence, the Borrower and the Hedge Bank may deliver one such notice designating all Hedge Agreements entered into under a certain master agreement as “Secured Hedge Agreements”.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt outstanding as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Bank, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05 and Section 10.12.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams, other rights to payment (including with respect to rights of payment pursuant to the terms of joint ventures) subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller or transferor of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly-owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower or such other Person (as provided in clause (d) below) as a Securitization Subsidiary, and

(a)            no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)           with which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and

(c)            to which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

(d)           Any such designation by the Board of Directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means, collectively, the Security Agreement, dated as of the Closing Date, executed by the Loan Parties, together with each Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Indebtedness” has the meaning specified in Section 11.01(b)(viii).

“Short Term Advances” has the meaning specified in the definition of “Indebtedness.”

“Similar Business” means any business, the majority of whose revenues are derived from (i) business or activities conducted by the Borrower and the Restricted Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and the Restricted Subsidiaries.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvent” and “Solvency” mean, with respect to the Borrower and the Subsidiaries on any date of determination, that on such date (a) the fair value of the assets of such Borrower, on a consolidated basis with its Subsidiaries, exceeds its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, (b) the present fair saleable value of the property of such Borrower, on a consolidated basis with its Subsidiaries, is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured, (c) such Borrower, on a consolidated basis with its Subsidiaries, is able to pay its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured and (d) such Borrower, on a consolidated basis with its Subsidiaries, is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 11.07(g).

“Specified Equity Contribution” has the meaning specified in Section 8.02.

“Specified Event of Default” means an Event of Default pursuant to Section 9.01(a) or an Event of Default pursuant to Section 9.01(f) with respect to Holdings or the Borrower.

“Specified Representations” means those representations and warranties made by Holdings and the Borrower in Sections 5.01(a) (with respect to organizational existence only), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.04, 5.13, 5.16, 5.17 and 5.18.

“Specified Transaction” means any of the following identified by the Borrower (a) any transaction or series of related transactions, including Investments, that results in a Person becoming a Restricted Subsidiary, (b) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any Acquisition Transaction or entry into an Intellectual Property license, (d) any transaction or series of related transactions, including Dispositions, that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, (e) any acquisition or disposition of assets constituting a brand, business unit, line of business or division of another Person or a facility, (f) any acquisition, disposition or changes in customer, supplier, or other commercial contracts or arrangements or new material customer, supplier or other commercial contracts or arrangements including (i) material changes to amounts to be paid by or received by Loan Parties and (ii) material changes to contracted or implemented revenue, (g) any restructuring of the business of the Borrower, whether by merger, consolidation, amalgamation or otherwise, (h) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) any Restricted Payment, (j) transactions of the type given pro forma effect in (i) the Sponsor Model or (ii) any quality of earnings report prepared by an Independent Financial Advisor and furnished to the Administrative Agent in connection with a Permitted Investment or other Investment consummated after the Closing Date, and (k) for the purposes of determining the applicable balance of cash and cash equivalents of the Borrower and its Restricted Subsidiaries, the receipt by the Borrower or any Restricted Subsidiary of any cash or cash equivalents from the issue or sale of equity interests or otherwise in connection with any such Specified Transaction.

“Specified Transaction Adjustments” has the meaning specified in Section 1.08(c).

“Sponsor Management Agreement” means any services agreement or monitoring agreement entered into after the Closing Date between the Sponsors, on the one hand, and the Borrower or any of its Affiliates, on the other hand, to the extent such services agreement or monitoring agreement would result in the payment of management, monitoring, advisory or similar fees in an amount per annum not to exceed the greater of (a) 5% of Closing Date EBITDA and (b) 5% of TTM Consolidated Adjusted EBITDA and disclosed to the Administrative Agent promptly following the entry into such agreements, in each case as the same may be amended, restated, modified or replaced, from time to time, so long as no such amendment, modification or replacement is not more disadvantageous to the Lenders in any material respect than any initial applicable services agreement or monitoring agreement disclosed to the Administrative Agent.

“Sponsor Model” means the financial model for the Borrower and its Subsidiaries prepared by management of the Borrower dated February 3, 2025 and delivered to the Lead Arrangers in connection with the Transactions.

“Sponsor Termination Fees” means any one-time payment under a Sponsor Management Agreement of a termination fee to one or more of the Sponsors in the event of either a Change of Control or the completion of a Qualifying IPO.

“Sponsors” means, collectively, (a) any funds, limited partnerships or co-investment vehicles managed or advised by Oaktree Capital Management, L.P. and/or its Affiliates or direct or indirect Subsidiaries (or jointly managed by any such Person or over which any such Person exercises governance rights) and (b) any funds, limited partnerships or co-investment vehicles managed or advised by Ares Management Corporation and/or its Affiliates or direct or indirect Subsidiaries (or jointly managed by any such Person or over which any such Person exercises governance rights).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in a Securitization Financing.

“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Subrogation Rights” has the meaning assigned to it in Section 10.17(c).

“Subsidiary” means, with respect to any Person:

(1)            any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

(2)            any partnership, joint venture, limited liability company or similar entity of which:

(a)           more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)           such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or

(3)            at the election of the Borrower, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, “Subsidiary” shall mean any Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Borrower” has the meaning specified in Section 7.04(e).

“Successor Holdings” means any successor to Holdings pursuant to Section 7.04(a)(iii), 7.04(g)(ii) or 7.10(b)(ii), as applicable, together with such Person’s subsequent successors and assigns permitted hereunder.

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 10.12(a).

“Supported QFC” has the meaning specified in Section 11.26.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan” means the Initial Term Loans, Incremental Term Loans, Extended Term Loans and Refinancing Term Loans, to the extent not otherwise indicated and as the context may require.

“Term Loan Commitment” means, as to each Lender, its obligation to make a Term Loan to the Borrower hereunder (including any Initial Term Loan Commitment), expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment or (iii) an Extension and (c) increased from time to time pursuant to an Incremental Amendment.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment, or, with regard to any Incremental Amendment at any time prior to the making of the applicable Incremental Term Loans thereunder, the Term Loan Exposure of any Lender with respect to such Incremental Term Facility shall be equal to such Lender’s Incremental Term Loan Commitment thereunder.

“Term Loan Lender” means a Lender having a Term Loan Commitment or other Term Loan Exposure.

“Term Loan Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender.

“Term SOFR” means,

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 a.m. (Chicago time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)           for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 a.m. (Chicago time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted, (ii) Obligations under Secured Hedge Agreements as to which alternative arrangements acceptable to the Hedge Bank thereunder have been made and (iii) Cash Management Obligations), and (b) the termination of the Commitments and the termination or expiration of all Letters of Credit under this Agreement (unless backstopped or Cash Collateralized in an amount equal to 103% of the maximum drawable amount of any such Letter of Credit or otherwise in an amount and/or in a manner reasonably acceptable to the Issuing Banks).

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period are available or, in the case of Article VIII, are required to be delivered pursuant to Section 6.01(a) or (b) (which may be internal financial statements except (i) to the extent this Agreement otherwise expressly states that the Test Period is specified in a Compliance Certificate, in which case such financial statements shall have been delivered pursuant to Section 6.01(a) or (b) for the Test Period set forth in such Compliance Certificate or (ii) for purposes of Article VIII). A Test Period may be designated by reference to the last day thereof (i.e., the “December 31st Test Period” of a particular year refers to the period of four consecutive fiscal quarters of the Borrower ended on December 31st of such year), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means the greater of (a) 40% of Closing Date EBITDA and (b) 40% of TTM Consolidated Adjusted EBITDA.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period.

“Total Utilization of Revolving Commitments” means, as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans other than Revolving Loans made for the purpose of reimbursing the Issuing Banks for any amount drawn under any Letter of Credit, but not yet so applied, and (ii) the Letter of Credit Usage.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering or Rule 144A offering.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, including any amortization thereof in any period, including any amortization thereof in any period.

“Transactions” means, collectively, (a) the funding of the Closing Date Initial Term Loans on the Closing Date, (b) the funding of the Initial Revolving Borrowing on the Closing Date, (c) the repayment of the Existing Debt and (d) the payment of the Transaction Expenses.

“TTM Consolidated Adjusted EBITDA” means, as of any date of determination, the Consolidated Adjusted EBITDA of the Borrower and the Restricted Subsidiaries, determined on a Pro Forma Basis, for the four consecutive fiscal quarters most recently ended prior to such date for which financial statements are internally available.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a SOFR Loan or RFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent entity, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent entity is subject to home jurisdiction supervision, if applicable law requires that such appointment not be disclosed.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Sections 2.01(b)(ii) and 2.02(b)(ii) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender and (b) with respect to the Issuing Banks, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Lender shall have failed to make amounts available to the applicable Issuing Banks pursuant to Section 2.04(c).

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Lender” means any Regulated Entity, any Revolving Lender as of the Closing Date, any Lead Arranger or any of their respective Affiliates.

“Unrestricted Subsidiary” means (a) each Securitization Subsidiary and (b) any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 6.13 or ceases to be a Subsidiary of the Borrower.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” has the meaning specified in Section 3.01(e).

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.26.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)            the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(b)           the then outstanding principal amount of such Indebtedness;

provided that for purposes of determining the Weighted Average Life to Maturity of (i) any Refinanced Debt, (ii) any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, or (iii) any Term Loans for purposes of incurring any other Indebtedness (in any such case, the “Applicable Indebtedness”), the effects of any amortization payments or other prepayments made on such Applicable Indebtedness (including the effect of any prepayment on remaining scheduled amortization) prior to the date of the applicable modification, refinancing, refunding, renewal, replacement, extension or incurrence shall be disregarded.

“WF” means Wells Fargo Bank, N.A. (together with its successors and assigns).

“WFS” means Wells Fargo Securities, LLC (together with its successors and assigns).

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02       Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof; (ii) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears; (iii) the term “including” is by way of example and not limitation; (iv) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; (v) the term “continuing” means, with respect to a Default or Event of Default, that it has not been cured or waived; and (vi) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)            For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”), if (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(e)            All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Subsidiaries in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses of the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable.

SECTION 1.03       Accounting and Finance Terms; Accounting Periods; Unrestricted Subsidiaries; Determination of Fair Market Value. All accounting terms, financial terms or components of such terms not specifically or completely defined herein shall be construed in conformity with GAAP to the extent GAAP defines such term or a component of such term. To the extent GAAP does not define such term or a component of such term, such term shall be calculated by the Borrower in good faith. For purposes of calculating any consolidated amounts necessary to determine compliance by any Person and, if applicable, its Restricted Subsidiaries with any ratio or other financial covenant in this Agreement, Unrestricted Subsidiaries shall be excluded. Unless the context indicates otherwise, any reference to a “fiscal year” shall refer to a fiscal year of the Borrower ending December 31, and any reference to a “fiscal quarter” shall refer to a fiscal quarter of the Borrower ending March 31, June 30, September 30 or December 31. All determinations of fair market value under a Loan Document shall be made by the Borrower in good faith and, if such determination is consistent with a valuation or opinion of an Independent Advisor, such determination shall be conclusive for all purposes under the Loan Documents or related to the Obligations.

SECTION 1.04       Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement or any other Loan Document shall be calculated by dividing the appropriate component by the other component, carrying the result to one decimal place more than the number of decimal places by which such ratio is expressed herein (the “applicable decimal place”) and rounding the result up or down to the applicable decimal place.

SECTION 1.05       References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06       Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.07       Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently, but in no event may any two or more such actions be treated as occurring simultaneously (i.e., each transaction must be permitted under the Available Amount as so calculated).

SECTION 1.08       Pro Forma Calculations; Limited Condition Transactions; Basket and Ratio Compliance.

(a)            Notwithstanding anything to the contrary herein, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.08.

(b)            For purposes of calculating the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c)            Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and may include, for the avoidance of doubt (but subject to the definition of Consolidated Adjusted EBITDA), the amount of “run rate” cost savings, revenue enhancements, operating expense reductions, operating improvements and other synergies, Incremental Contracts, material changes to amounts to be paid by or received by Loan Parties and material changes to contracted or implemented revenue were realized during the entirety of such period, projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though amounts had been realized on the first day of such Test Period and as if any such cost savings, revenue enhancements, operating expense reductions, operating improvements and other synergies, Incremental Contracts, material changes to amounts to be paid by or received by Loan Parties and material changes to contracted or implemented revenue were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions (such amounts, “Specified Transaction Adjustments”); provided that (i) such Specified Transaction Adjustments are reasonably identifiable and reasonably anticipated to be realized in the good faith judgment of the Borrower, (ii) such actions are taken, committed to be taken or expected to be taken no later than twenty-four months after the date of such Specified Transaction, and (iii) no amounts shall be included pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise included in calculating Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, with respect to any Test Period.

(d)            In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period with respect to leverage ratios or the first day of such Test Period with respect to the Interest Coverage Ratio.

(e)            Notwithstanding anything to the contrary in this Agreement or any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the Consolidated Adjusted EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(f)            Notwithstanding anything in this Agreement or any Loan Document to the contrary,

(i)            the Borrower may rely on more than one basket or exception hereunder (including both ratio-based and non-ratio based baskets and exceptions, and including partial reliance on different baskets that, collectively, permit the entire proposed transaction) at the time of any proposed transaction, and the Borrower may, in its sole discretion, at any later time divide, classify or reclassify such transaction (or any portion thereof) in any manner that complies with the available baskets and exceptions hereunder at such later time (provided that with respect to reclassification of Indebtedness and Liens, any such reclassification shall be subject to the parameters of Sections 7.01 and 7.03, as applicable),

(ii)           unless the Borrower elects otherwise, if the Borrower or its Restricted Subsidiaries in connection with any transaction or series of such related transaction (A) incurs Indebtedness, creates Liens, makes Dispositions, makes Investments, make any Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action under or as permitted by a ratio-based basket and (B) incurs Indebtedness, creates Liens, makes Dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action under a non-ratio-based basket (which shall occur within five Business Days of the events in clause (A) above), then the applicable ratio will be automatically deemed to be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such transaction or series of related transactions,

(iii)           if the Borrower or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, the Borrower may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Loan Document on the date commitments with respect thereto are first received, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with such applicable ratio-based basket hereunder, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility); provided that, in each case, any future calculation of such ratio-based basket shall only include amounts borrowed and outstanding as of such date of determination; provided, further, that notwithstanding the foregoing, with respect to any Incremental Term Facility in the form of a delayed draw term loan facility (an “Incremental DDTL Facility”) established as an Incremental Term Facility, such Incremental DDTL Facility shall either, as selected by the Borrower in its sole discretion, (x) be assumed to be fully drawn on the date such Incremental DDTL Facility is initially established for purposes of determining whether such Incremental DDTL Facility may be incurred or (y) otherwise require capacity under the Incremental Amount with respect to each delayed draw term loan funded thereunder, in the case of this clause (y), determined on the applicable date of funding thereof; and

(iv)           if the Borrower or any Restricted Subsidiary incurs Indebtedness under a ratio-based basket, such ratio-based basket (together with any other ratio-based basket utilized in connection therewith, including in respect of other Indebtedness, Liens, Dispositions, Investments, Restricted Payments or payments in respect of Junior Financing) will be calculated excluding the cash proceeds of such Indebtedness for netting purposes (i.e., such cash proceeds shall not reduce the Borrower’s Consolidated Net Debt or Consolidated Secured Net Debt pursuant to clause (b) of the definition of such terms), provided, that notwithstanding the foregoing limitation, that any such cash proceeds from such Indebtedness may be netted for purposes of calculating such ratio-based basket if such cash proceeds are used to replace or replenish cash on the Borrower’s any Subsidiary’s balance sheet that was previously used to finance an acquisition or other Permitted Investment consummated within the previous 30 days; provided that the actual application of such proceeds may reduce Indebtedness for purposes of determining compliance with any such applicable ratio-based basket;

For example, if the Borrower incurs Indebtedness under the Fixed Incremental Amount on the same date that it incurs Indebtedness under the Ratio Amount, then the First Lien Net Leverage Ratio and any other applicable ratio will be calculated with respect to such incurrence under the Ratio Amount without regard to any incurrence of Indebtedness under the Fixed Incremental Amount. Unless the Borrower elects otherwise, each Incremental Facility (or Incremental Equivalent Debt) shall be deemed incurred first under the Ratio Amount to the extent permitted (and calculated prior to giving effect to any substantially simultaneous incurrence of any Indebtedness based on a basket or exception that is not based on a financial ratio, including under the Revolving Facility and/or the Fixed Incremental Amount), with any balance incurred under the Fixed Incremental Amount. For purposes of determining compliance with Section 2.16, that all or any portion of Indebtedness originally designated as incurred under the Fixed Incremental Amount shall, unless otherwise elected by the Borrower in writing, automatically cease to be deemed incurred under the Fixed Incremental Amount and shall instead be deemed incurred under the Ratio Amount from and after the first date on which the Borrower would be permitted to incur all or such portion, as applicable, of the aggregate principal amount of such Indebtedness under the Ratio Amount (for the avoidance of doubt, which determination shall be made without duplication of such Indebtedness originally designated as incurred under the Fixed Incremental Amount) (which, for the avoidance of doubt, shall have the effect of increasing the Fixed Incremental Amount, as applicable, by all or such portion, as applicable, of the aggregate principal amount of such Indebtedness).

(g)            Notwithstanding anything in this Agreement or any Loan Document to the contrary, when

(i)            calculating any applicable ratio in connection with the incurrence of Indebtedness, the creation of Liens, acquisition, merger, amalgamation or similar transaction or the making of any Disposition, the making of an Investment, the making of a Restricted Payment, repayment of Junior Financing, the designation of a Subsidiary as restricted or unrestricted, the repayment of Indebtedness or for any other purpose,

(ii)           determining the accuracy of any representation or warranty,

(iii)          determining whether any Default or Event of Default has occurred, is continuing or would result from any action, or

(iv)          determining compliance with any other condition precedent to any action or transaction,

in each case of clauses (i) through (iv) in connection with a Limited Condition Transaction, the date of determination of such ratio, the accuracy of such representation or warranty (but taking into account any earlier date specified therein), whether any Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of prepayment is delivered (or, at the Borrower’s sole election, any date following delivery of new quarterly or annual financial information pursuant to Section 6.01(a) or Section 6.01(b) or corresponding information of the target of such Limited Condition Transaction and prior to the date of consummation of such Limited Condition Transaction) (the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent and other provisions are calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which financial statements are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless a Specified Event of Default is continuing on the date on which such Limited Condition Transaction is consummated. For the avoidance of doubt, (i) if any of such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated Adjusted EBITDA), a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Transaction and any related transactions is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction or otherwise on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. For purposes of any calculation pursuant to this clause (g) of the Interest Coverage Ratio, Consolidated Interest Expense may be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Borrower in good faith. The Borrower may rescind any LCT Election at any time prior to the consummation of such Limited Condition Transaction.

(h)            For purposes of calculating the Ratio Amount, Permitted Ratio Debt and Section 7.01(i) (including for purposes of Section 7.03(l)(ii)), the phrase “immediately prior to such incurrence” shall be construed to apply only if, at the time of such determination, on a Pro Forma Basis for such incurrence of Indebtedness and/or Liens (and for any related Permitted Investment, if applicable), (w) the First Lien Net Leverage Ratio would be greater than the Closing Date First Lien Net Leverage Ratio, (x) the Secured Net Leverage Ratio would be greater than the Closing Date Secured Net Leverage Ratio plus a ratio of 0.50 to 1.00, (y) the Total Net Leverage Ratio would be greater than the Closing Date Total Net Leverage Ratio plus a ratio of 1.00 to 1.00 or (z) the Interest Coverage Ratio would be less than 2.00 to 1.00, as applicable.

(i)            For purposes of determining the maturity date of any Indebtedness, customary bridge loans that are subject to customary conditions (including no payment or bankruptcy event of default) that would either automatically be extended as, converted into or required to be exchanged for permanent refinancing shall be deemed to have the maturity date as so extended, converted or exchanged.

SECTION 1.09       Currency Equivalents Generally.

(a)            For purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Lien, Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Lien, Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)           For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation (i) with respect to Loans or Commitments, shall be based on the Exchange Rate and (ii) with respect to any other amounts, shall be based on the rate of exchange between the applicable currency and Dollars as reasonably determined by the Borrower, in each case in effect on the Business Day immediately preceding the date of such transaction or determination (subject to clauses (c) and (d) below) and shall not be affected by subsequent fluctuations in exchange rates.

(c)            For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Exchange Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt (or, in the case of an LCT Election, on the date of the applicable LCT Test Date); provided that, if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the Exchange Rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness so refinanced does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding the foregoing, the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the Exchange Rate that is in effect on the date of such refinancing.

(d)           For purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio, including Consolidated Adjusted EBITDA when calculating such ratios, all amounts denominated in a currency other than Dollars will be converted to Dollars for any purpose (including testing the any financial maintenance covenant) at the effective rate of exchange in respect thereof reflected in the consolidated financial statements of the Borrower for the applicable Test Period for which such measurement is being made, and will reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

(e)            On each Exchange Rate Determination Date, the Administrative Agent or applicable Issuing Bank shall (a) determine the Exchange Rate as of such Exchange Rate Determination Date and (b) give notice thereof to (i) the Borrower and (ii) each Lender and/or Issuing Bank that shall have requested such information. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Exchange Rate Determination Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all matters relating to Letters of Credit (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts from Dollars, on the one hand, to Alternative Currencies on the other hand.

SECTION 1.10       Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes (except, in each case, to the extent of liabilities resulting primarily from the bad faith, gross negligence or willful misconduct of the Administrative Agent) (as determined in a final, non-appealable judgment by a court of competent jurisdiction). The Administrative Agent and its affiliates or other related entities may engage, in its business. in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower (but not with the specific intent of adversely impacting the Borrower). The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case, pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service, except, in each case, to the extent of liabilities resulting from the bad faith, gross negligence or willful misconduct of the Administrative Agent (as determined in a final, non-appealable judgment by a court of competent jurisdiction).

SECTION 1.11       Additional Letter of Credit Currencies.

(a)            Borrower may from time to time request that Letters of Credit be issued in an Alternative Currency; provided that such Alternative Currency is a lawful currency that is readily available and freely transferable and convertible into Dollars on the date of such request. Such request shall be subject to the reasonable approval of the Administrative Agent and the applicable Issuing Bank(s).

(b)           Any such request pursuant to clause (a) above shall be made to the Administrative Agent not later than 11:00 a.m., five (5) Business Days prior to the date of the desired issuance of Letters of Credit (or such other time or date as may be agreed by the Administrative Agent in its sole discretion). If such request is made to the Administrative Agent, the Administrative Agent shall promptly notify each Issuing Bank thereof. Each Issuing Bank shall notify the Administrative Agent, not later than 5:00 p.m., three Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of the requested Letters of Credit, as the case may be, in such Alternative Currency.

(c)            Any failure by any Issuing Bank to respond to a request made by the Borrower pursuant to clause (a) above within the time period specified in the preceding sentence of clause (b) above shall be deemed to be a refusal by such Issuing Bank to issue Letters of Credit in such requested Alternative Currency. If the Administrative Agent and any Issuing Bank(s) consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall promptly so notify the Borrower in writing and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder solely for purposes of any Letter of Credit issuances by such Issuing Bank(s). If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.11, the Administrative Agent shall promptly so notify the Borrower in writing.

(d)           Notwithstanding the foregoing, to the extent more than one Issuing Bank consents to the issuance of Letters of Credit in an Alternative Currency requested by the Borrower pursuant to this Section 1.11, the Borrower may select, in its sole discretion and as promptly as is reasonably practicable, the Issuing Bank(s) that shall issue such requested Letters of Credit. The Borrower shall provide the Administrative Agent with prompt written notice of such selection, which the Administrative Agent shall thereafter promptly furnish to the applicable Issuing Banks.

ARTICLE II
The Commitments and Borrowings

SECTION 2.01       Term Loans.

(a)            Term Loan Commitments.

(i)            Subject only to the conditions set forth in Section 4.01, each Lender with an Initial Term Loan Commitment severally agrees to make to the Borrower on the Closing Date a term loan denominated in Dollars equal to such Lender’s Initial Term Loan Commitment (the “Closing Date Initial Term Loans”).

(ii)            [Reserved].

(iii)            Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or SOFR Loans, as further provided herein.

(b)            Borrowing Mechanics for Term Loans.

(i)            Subject to Sections 4.01(a)(i) and 2.16(a), each Borrowing of Term Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may only be given in writing. Each such notice must be received by the Administrative Agent not later than (x) 12:00 p.m. three U.S. Government Securities Business Days prior to the requested date of any Borrowing of SOFR Loans (other than the Borrowing of SOFR Loans on the Closing Date, which may be one U.S. Government Securities Business Day in advance) and (y) 12:00 noon on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request SOFR Loans having an Interest Period other than one, three or six months (or, if agreed to by all applicable Lenders, twelve months or a shorter period), in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 1:00 p.m. four U.S. Government Securities Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to the applicable Lenders and the Administrative Agent. Any notices may be conditioned on the occurrence of the Closing Date or, with respect to Incremental Term Loans, may be conditioned on the occurrence of any transaction anticipated to occur in connection with such Incremental Term Loans.

(ii)           Each notice by the Borrower pursuant to this Section 2.01(b) must be delivered to the Administrative Agent in the form of a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Committed Loan Notice shall specify (A) that the Borrower is requesting a Borrowing of Term Loans, (B) the requested date of the Borrowing (which shall be a Business Day), (C) the Type of Term Loans to be borrowed, (D) the principal amount of Term Loans to be borrowed and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Term Loan in a Committed Loan Notice, then the applicable Term Loans shall be made as Base Rate Loans. If the Borrower requests a Borrowing of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, for such SOFR Loans, the Borrower will be deemed to have specified an Interest Period of one month.

(iii)          Borrowings of more than one Type may be outstanding at the same time; provided that the total number of Interest Periods for SOFR Loans outstanding under this Agreement at any time shall comply with Section 2.10(g).

(iv)          Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable tranche of Term Loans. In the case of each Borrowing, each Appropriate Lender shall make the amount of its Term Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions to such Borrowing, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(v)            The failure of any Lender to make the Term Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.02       Revolving Loans.

(a)            Revolving Loan Commitment. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans to the Borrower from time to time on any Business Day in Dollars (“Revolving Loans”) in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.02(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date, and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)           Borrowing Mechanics for Revolving Loans.

(i)            Subject to Section 4.01(a)(i) in the case of Borrowings of Revolving Loans on the Closing Date only and Section 4.02(c) in the case of each other Borrowing of Revolving Loans, each Borrowing of Revolving Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may only be given in writing. Each such notice must be received by the Administrative Agent not later than (A) 12:00 p.m. three U.S. Government Business Days prior to the requested date of any Borrowing of SOFR Loans or (B) 12:00 noon on the requested date of any Borrowing of Base Rate Loans. Each notice by the Borrower pursuant to this Section 2.02(b) must be delivered to the Administrative Agent in the form of a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of SOFR Loans or RFR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof in the case of SOFR Loans and RFR Loans. Each Borrowing of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (1) the requested date of the Borrowing (which shall be a Business Day), (2) the principal amount of Revolving Loans to be borrowed, (3) the Type of Revolving Loans to be borrowed and (4) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Committed Loan Notice, then in the case of Revolving Loans, the applicable Revolving Loans shall be made as Base Rate Loans. If the Borrower requests a Borrowing of SOFR Loans in any such Committed Loan Notice but fails to specify an Interest Period for such SOFR Loans, the Borrower will be deemed to have specified an Interest Period of one month.

(ii)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Revolving Loans. In the case of each Borrowing, each Appropriate Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Reimbursement Obligations outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Reimbursement Obligations and second, to the Borrower as provided above.

(iii)            The failure of any Lender to make the Revolving Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03       [Reserved].

SECTION 2.04       Issuance of Letters of Credit and Purchase of Participations Therein.

(a)            Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the Revolving Commitment Period on or prior to the fifth Business Day prior to the Revolving Commitment Termination Date, to issue Letters of Credit in Dollars or Alternative Currencies (subject to the provisions of Section 1.11) for the account of the Borrower, subject to satisfactory receipt of such information and documentation reasonably requested by the Administrative Agent or any Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including the USA PATRIOT Act, or a Restricted Subsidiary (provided that any Letter of Credit issued for the benefit of any Restricted Subsidiary shall be issued for the account of the Borrower but such Letter of Credit shall indicate that it is being issued for the benefit of such Restricted Subsidiary) and to amend, renew or extend Letters of Credit previously issued by it, in accordance with Section 2.04(b) and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in such Letters of Credit and any drawings thereunder in the applicable Dollar Amount; provided that the Issuing Banks shall not be obligated to make any L/C Credit Extension if, as of the date of such L/C Credit Extension, (1) the Total Utilization of Revolving Commitments would exceed the Revolving Commitments, (2) the Total Utilization of Revolving Commitments of any Revolving Lender, would exceed such Lender’s Revolving Commitment, (3) the Letter of Credit Usage would exceed the Letter of Credit Sublimit or (4) the Letter of Credit Usage with respect to Letters of Credit issued by such Issuing Bank would exceed the amount of such Issuing Bank’s Letter of Credit Percentage of the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it (for which such Issuing Bank is not otherwise compensated hereunder);

(B)          the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C)          except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $10,000;

(D)          such Letter of Credit is to be issued in an Alternative Currency and the provisions of Section 1.11 have not been satisfied;

(E)          such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(F)           any Revolving Lender is at such time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including reallocation of such Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations pursuant to Section 2.19(a)(iii) or the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iii)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(G)          such Letter of Credit is to be issued in an Approved Foreign Currency or Alternative Currency, and such Letter of Credit would not permit the Issuing Bank to satisfy its obligations under such Letter of Credit by making payment of any requested drawing in respect of such Letter of Credit in Dollars in the Dollar Amount of such requested drawing.

(iii)           No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(iv)          Unless Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank, each standby Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date twelve (12) months after the date of issuance of such Letter of Credit (or, in the case of any Auto-Renewal Letter of Credit, twelve months after the then current expiration date of such Letter of Credit) and (B) the Letter of Credit Sublimit Expiration Date (unless arrangements reasonably satisfactory to the Issuing Banks have been entered into).

(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 2:00 p.m. (New York City time) at least (5) five Business Days (or (i) such shorter period as the applicable Issuing Bank and the Administrative Agent may agree in a particular instance in their sole discretion or (ii) in the case of an Approved Foreign Currency or Alternative Foreign Currency, such longer period as the Issuing Bank may reasonably require in a particular instance in its reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the currency in which the requested Letter of Credit will be denominated (which must be Dollars, an Approved Foreign Currency, or, subject to Section 1.11, an Alternative Foreign Currency) and (H) such other matters as the applicable Issuing Bank may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, the Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Letter of Credit Documents, as the applicable Issuing Bank or the Administrative Agent may reasonably require.

(ii)            Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the applicable Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the amount of such Letter of Credit.

(iii)           If the Borrower so requests in any applicable Letter of Credit Application for a standby Letter of Credit, the applicable Issuing Bank may, in its reasonable discretion, agree to issue a standby Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Sublimit Expiration Date; provided, however, that no Issuing Bank shall (A) permit any such renewal if (1) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise) or (2) it has received written notice on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such renewal or (B) be obligated to permit such renewal if it has received written notice on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the applicable Issuing Bank not to permit such renewal.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)            Drawings and Reimbursement; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. After such examination the applicable Issuing Bank shall promptly notify the Borrower and the Administrative Agent thereof. If an Issuing Bank notifies the Borrower of any payment by such Issuing Bank under a Letter of Credit prior to 10:00 a.m. on such day, then the Borrower shall reimburse such Issuing Bank in an amount equal to the Dollar Amount of such drawing not later than 12:00 p.m. on such day, or if an Issuing Bank notifies the Borrower of any payment by such Issuing Bank under a Letter of Credit after 10:00 a.m. on such day, then the Borrower shall reimburse such Issuing Bank in an amount equal to the Dollar Amount of such drawing not later than 12:00 p.m. on the next succeeding Business Day. If the Borrower fails to so reimburse such Issuing Bank by such time, such Issuing Bank shall promptly notify the Administrative Agent of such failure and the Administrative Agent shall promptly thereafter notify each Revolving Lender of such payment date, the Dollar Amount of the unreimbursed drawing (the “Reimbursement Obligations”) and the amount of such Lender’s Pro Rata Share thereof (for the avoidance of doubt, if such Reimbursement Obligations are denominated in an Approved Foreign Currency or an Alternative Currency, each such Lender’s Pro Rata Share shall be paid in Dollars in the amount of the Dollar Amount thereof). In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on such date in an amount equal to the Dollar Amount of such Reimbursement Obligation, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Base Rate Loans to be disbursed on such date in an amount equal to the Dollar Amount of such Reimbursement Obligation. Any notice given by an Issuing Bank or the Administrative Agent pursuant to this clause (i) shall be given in writing.

(ii)           Each Revolving Lender (including each Revolving Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank, in Dollars, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the relevant Reimbursement Obligation not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is in the case of a Letters of Credit denominated in Dollars, a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank in accordance with the instructions provided to the Administrative Agent by such Issuing Bank (which instructions may include standing payment instructions, which may be updated from time to time by such Issuing Bank, provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent).

(iii)           With respect to any Reimbursement Obligation that is not fully refinanced by a Revolving Loan Borrowing of Base Rate Loans for Letters of Credit denominated in Dollars or Alternative Currencies because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank a Letter of Credit Borrowing the Dollar Amount of the Reimbursement Obligation that is not so refinanced. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such Issuing Bank pursuant to Section 2.04(c)(i) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section.

(iv)          Until each Revolving Lender funds its Revolving Loan or Letter of Credit Advance to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuing Bank.

(v)           Each Revolving Lender’s obligations to make Revolving Loans or Letter of Credit Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this paragraph (c) is subject to the conditions set forth in Section 4.02. No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the obligation of the Borrower to reimburse an Issuing Bank for the amount of any payment made by such Issuing Bank under such Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this paragraph(vi) by the time specified in Section 2.04(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or Letter of Credit Advance in respect of the relevant Letter of Credit Borrowing, as the case may be. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)             If, at any time after the applicable Issuing Bank has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any Revolving Lender its Letter of Credit Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Reimbursement Obligation, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Letter of Credit Advance was outstanding) in like funds as received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Banks for each drawing under each Letter of Credit and to repay each Letter of Credit Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)             any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Banks or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by an Issuing Bank under such Letter of Credit against presentation of documents that do not comply strictly with the terms of such Letter of Credit; or any payment made by an Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v)           any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against any Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)            Role of Issuing Banks. Each Revolving Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the Issuing Banks shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of any Issuing Bank, any Agent Affiliate nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the requisite Revolving Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, any Agent Affiliate nor any of the respective correspondents, participants or assignees of the Issuing Banks shall be liable or responsible for any of the matters described in Section 2.04(e); provided that, notwithstanding anything in such clauses to the contrary, the Borrower may have a claim against an Issuing Bank, and an Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such Issuing Bank’s gross negligence or willful misconduct or such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a document(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Banks shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (SWIFT) message or overnight courier, or any other commercially reasonable means of communication with a beneficiary.

(g)           Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a standby Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to such standby Letter of Credit.

(h)            Conflict with Letter of Credit Application. In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms hereof shall control.

(i)            Reporting. No later than the third Business Day following the last day of each month, (or at such other intervals as the Administrative Agent and the applicable Issuing Bank shall agree), the applicable Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such Issuing Bank during such month.

(j)            [Reserved].

(k)            Resignation and Removal of an Issuing Bank. Any Issuing Bank may resign as an Issuing Bank upon sixty days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the Issuing Bank being replaced (provided that no consent will be required if the Issuing Bank being replaced has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or resigning Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit, or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

(l)            Cash Collateral Account. At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default, the Administrative Agent, at the direction or with the consent of the Required Lenders, may require the Borrower, to deliver to the Administrative Agent such amount of cash as is equal to 103% of the aggregate Stated Amount of all Letters of Credit (or, in the case of Letters of Credit denominated in any Alternative Currency, to the extent that the Borrower has elected to provide Cash Collateral in Dollars, 105% of the Dollar Amount of the Stated Amount of the relevant Letter of Credit) at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) in the event of a prepayment under Section 2.07(b)(iv) or to the extent any amount of a required prepayment under any of Sections 2.07(b)(i) through 2.07(b)(iii) remains after prepayment of all outstanding Loans and Letter of Credit Obligations and termination of the Commitments, as contemplated by Section 2.07(d), the Administrative Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (i) and (ii) above to be held by the Administrative Agent in a Cash Collateral Account. The Borrower hereby grants (or, if registration thereof is required in any applicable jurisdiction, shall grant) to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Usage, and for application to the Borrower’s Letter of Credit Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless an Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the applicable Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to such Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse such Issuing Bank therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of each Issuing Bank for all of its obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrower, to be applied against the Obligations in such order and manner as the Administrative Agent may direct. If the Borrower is required to provide Cash Collateral pursuant to this Section 2.04(l), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower on demand, provided that after giving effect to such return (A) the sum of (1) the aggregate principal dollar amount of all Revolving Loans outstanding at such time and (2) the aggregate Letter of Credit Usage at such time would not exceed the aggregate Revolving Commitments at such time and (B) no Event of Default shall have occurred and be continuing at such time. If the Borrower is required to provide Cash Collateral pursuant to Sections 2.07(b)(i) through 2.07(b)(ii), as contemplated by Section 2.07(d), such amount shall be returned to the Borrower on demand; provided that, after giving effect to such return, all outstanding Letters of Credit shall have expired and each Issuing Bank shall have been reimbursed in full for all of its obligations thereunder. If the Borrower is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(m)            Addition of an Issuing Bank. One or more Revolving Lenders (other than a Defaulting Lender) selected by the Borrower that agrees to act in such capacity and reasonably acceptable to the Administrative Agent may become an additional Issuing Bank hereunder pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent among the Borrower, the Administrative Agent and such Revolving Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

SECTION 2.05       Conversion/Continuation.

(a)            Each conversion of Loans from one Type to another, and each continuation of SOFR Loans and RFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may only be given in writing. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. one Business Day prior to the date of any conversion of SOFR Loans or RFR Loans to Base Rate Loans and not later than 12:00 p.m. three U.S. Government Securities Business Days prior to the requested date of continuation of any SOFR Loans or RFR Loans or any conversion of Base Rate Loans to SOFR Loans or RFR Loans. Each notice by the Borrower pursuant to this Section 2.05(a) must be delivered to the Administrative Agent in the form of a Conversion/Continuation Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of SOFR Loans or RFR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Conversion/Continuation Notice shall specify (i) whether the Borrower is requesting a conversion of Loans from, as applicable, one Type to the other, or a continuation of SOFR Loans or RFR Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Class of Loans to be converted or continued, (v) the Type of Loans to which such existing Loans are to be converted, if applicable, and (vi) if applicable, the duration of the Interest Period with respect thereto. If with respect to any SOFR Loans or RFR Loans, the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be converted to Base Rate Loans. Any such automatic conversion or continuation pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans and RFR Loans. If the Borrower requests a conversion to, or continuation of SOFR Loans or RFR Loans in any such Conversion/Continuation Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Conversion/Continuation Notice, the Administrative Agent shall promptly notify each applicable Lender of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans described in Section 2.05(a).

(c)            Except as otherwise provided herein, a SOFR Loan and RFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan and RFR Loan, respectively. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Borrower that no Loans denominated in Dollars may be converted to or continued as SOFR Loans or RFR Loans.

SECTION 2.06       Availability.

Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may, in its sole discretion, assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing, and the Administrative Agent may in its sole discretion, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (a) in the case of the Borrower, the interest rate applicable at the time to the applicable Loans comprising such Borrowing and (b) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.06 shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s applicable Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.06 shall be conclusive, absent manifest error.

SECTION 2.07       Prepayments.

(a)            Optional.

(i)            The Borrower may, upon notice to the Administrative Agent in the form of a Prepayment Notice, at any time or from time to time, voluntarily prepay the Loans in whole or in part without premium or penalty, subject to clause (D) below; provided that:

(A)          such Prepayment Notice must be received by the Administrative Agent (1) not later than 12:00 p.m. three U.S. Government Securities Business Days prior to any date of prepayment of SOFR Loans, (2) not later than 12:00 p.m. five U.S. Government Securities Business Days prior to any date of prepayment of RFR Loans and (3) not later than 1:00 p.m. one Business Day prior to any date of prepayment of Base Rate Loans;

(B)          any prepayment of SOFR Loans or RFR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding;

(C)          any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and

(D)          any prepayment of Initial Term Loans made on or prior to the date that is six months after the Closing Date shall be accompanied by the payment of the fee described in clause 2.11(f), if applicable.

Each Prepayment Notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid, and the payment amount specified in each Prepayment Notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of a Prepayment Notice and of the amount of such Lender’s Pro Rata Share of such prepayment; provided, “non-consenting” Lenders may be repaid on a non-pro rata basis in connection with an Extension Offer or a Refinancing Amendment. Any prepayment of Loans shall be subject to Section 2.07(c). Revolving Loans and Incremental Revolving Loans prepaid pursuant to this subsection (a) may be reborrowed, subject to the terms and conditions of this Agreement.

(ii)            Notwithstanding anything to the contrary contained in this Agreement, any Prepayment Notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case, the Borrower may rescind, in whole or in part, or extend any Prepayment Notice under Section 2.07(a)(i), if such if such condition is not satisfied.

(iii)           Voluntary prepayments of Loans permitted hereunder shall be applied in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

(iv)          Notwithstanding anything in any Loan Document to the contrary (including Section 2.15), (A) the Borrower may prepay the outstanding Term Loans of any Lender on a non-pro rata basis at or below par with the consent of only such Lender and (B) the Borrower may prepay Term Loans of one or more Classes below par on a non-pro rata basis in accordance with the auction procedures set forth on Exhibit L; provided that, in each case, no Event of Default has occurred and is continuing or would result therefrom.

(b)            Mandatory.

(i)            Excess Cash Flow. Within five Business Days after financial statements have been delivered or are required to be delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered or is required to be delivered pursuant to Section 6.02(a), in each case, commencing with the first full fiscal year ending after the Closing Date, the Borrower shall, subject to Sections 2.07(b)(v) and (b)(vi), prepay an aggregate principal amount of Initial Term Loans and any other Term Loans (unless such prepayment is not required pursuant to the terms of such other Term Loans) equal to,

(A)         the ECF Prepayment Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements, minus

(B)          the sum of,

(1) all voluntary prepayments of Term Loans and any other term loans (or Revolving Loans or other revolving loans, in each case to the extent accompanied by a corresponding permanent reduction in commitments) that are Pari Passu Lien Debt (including (A) those made through debt buybacks and in the case of below-par repurchases in an amount equal to the discounted amount actually paid in cash in respect of such below-par repurchase, (B) cash payments by the Borrower pursuant to Section 3.07 or other applicable “yank-a-bank” provisions (solely to the extent the applicable Term Loans or other Pari Passu Lien Debt is retired instead of assigned) and (C) prepayments of Loans and participations held by Disqualified Lenders),

(2) all voluntary prepayments of Junior Lien Debt (including those made through debt buybacks and in the case of below-par repurchases in an amount equal to the discounted amount actually paid in cash in respect of such below-par repurchase),

(3) all voluntary prepayments of term loans (or Revolving Loans and any other revolving loans, in each case to the extent accompanied by a corresponding permanent reduction in commitments) of Restricted Subsidiaries that are unsecured or secured by Liens on assets that are not Collateral (including those made through debt buybacks and in the case of below-par repurchases in an amount equal to the discounted amount actually paid in cash in respect of such below-par repurchase),

(4) without duplication of amounts deducted pursuant to clause (8) below or this clause (4) in prior periods, the amount of Capital Expenditures, acquisitions of Intellectual Property, Intellectual Property Licenses, capitalized software expenditures, and restructuring charges and costs accrued or made in cash during such period to the extent not financed with the proceeds of Funded Debt (other than (i) revolving loans or (ii) intercompany Indebtedness, provided that such intercompany Indebtedness was not itself funded with Indebtedness), plus

(5) cash payments by the Borrower and the Restricted Subsidiaries actually made during such period to the extent not financed with the proceeds of Funded Debt in respect of any purchase price holdbacks, earn-out obligations, long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income for such period (and so long as there has not been any reduction in respect of such payments in arriving at Consolidated Net Income for such fiscal year), plus

(6) without duplication of amounts deducted pursuant to this Section 2.06(b)(i)(B) in prior periods, the amount of Permitted Investments and Acquisition Transactions (in each case, including costs and expenses related thereto) made during such period pursuant to Section 7.02) to the extent that such Permitted Investments were not financed with the proceeds of Funded Debt (other than (i) revolving loans or (ii) intercompany Indebtedness, provided that such intercompany Indebtedness was not itself funded with Indebtedness), plus

(7) the amount of Restricted Payments actually paid (and permitted to be paid) during such period pursuant to Section 7.06 (excluding Sections 7.06(a), 7.06(c) and 7.06(s)(ii)) to the extent such Restricted Payments were not financed with the proceeds of Funded Debt (other than (i) revolving loans or (ii) intercompany Indebtedness, provided that such intercompany Indebtedness was not itself funded with Indebtedness), not deducted in calculating Consolidated Net Income, plus

(8) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration planned to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, or binding purchase orders (to the extent not financed with the proceeds of Funded Debt (other than (i) revolving loans or (ii) intercompany Indebtedness, provided that such intercompany Indebtedness was not itself funded with Indebtedness), the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), joint venture investments, Capital Expenditures, capitalized software expenditures or acquisitions of Intellectual Property to be consummated; provided that, to the extent the aggregate amount actually utilized to finance for such uses during any period is less than the Contract Consideration that reduced Excess Cash Flow for the prior period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for such period, plus in each case, (I) during such fiscal year or following the end of such fiscal year and prior to the date of such calculation (provided that, with respect to any such amount following the end of such fiscal year, such amount is not included in any calculation pursuant to this clause (b)(i) for the subsequent fiscal year), (II) to the extent such prepayments are not funded with the proceeds of Funded Debt (other than (i) revolving loans or (ii) intercompany Indebtedness, provided that such intercompany Indebtedness was not itself funded with Indebtedness), (III) including, for the avoidance of doubt, assignments of such Indebtedness to the Borrower or a Restricted Subsidiary (and prepayments of such Indebtedness below par) to the extent of the amount paid in cash in connection with such assignment (or prepayment) and (IV) to the extent not already deducted in the definition of Excess Cash Flow; provided that no such payment shall be required if such amount is equal to or less than the greater of 10% of Closing Date EBITDA and 10% of TTM Consolidated Adjusted EBITDA (the “ECF Threshold”) (the prepayment amount described in this clause (i), the “ECF Prepayment Amount”); provided, further, that the ECF Threshold and, to the extent the calculation of the ECF Prepayment Amount for any fiscal year results in an amount less than zero, such negative amount shall be permitted to be carried forward to reduce the ECF Prepayment Amount in any succeeding fiscal year; provided, further, that if at the time that any such prepayment would be required, the Borrower is required to repay or repurchase or to offer to repurchase or repay Pari Passu Lien Debt pursuant to the terms of the documentation governing such Indebtedness with all or a portion of such Excess Cash Flow (such Pari Passu Lien Debt required to be repaid or repurchased or to be offered to be so repaid or repurchased, “Other Applicable ECF Indebtedness”), then the Borrower may apply such Excess Cash Flow on a pro rata basis to the prepayment of the Term Loans and to the repayment or re-purchase of Other Applicable ECF Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.07(b)(i) shall be reduced accordingly (for purposes of this proviso pro rata basis shall be determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable ECF Indebtedness at such time, with it being agreed that the portion of Excess Cash Flow allocated to the Other Applicable ECF Indebtedness shall not exceed the amount of such Excess Cash Flow required to be allocated to the Other Applicable ECF Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof); provided, further, that to the extent the holders of Other Applicable ECF Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof;

(ii)            Asset Sales; Casualty Events. If the Borrower or any Loan Party,

(A)          Disposes of any property or assets constituting Collateral pursuant to the General Asset Sale Basket, or

(B)          any Casualty Event occurs with respect to property or assets constituting Collateral,

which in either case results in the realization or receipt by the Borrower or such Loan Party of Net Cash Proceeds, the Borrower shall prepay on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds (and expiration of any reinvestment period in the following paragraph) in excess of the Asset Sale / Casualty Trigger Amount, subject to Sections 2.07(b)(v) and 2.07(b)(vi), an aggregate principal amount of Initial Term Loans and any other Term Loans (unless such prepayment is not required pursuant to the terms of such other Term Loans) equal to the Asset Sale / Casualty Prepayment Percentage of such Net Cash Proceeds realized or received;

provided that if at the time that any such prepayment would be required, the Borrower is required to repay or repurchase or to offer to repurchase or repay Pari Passu Lien Debt pursuant to the terms of the documentation governing such Indebtedness with the proceeds of such Disposition or Casualty Event (such Pari Passu Lien Debt required to be repaid or repurchased or to be offered to be so repaid or repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repayment or repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.07(b)(ii) shall be reduced accordingly (for purposes of this proviso pro rata basis shall be determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time, with it being agreed that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof); provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided, further, that no prepayment shall be required pursuant to this Section 2.07(b)(ii) with respect to such portion of such Net Cash Proceeds that the Borrower shall intend to reinvest in accordance with this Section 2.07(b)(ii).

With respect to any Net Cash Proceeds realized or received with respect to any Disposition or any Casualty Event that, in either case, is subject to the application of the foregoing provisions of this Section 2.07(b)(ii), at the option of the Borrower or any of the Restricted Subsidiaries, the Borrower or any of its Restricted Subsidiaries may (in lieu of making a prepayment pursuant to the foregoing provisions) elect to (I) reinvest an amount equal to all or any portion of such Net Cash Proceeds in assets used or useful for the business of the Borrower and the Restricted Subsidiaries (including, for the avoidance of doubt, Permitted Investments (other than Investments in cash and Cash Equivalents and intercompany investments), capital expenditures and working capital assets), (1) prior to receipt of such Net Cash Proceeds, the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of such Net Cash Proceeds from such Disposition or Casualty Event to have been reinvested in accordance with this Section 2.07(b)(ii) (provided that such deemed expenditure shall have been made no earlier than the earliest of notice, execution of a definitive agreement for such Disposition or Casualty Event and consummation of such Disposition or Casualty Event) or (2) after the receipt of such Net Cash Proceeds, (i) within twenty-four (24) months following receipt of such Net Cash Proceeds or (ii) if the Borrower or any of the Restricted Subsidiaries enters into a legally binding commitment to reinvest such Net Cash Proceeds within twenty-four (24) months following receipt of such Net Cash Proceeds, no later than twelve (12) months after the end of such twenty-four (24) month period; provided that if any portion of such amount is not so reinvested by such dates, subject to Section 2.07(b)(v) and Section 2.07(b)(vi), an amount equal to 100% of any such Net Cash Proceeds shall be applied within five Business Days after such dates to the prepayment of the Term Loans and Other Applicable Indebtedness as set forth above or (II) apply such Net Cash Proceeds to permanently repay indebtedness (including any pari passu or senior indebtedness) that is otherwise permitted under this Agreement.

(iii)            Indebtedness. If any of the Borrower or any Restricted Subsidiary incurs or issues any Funded Debt which is not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of Initial Term Loans and any other Term Loans (unless such prepayment is not required pursuant to the terms of such other Term Loans) equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five Business Days after the receipt of such Net Cash Proceeds.

(iv)            Revolving Loan Prepayments. The Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect; provided that, to the extent such excess amount is greater than the aggregate principal dollar amount of Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as cover for Letter of Credit Usage, as more particularly described in Section 2.04(l), and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Usage by an equivalent amount.

(v)            Application of Payments. (A) Except as may otherwise be set forth in any Refinancing Amendment, Extension Amendment or any Incremental Amendment, each prepayment of Term Loans pursuant to Section 2.07(b)(i), (ii) or (iii) shall be applied ratably to each Class of Term Loans then outstanding, (B) with respect to each Class of Loans (other than Revolving Loans), each prepayment pursuant to clauses (i) through (iii) of this Section 2.07(b) shall be applied to remaining scheduled installments of principal thereof following the date of prepayment as directed by the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity of the remaining installments under the applicable Class of Loans), and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(vi)           Foreign and Tax Considerations. Notwithstanding any other provisions of this Section 2.07(b),

(A)            to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.07(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) or Excess Cash Flow of a Foreign Subsidiary are prohibited or delayed by applicable local law from being repatriated or distributed to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.07(b) but may be retained by the applicable Foreign Subsidiary so long as the applicable local law will not permit repatriation or distribution to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to use its commercially reasonable efforts to promptly take all actions reasonably required by the applicable local law to permit such repatriation or distribution) and, if within 12 months of the applicable prepayment event, such repatriation or distribution of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation or distribution will be immediately effected and such repatriated or distributed Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten Business Days after such repatriation or distribution) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.07(b) to the extent provided herein, and

(B)             to the extent that the Borrower has determined in good faith that repatriation to the United States of any or all of the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event or any or all of the Excess Cash Flow of a Foreign Subsidiary would have adverse tax consequences (that are not de minimis) to the Borrower, any of its Subsidiaries (direct or indirect) or any Parent Entity or other direct or indirect owner with respect to the repatriation or distribution of such net Cash Proceeds or Excess Cash Flow (including the imposition of any withholding or similar Tax), the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary.

(vii)          Mandatory Prepayment Procedures; Declining Lenders. The Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Loans pursuant to Section 2.07(b), (ii), or (iii) by 11:00 a.m. at least three Business Days prior to the date on which such payment is due. Such notice shall state that the Borrower is offering to make or will make such mandatory prepayment on or before the date specified in Section 2.07(b), (ii) or (iii), as the case may be (each, a “Prepayment Date”). Once given, such notice shall be irrevocable (provided that the Borrower may rescind any notice of prepayment if such prepayment would have resulted from a refinancing of all or any portion of the applicable Facility or been made in connection with a Disposition, which refinancing or Disposition shall not be consummated or shall otherwise be delayed) and all amounts subject to such notice shall be due and payable on the Prepayment Date (except as otherwise provided in Section 2.07(b)(vi) and in the last sentence of this Section 2.07(b)(vii)). Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment, the Prepayment Date and of such Lender’s Pro Rata Share of the prepayment. Each Lender may elect (in its sole discretion) to decline all (but not less than all) of its Pro Rata Share of any mandatory prepayment by giving notice of such election in writing to the Administrative Agent by 11:00 a.m., on the date that is one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a notice of election declining receipt of its Pro Rata Share of such mandatory prepayment to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s Pro Rata Share of the total amount of such mandatory prepayment of Term Loans. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election. Any amount so declined by any Lender shall be retained by the Borrower and the Restricted Subsidiaries and/or applied by the Borrower or any of the Restricted Subsidiaries in any manner not inconsistent with the terms of this Agreement.

(c)            Interest, Funding Losses, Etc. All prepayments under this Section 2.07 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a SOFR Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such SOFR Loan pursuant to Section 3.05.

(d)            Application of Prepayment Amounts. In the event that the obligation of the Borrower to prepay the Loans shall arise pursuant to subsection (b) above,

(i)              first, the Borrower shall prepay the outstanding principal amount of the Term Loans in the amount of such prepayment obligation within the applicable time periods specified in subsection (b) above, with such prepayment to be applied in the manner set forth in Section 2.07(b)(v),

(ii)            second, to the extent of any excess remaining after the prepayment as provided in clause (i) above, the Borrower shall prepay the outstanding principal amount of the Revolving Loans, without a corresponding permanent reduction to the Revolving Commitments, and

(iii)           third, to the extent of any excess remaining after application as provided in clauses (i) and (ii) above, the Borrower shall pay any outstanding Reimbursement Obligations, and thereafter the Borrower shall Cash Collateralize the Letter of Credit Usage pursuant to Section 2.04(l).

Each payment or prepayment pursuant to the provisions of Section 2.07(b) shall be applied ratably among the Lenders of each Class holding the Loans being prepaid, in proportion to the principal amount held by each, and shall be applied as among the Term Loans or the Revolving Loans, as the case may be, being prepaid, (A) first, to prepay all Base Rate Loans and (B) second, to the extent of any excess remaining after application as provided in clause (A) above, to prepay all SOFR Loans (and as among SOFR Loans, (1) first to prepay those SOFR Loans, if any, having Interest Periods ending on the date of such prepayment, and (2) thereafter, to the extent of any excess remaining after application as provided in clause (1) above, to prepay any SOFR Loans in the order of the expiration dates of the Interest Periods applicable thereto).

(e)            Interest Period Deferrals. Notwithstanding any of the other provisions of this Section 2.07, so long as no Event of Default shall have occurred and be continuing, if any prepayment of SOFR Loans is required to be made under this Section 2.07 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.07 in respect of any such SOFR Loan, prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.07. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.07.

SECTION 2.08        Termination or Reduction of Commitments.

(a)            Optional.

(i)             The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof or, if less, the entire amount thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.07, the Total Utilization of Revolving Commitments would exceed the total Revolving Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, (1) the Letter of Credit Usage not fully Cash Collateralized hereunder at 103% of the maximum face amount of any such Letters of Credit would exceed the Letter of Credit Sublimit or (2) the Letter of Credit Usage with respect to Letters of Credit issued by an applicable Issuing Bank not fully Cash Collateralized hereunder at 103% of the maximum face amount of any such Letters of Credit would exceed the amount of such Issuing Bank’s Letter of Credit Percentage of the Letter of Credit Sublimit. Notwithstanding the foregoing, any notice of termination of the Commitments may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein, in which case, the Borrower may rescind, in whole or in part, or extend any notice of termination of the Commitments if such if such condition is not satisfied.

(b)            Mandatory.

(i)             (A) The Initial Term Loan Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Closing Date Initial Term Loans pursuant to Section 2.01(a) and (B) the Revolving Commitments shall terminate on the Revolving Commitment Termination Date.

(ii)            [Reserved].

(iii)           If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.08, the Letter of Credit Sublimit exceeds the amount of the Revolving Commitments at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c)            Effect of Termination or Reduction. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Pro Rata Share of Commitments of such Class.

SECTION 2.09        Repayment of Loans.

(a)            The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders:

(i)             (x) on the last Business Day of each fiscal quarter (commencing with the last Business Day of the second full fiscal quarter ending after the Closing Date) an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Closing Date Initial Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.07) and (y) on the Maturity Date of the Closing Date Initial Term Loans, the aggregate principal amount of all such Closing Date Initial Term Loans outstanding on such date.

(ii)            [reserved]; and

(iii)           such amounts on account of any Incremental Term Loans as specified in the applicable Incremental Amendment, subject to Section 2.16.

(b)            The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders the outstanding principal amount of the Revolving Loans on the Revolving Commitment Termination Date.

SECTION 2.10        Interest.

(a)            Subject to the provisions of Section 2.10(b), (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate, (ii) each RFR Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to Daily Simple SOFR for such Interest Period plus the Applicable Rate and (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)            After the occurrence of a Specified Event of Default, if any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)            After the occurrence of a Specified Event of Default, if any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the U.S. Bankruptcy Code, automatically and without further action by the Administrative Agent or any Lender) such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(d)            Accrued and unpaid interest on the principal amount of all outstanding past due Obligations (including interest on past due interest) shall be due and payable upon demand (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the U.S. Bankruptcy Code, automatically and without further action by the Administrative Agent or any Lender).

(e)            Interest on each Loan shall be due and payable (i) with respect to Base Rate Loans, in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein, (ii) with respect to SOFR Loans, at the end of each Interest Period, and, in any event, every three months and (iii) with respect to RFR Loans, at the end of each Interest Period, and, in any event, every one month. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding, under any Debtor Relief Law.

(f)             The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for any SOFR Loans or RFR Loans upon determination of such interest rate. The determination of Term SOFR and Daily Simple SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the “prime rate” used in determining the Base Rate promptly following the public announcement of such change.

(g)            After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to a Refinancing Amendment or Extension, the number of Interest Periods otherwise permitted by this Section 2.10(g) shall increase by three Interest Periods for each applicable Class so established.

(h)            In connection with the use or administration of Term SOFR and Daily Simple SOFR, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR and Daily Simple SOFR. The provisions of this Section 2.10(h) shall supersede any contrary provision of Section 11.01.

SECTION 2.11        Fees.

(a)            Fees Generally. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(b)            RCF Fees. The Borrower agrees to pay to Lenders having Revolving Exposure:

(i)             commitment fees for the period from and including the Closing Date to and including the Revolving Commitment Termination Date equal to (A) the average of the daily difference between (1) the Revolving Commitments and (2) the sum of (I) the aggregate principal amount of all outstanding Revolving Loans plus (II) the Letter of Credit Usage, times (B) the Applicable Commitment Fee; and

(ii)            letter of credit fees with respect to all Letters of Credit (the “L/C Fee”) equal to (A) the Applicable Rate for Revolving Loans that are SOFR Loans, times (B) the average aggregate daily Dollar Amount of the maximum amount available to be drawn under all Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination and whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit).

All fees referred to in this Section 2.11(b) shall be paid to the Administrative Agent at the Administrative Agent’s Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(c)            LC Fees. The Borrower agrees to pay directly to the applicable Issuing Bank, for its own account, the following fees:

(i)             a fronting fee to be agreed by the Borrower and the applicable Issuing Bank (not to exceed 0.125% per annum) times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) determined as of the close of business on any date of determination; and

(ii)            such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be, which fees, costs and charges shall be payable to such Issuing Bank within three Business Days after its demand therefor and are nonrefundable.

(d)            Payment of Fees. All fees referred to in Sections 2.11(b) and 2.11(c)(i) shall be payable quarterly in arrears fifteen calendar days after the end of each fiscal quarter of each year during the Revolving Commitment Period, commencing with the first full fiscal quarter ending after the Closing Date, and on the Revolving Commitment Termination Date; provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand. The Borrower agrees to pay to the Administrative Agent for its own account the fees payable in the amounts and at the times separately agreed upon (including pursuant to the Agent Fee Letter).

(e)            [Reserved].

(f)             Call Protection. At the time of the effectiveness of any Repricing Event that is consummated during the period commencing on the Closing Date and ending on the day immediately prior to the date that is six months after the Closing Date, Borrower agrees to pay to the Administrative Agent, for the ratable account of each lender with Initial Term Loans that are either repaid, converted or subjected to a pricing reduction in connection with such Repricing Event (including each Lender that withholds its consent to such Repricing Event and is replaced as a Non-Consenting Lender under Section 3.07), a fee in an amount equal to 1.00% (“Repricing Premium”) of (i) in the case of a Repricing Event described in clause (a) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid, converted or subjected to a pricing reduction) in connection with such Repricing Event and (ii) in the case of a Repricing Event described in clause (b) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Event. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Event; provided, that no Repricing Premium shall be paid to any Lender that is participating in the applicable Repricing Event (in the capacity as arranger, lender or otherwise); provided, further, for the avoidance of doubt, no Repricing Premium will be applied to any amount which is refinanced using internally generated funds.

SECTION 2.12        Computation of Interest and Fees. All computations of interest for Base Rate Loans calculated by reference to the “prime rate” or Federal Funds Rate shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.13        Evidence of Indebtedness.

(a)            The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence the relevant Class of such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)            Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.13(a), and by each Lender in its account or accounts pursuant to Section 2.13(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.14        Payments Generally.

(a)            All payments to be made by the Borrower shall be made on the date when due, in immediately available funds without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 1:00 p.m. (unless otherwise agreed by the Administrative Agent) on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office; provided that the proceeds of any borrowing of Revolving Loans to finance the reimbursement of a drawn Letter of Credit as provided in Section 2.04(c) shall be remitted by the Administrative Agent to the applicable Issuing Bank. All payments received by the Administrative Agent after 1:00 p.m. (or such other time as agreed by the Administrative Agent) shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)            If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)            Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender or any Issuing Bank, as applicable, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender or such Issuing Bank. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender or such Issuing Bank, as applicable, shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or such Issuing Bank in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or such Issuing Bank, as applicable, to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(d)            If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)            The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.07 are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)             Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)            Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 9.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such of the outstanding Loans or other Obligations then owing to such Lender.

(h)            If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.03(c), 2.04(c), 2.06, 2.15 or 10.07, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Banks, as applicable, to satisfy such Lender’s obligations to the Administrative Agent and the Issuing Banks until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.15        Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans of a particular Class made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participations in L/C obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each relevant Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including Section 2.07(a)(iv) and Section 11.07), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder or (C) any payment received by such Lender not in its capacity as a Lender. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.15 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.15 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.16        Incremental Borrowings.

(a)            Notice. At any time and from time to time, on one or more occasions, the Borrower may, by notice to the Administrative Agent, (i) increase the aggregate principal amount of any outstanding tranche of Term Loans or add one or more additional tranches of term loans under the Loan Documents (including one or more delayed draw term loan facilities) (the “Incremental Term Facilities” and the term loans made thereunder, the “Incremental Term Loans”) or (ii) increase the aggregate principal amount of Revolving Commitments or add one or more additional revolving loan facilities under the Loan Documents (the “Incremental Revolving Facilities” and the revolving loans and other extensions of credit made thereunder, the “Incremental Revolving Loans”; each such increase or tranche pursuant to clauses (i) and (ii), an “Incremental Facility” and the loans or other extensions of credit made thereunder, the “Incremental Loans”).

(b)            Ranking. Incremental Facilities (i) may rank either pari passu or junior in right of payment with any Class of Term Loans (including the Initial Term Loans) and the initial Revolving Commitments, (ii) may either be unsecured or secured (on a pari passu or junior basis) by the Collateral (or assets that become Collateral substantially concurrently with the incurrence of such Incremental Facility), (iii) may be guaranteed by the Loan Parties (or Persons that become Loan Parties substantially concurrently with the incurrence of such Incremental Facility) and (iv) may be secured by assets not constituting Collateral or guaranteed by entities that are Non-Loan Parties.

(c)            Size and Currency. The aggregate principal amount of Incremental Facilities on any date Indebtedness thereunder is first incurred, subject to Section 1.08, together with the aggregate principal amount of Incremental Equivalent Debt and other Incremental Facilities outstanding on such date, will not exceed, an amount equal to,

(i)         the Fixed Incremental Amount, plus

(ii)        the Ratio Amount,

(the sum of the Fixed Incremental Amount and the Ratio Amount, the “Incremental Amount”). Each Incremental Facility will be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $5,000,000 (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the Incremental Amount at such time. Any Incremental Facility may be denominated in Dollars or in any Alternative Currency (and in the case of any Alternative Currency, the Dollar Amount thereof as of the date of incurrence (or, in the case of an LCT Election, as of the applicable LCT Test Date) shall be controlling for purposes of determining compliance with the Incremental Amount, and the minimum amount and integral multiples shall be a Dollar Amount of $5,000,000 or $1,000,000, respectively (or, in each case, such lesser minimum amount approved by the Administrative Agent in its reasonable discretion)).

(d)            Incremental Lenders. Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make, or provide commitments with respect to, an Incremental Loan) or by any Additional Lender. While existing Lenders may (but are not obligated to unless invited to and so elect) participate in any syndication of an Incremental Facility and may (but are not obligated to unless invited to and so elect) become lenders with respect thereto, the existing Lenders will not have any right to participate in any syndication of, and will not have any right of first refusal or other right to provide all or any portion of, any Incremental Facility or Incremental Loan except to the extent the Borrower and the arrangers thereof, if any, in their discretion, chose to invite or include any such existing Lender (which may or may not apply to all existing Lenders and may or may not be pro rata among existing Lenders). Final allocations in respect of Incremental Facilities will be made by the Borrower together with the arrangers thereof, if any, in their discretion, on the terms permitted by this Section 2.16; provided that the lenders providing the Incremental Facilities will be reasonably acceptable to (i) the Borrower and (ii) solely with respect to any Incremental Revolving Facility, the Administrative Agent each Issuing Bank (except that, in the case of clause (ii), only to the extent such Person otherwise would have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any Affiliated Lender that provides any Incremental Loans shall be subject to the limitations on Affiliated Lenders set forth in Section 11.07(h) (including the Affiliated Lender Term Loan Cap, as applicable).

(e)            Incremental Facility Amendments; Use of Proceeds. Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Person providing such Incremental Facility and delivered to the Administrative Agent. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Amendment. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower in consultation with the Administrative Agent, to effect the provisions of this Section 2.16 and, to the extent practicable, to make an Incremental Loan fungible (including for Tax purposes) with other Loans (subject to the limitations under sub-clauses (g) and (h) of this Section) to the extent practicable. Without limiting the foregoing, an Incremental Amendment may (i) extend or add “call protection” to any existing tranche of Term Loans, including amendments pursuant to Section 2.11(f), and (ii) amend the schedule of amortization payments relating to any existing tranche of Term Loans, including amendments to Section 2.09(a) (provided, that any such amendment shall not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender prior to the effectiveness of the applicable Incremental Amendment), in the case of each clause (i) and (ii), so that such Incremental Term Loans and the applicable existing Term Loans form the same Class of Term Loans. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby. This Section 2.16 shall supersede any provisions in Section 2.15 or 11.01 to the contrary. The Borrower may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(f)             Conditions. The availability of Incremental Facilities under this Agreement will be subject solely to the following conditions and any other conditions required by the Lenders providing such Incremental Term Facility, subject, for the avoidance of doubt, to Section 1.08, measured on the date of the initial borrowing under such Incremental Facility (or, at the Borrower’s sole option, on the date of the receipt of commitments with respect to such Incremental Facility):

(i)         no Event of Default shall have occurred and be continuing or would result therefrom; provided that the condition set forth in this clause (i) may be waived or not required (other than with respect to Specified Events of Default) by the Persons providing such Incremental Facilities if the proceeds of the initial Borrowings under such Incremental Facilities will be used to finance, in whole or in part, a Limited Condition Transaction; and

(ii)        the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility; provided that the condition set forth in this clause (ii) may be waived or not required (other than with respect to the Specified Representations) by the Persons providing such Incremental Facilities if the proceeds of the initial Borrowings under such Incremental Facilities will be used to finance, in whole or in part, a Limited Condition Transaction.

(g)            Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Facility. The terms of each Incremental Facility will be as agreed between the Borrower and the Persons providing such Incremental Facility; provided that:

(i)         the final maturity date of (x) any such Incremental Term Loans will be no earlier than the Latest Maturity Date of the Initial Term Loans; provided that this clause shall not apply to the incurrence of any Incremental Term Loans pursuant to the Inside Maturity Exception, and (y) any such Incremental Revolving Facility will be no earlier than the Latest Maturity Date of the outstanding Revolving Loans;

(ii)            the Weighted Average Life to Maturity of any such Incremental Term Loans will be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans; provided that this clause shall not apply to the incurrence of any Incremental Term Loans pursuant to the Inside Maturity Exception;

(iii)           any mandatory prepayment of such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis in any corresponding required mandatory repayments of the Initial Term Loans, but not on a greater than pro rata basis to the Initial Term Loans (other than (A) any repayment of such Incremental Term Loans at maturity, (B) any repayment of Incremental Term Loans incurred pursuant to the Inside Maturity Exception and (C) any greater than pro rata repayment of such Incremental Term Loans with the proceeds of Credit Agreement Refinancing Indebtedness);

(iv)           (A) to the extent secured, such Incremental Term Facilities or Incremental Revolving Facilities, as applicable, shall only be secured by a Lien on property or assets constituting Collateral (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on property or assets applicable only to periods after the Latest Maturity Date of the Term Loans or Revolving Loans, as applicable, at the time of incurrence, (3) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders under the Term Loans or Revolving Loans, as applicable and (4) if such Incremental Term Facilities or Incremental Revolving Facilities, as applicable, are solely secured by assets not constituting Collateral) and (B) if such Incremental Term Facilities or Incremental Revolving Facilities, as applicable, is guaranteed by a Subsidiary Guarantor, is not also guaranteed by any Subsidiary other than a Subsidiary Guarantor (or becomes a Subsidiary Guarantor in connection therewith) (except (1) for guarantees by other Persons that are applicable only to periods after the Latest Maturity Date of the Term Loans or Revolving Loans, as applicable, at the time of incurrence and (2) any such Person incurring or guaranteeing such Incremental Term Facilities or Incremental Revolving Facilities, as applicable, that also guarantees the Term Loans or Revolving Loans, as applicable); and

(v)            except as otherwise set forth herein, all terms of any Incremental Revolving Facility (to the extent such Incremental Revolving Facility is an increase in Revolving Commitments under the Revolving Facility) shall be on terms and pursuant to documentation applicable to the Revolving Facility and all other terms of any Incremental Facility shall be on terms (including subordination terms, if applicable) and pursuant to documentation to be determined by the Borrower and the providers of the Incremental Term Facility; provided that the operational and agency provisions contained in such documentation shall be reasonably satisfactory to the Administrative Agent and the Borrower.

(h)            Pricing. The interest rate, fees and OID for any Incremental Term Loans will be as determined by the Borrower and the Persons providing such Incremental Term Loans; provided that in the event that the All-In Yield applicable to any broadly syndicated Incremental Term Loans (other than any Excluded Incremental Term Loan) that are incurred during the first twenty four (24) months following the Closing Date, and are (x) secured on a pari passu basis with the Initial Term Loans and (y) pari passu in right of payment with the Initial Term Loans, exceed the All-In Yield (taking into account the leverage-based pricing grid for interest rate margins therein and any comparable leverage-based pricing grid applicable to such Incremental Term Loans utilizing the interest rate margin in effect at such time) for the Initial Term Loans by more than 50 basis points, then the All-In Yield for the Initial Term Loans shall be increased to the extent necessary so that such All-In Yield for such Term Loans are equal to the All-In Yield for such Incremental Term Loans minus 50 basis points (the “MFN Provision”).

(i)             Adjustments to Revolving Loans. Upon each increase in the Revolving Commitments pursuant to this Section 2.16,

(i)             each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each lender providing a portion of such increase (each an “Incremental Revolving Facility Lender”), and each such Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Lender will equal the percentage of the aggregate Revolving Commitments of all Lenders represented by such Revolving Lender’s Revolving Commitments; and

(ii)            if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Facility be prepaid from the proceeds of Incremental Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 3.05.

(j)             The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.16.

SECTION 2.17        Refinancing Amendments.

(a)            Refinancing Loans. The Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and Revolving Loans and commitments then outstanding under this Agreement in the form of Refinancing Loans or Refinancing Commitments made pursuant to a Refinancing Amendment.

(b)            Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such conditions as may be requested by the providers of applicable Refinancing Loans. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Loans incurred pursuant thereto (including any amendments necessary to treat the Term Loans or Revolving Loans subject thereto as Refinancing Term Loans or Refinancing Revolving Loans, respectively).

(c)            Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the Persons providing the applicable Refinancing Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17. This Section 2.17 supersedes any provisions in Section 11.01 to the contrary.

(d)            Providers of Refinancing Loans. Refinancing Loans may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make all or any portion of any Refinancing Loan) or by any Additional Lender (subject to Section 11.07(h)). The lenders providing the Refinancing Loans will be reasonably acceptable to the (i) Borrower and (ii) solely with respect to any Refinancing Revolving Loans, the Administrative Agent and each Issuing Bank (except that, in the case of clause (ii), only to the extent such Person otherwise would have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 2.18        Extensions of Loans.

(a)            Extension Offers. Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans and/or Commitments of a particular Class with a like Maturity Date, the Borrower may extend such Maturity Date and otherwise modify the terms of such Loans and/or Commitments pursuant to the terms set forth in an Extension Offer (each, an “Extension”). Each Extension Offer will specify the minimum amount of Loans and/or Commitments with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1,000,000 and an aggregate principal amount that is not less than $5,000,000, or, if less, (i) the aggregate principal amount of such Class of Loans outstanding or (ii) such lesser minimum amount as is approved by the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed. Extension Offers will be made on a pro rata basis to all Lenders holding Loans and/or Commitments of a particular Class with a like Maturity Date. If the aggregate outstanding principal amount of such Loans (calculated on the face amount thereof) and/or Commitments in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans and/or Commitments offered to be extended pursuant to such Extension Offer, then the Loans and/or Commitments of such Lenders will be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer. There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions. The terms of an Extension Offer shall be determined by the Borrower, and Extension Offers may contain one or more conditions to their effectiveness, including a condition that a minimum amount of Loans and/or Commitments of any or all applicable tranches be tendered.

(b)            Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) as may be necessary or appropriate in order to establish new tranches in respect of Extended Loans and Extended Commitments and such amendments as permitted by clause (c) below as may be necessary or appropriate in the reasonable opinion of the Borrower, in consultation with the Administrative Agent, in connection with the establishment of such new tranches of Loans. This Section 2.18 shall supersede any provisions in Section 2.15 or 11.01 to the contrary. Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(c)            Terms of Extension Offers and Extension Amendments. The terms of any Extended Loans and Extended Commitments will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Lenders accepting such Extension Offer; provided that:

(i)             the final maturity date of such Extended Loans and Extended Commitments will be no earlier than the Latest Maturity Date applicable to the Loans and/or Commitments subject to such Extension Offer;

(ii)            the Weighted Average Life to Maturity of any Extended Loans that are Term Loans will be no shorter than the remaining Weighted Average Life to Maturity of the Loans subject to such Extension Offer; and

(iii)           any Extended Loans that are Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of Term Loans other than any repayment of such Extended Term Loans at maturity or with the proceeds of Credit Agreement Refinancing Indebtedness

Any Extended Loans will constitute a separate tranche of Term Loans and/or Revolving Loans from the Term Loans and/or Revolving Loans held by Lenders that did not accept the applicable Extension Offer.

(d)            Extension of Revolving Commitments. In the case of any Extension of Revolving Commitments and/or Revolving Loans, the following shall apply:

(i)             all borrowings and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Revolving Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans attributable to the non-extended Revolving Commitments on the relevant Maturity Date;

(ii)            the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit as between the Revolving Commitments of such new tranche and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to such non-extended Revolving Commitments has occurred;

(iii)           no termination of extended Revolving Commitments and no repayment of extended Revolving Loans accompanied by a corresponding permanent reduction in extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of each other tranche of Revolving Loans and Revolving Commitments (or each other tranche of Revolving Commitments and Revolving Loans shall have otherwise been terminated and repaid in full);

(iv)           the Maturity Date with respect to the Revolving Commitments may not be extended without the prior written consent of each Issuing Bank; and

(v)            at no time shall there be more than five different tranches of Revolving Commitments.

If the Total Utilization of Revolving Commitments exceeds the Revolving Commitment as a result of the occurrence of the Maturity Date with respect to any tranche of Revolving Commitments while an extended tranche of Revolving Commitments remains outstanding, the Borrower shall make such payments as are necessary in order to eliminate such excess on such Maturity Date.

(e)            Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), the Borrower and the applicable Extending Lender. The transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18 will not apply to any of the transactions effected pursuant to this Section 2.18.

SECTION 2.19        Permitted Debt Exchanges.

(a)            Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers made to all Lenders holding outstanding Loans in a particular Class (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Debt Exchange Notes (each such exchange a “Permitted Debt Exchange”) with any Lender (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of such Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Exchange Agent and (vi) any applicable Minimum Tender Condition (as defined below) shall be satisfied.

(b)            With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.19, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.07(a) or (b), and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable classes be tendered.

(c)            In connection with each Permitted Debt Exchange, the Borrower and the Exchange Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.19 and without conflict with Section 2.19(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Exchange Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d)            The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws and regulations in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Exchange Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws and regulations in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered pursuant to Section 2.19(a) above for which the such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended, and/or other applicable securities laws and regulations.

(e)            If the Exchange Agent is not the Administrative Agent, the actions authorized to be taken by the Exchange Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.19, any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

SECTION 2.20        Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)             Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender with respect to outstanding Letters of Credit (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) in accordance with Section 2.19(d); fourth, as the Borrower may request (so long as no Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a Cash Collateral Account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; and (B) Cash Collateralize each Issuing Bank’s (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.19(d); sixth to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.20(a)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)            Certain Fees.

(A)            No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(b)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.04.

(B)            With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (2) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iii)           All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate amount of remaining Revolving Exposure of any Non-Defaulting Lender to exceed the amount of such Non-Defaulting Lender’s Revolving Commitment as of the Closing Date. Subject to Section 11.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non- Defaulting Lender’s increased exposure following such reallocation.

(iv)           No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(f) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(v)            If the reallocation described in clause (ii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize Issuing Bank’s Fronting Exposure (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) in accordance with the procedures set forth in Section 2.04.

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.04) whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c)            New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend or amend any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)            Cash Collateral. At any time that there shall exist a Defaulting Lender and Section 2.19(a)(iv) is applicable, within one Business Day following the written request of the Administrative Agent, any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the applicable Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.04 and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)             Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that the Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Banks or the Revolving Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)           Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (B) the determination by the Administrative Agent, the applicable Issuing Bank, that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.19, the Person providing Cash Collateral and the applicable Issuing Bank may agree that the Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(e)            Hedge Banks. So long as any Lender is a Defaulting Lender, such Lender shall not be a Hedge Bank with respect to any Secured Hedge Agreement entered into while such Lender was a Defaulting Lender.

SECTION 2.21        Judgment Currency.

(a)            If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (and by its acceptance of its appointment in such capacity, each Lead Arranger) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)            The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

ARTICLE III
Taxes, Increased Costs Protection and Illegality

SECTION 3.01        Taxes.

(a)            Except as required by applicable Law, any and all payments by the Borrower or any Guarantor to or for the account of any Agent, any Lender or Issuing Bank under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, and all liabilities (including additions to tax, penalties and interest) with respect thereto (“Taxes”). The following shall be “Excluded Taxes”: in the case of each Agent, each Lender and Issuing Bank, (i) Taxes imposed on or measured by net income (however denominated, and including branch profits and similar Taxes), and franchise or similar Taxes, in each case, that are (A) imposed by the jurisdiction (or political subdivision thereof) under the laws of which it is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (B) Other Connection Taxes, (ii) any U.S. federal Tax that is (or would be) required to be withheld with respect to amounts payable hereunder in respect of an Eligible Assignee (pursuant to an assignment under Section 11.07) on the date it becomes an assignee to the extent such Tax is in excess of the Tax that would have been applicable had such assigning Lender not assigned its interest arising under any Loan Document (unless such assignment is at the express written request of the Borrower), (iii) U.S. federal Taxes withheld or required to be withheld on amounts payable to or for the account of a Lender, Agent or Issuing Bank with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (A) such Lender, Agent or Issuing Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07) or (B) such Lender changes its Lending Office (other than at the written request of the Borrower to change such Lending Office), except in each case to the extent that pursuant to Section 3.01, amounts with respect to such Taxes were payable to such Lender’s, Agent’s or Issuing Bank’s assignor immediately before such Lender, Agent or Issuing Bank became a party hereto, or to such Lender immediately before it changed its Lending Office, (iv) any Taxes imposed as a result of the failure of any Agent, Lender or Issuing Bank, as applicable, to comply with the provisions of Sections 3.01(b), 3.01(c) and 3.01(d) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.01(e) (in the case of any U.S. Lender, as defined below), and (v) any Taxes imposed under FATCA. If an applicable Withholding Agent is required to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent, any Lender or Issuing Bank, (i) except in the case of Excluded Taxes, the sum payable to such Agent, Lender or Issuing Bank shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), each of such Agent, Lender or Issuing Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions, (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant taxing authority, and (iv) within thirty days after the date of any such payment by the Borrower or any Guarantor (or, if receipts or evidence are not available within thirty days, as soon as practicable thereafter), the Borrower or applicable Guarantor shall furnish to such Agent, Lender or Issuing Bank (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to the Borrower or applicable Guarantor (or other evidence of payment reasonably satisfactory to the Administrative Agent).

(b)            To the extent it is legally able to do so, each Agent, Lender or Issuing Bank (including an Eligible Assignee to which a Lender assigns its interest in accordance with Section 11.07, unless such Eligible Assignee is already a Lender hereunder) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent on or prior to the date on which the Foreign Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two accurate, complete and signed copies of whichever of the following is applicable: (i) IRS Form W-8BEN or Form W-8BEN-E (or any successor forms) certifying that it is entitled to benefits under an income tax treaty to which the United States is a party; (ii) IRS Form W-8ECI (or any successor form) certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder of the Borrower described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d)(4) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit G (a “Non-Bank Certificate”) and the applicable IRS Form W-8BEN or Form W-8BEN-E (or any successor forms), certifying that the Foreign Lender is not a United States person; (iv) to the extent a Foreign Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by, as and to the extent applicable, an IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Non-Bank Certificate, Form W-9, Form W-8IMY (or other successor forms) and any other required supporting information from each beneficial owner (it being understood that a Foreign Lender need not provide certificates or supporting documentation from beneficial owners if (A) the Foreign Lender is a “qualified intermediary” or “withholding foreign partnership” for U.S. federal income tax purposes and (B) such Foreign Lender is as a result able to establish, and does establish, that payments to such Foreign Lender are, to the extent applicable, entitled to an exemption from or, if an exemption is not available, a reduction in the rate of, U.S. federal withholding Taxes without providing such certificates or supporting documentation); or (v) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(c)            In addition, each such Foreign Lender shall, to the extent it is legally entitled to do so, (i) promptly submit to the Borrower and the Administrative Agent two accurate, complete and signed copies of such other or additional forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant taxing authorities) as may then be applicable or available to secure an exemption from or reduction in the rate of U.S. federal withholding Tax (1) on or before the date that such Foreign Lender’s most recently delivered form, certificate or other evidence expires or becomes obsolete or inaccurate in any material respect, (2) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances that would modify or render invalid any claimed exemption or reduction. This Section 3.01(c) shall not apply to any reporting requirements under FATCA.

(d)            If a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)            Each Agent, Lender or Issuing Bank that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (each, a “U.S. Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent two copies of accurate, complete and signed IRS Form W-9 or successor form certifying that such U.S. Lender is not subject to U.S. federal backup withholding Tax (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any material respect, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(f)             The Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise (in the nature of a documentary or similar Tax), property, intangible, filing or mortgage recording Taxes or charges or similar levies imposed by any Governmental Authority that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to Tax, penalties and interest related thereto) excluding, in each case, such amounts that are Other Connection Taxes imposed in connection with an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested in writing by the Borrower (all such non-Excluded Taxes described in this Section 3.01(f) being hereinafter referred to as “Other Taxes”).

(g)            If any Taxes (other than Excluded Taxes) or Other Taxes are directly asserted against any Agent, Lender or Issuing Bank with respect to any payment received by such Agent, Lender or Issuing Bank in respect of any Loan Document, such Agent, Lender or Issuing Bank may pay such Taxes or Other Taxes and the Borrower will promptly indemnify and hold harmless such Agent, Lender or Issuing Bank for the full amount of such Taxes (other than Excluded Taxes) and Other Taxes, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes (other than Excluded Taxes) or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payments under this Section 3.01(g) shall be made within ten days after the date the Borrower receives written demand for payment from such Agent or Lender.

(h)            A Participant shall not be entitled to receive any greater payment under this Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or such entitlement to a greater payment results from a change in law that occurs after the Participant acquired the participation.

(i)             If any Agent, any Lender or Issuing Bank determines, in its sole discretion, exercised in good faith, that it has received a refund in respect of any Taxes or Other Taxes as to which is has been indemnified by the Borrower or any Guarantor, as the case may be, or with respect to which the Borrower or any Guarantor, as the case may be, has paid additional amounts pursuant to this Section 3.01, it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Guarantor under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by such Agent, such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or applicable Guarantor, as the case may be, upon the request of such Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to the Borrower or applicable Guarantor, as the case may be (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, such Lender or Issuing Bank in the event such Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(i), in no event will such Agent, Lender or Issuing Bank be required to pay any amount to the Borrower or applicable Guarantor pursuant to this Section 3.01(i) the payment of which would place such Agent, Lender or Issuing Bank in a less favorable net after-Tax position than the indemnified party would have been in if the Tax or Other Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax or Other Tax had never been paid. Such Agent, such Lender or Issuing Bank, as the case may be, shall provide the Borrower upon request with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender, such Agent or Issuing Bank may delete any information therein that such Lender, such Agent or Issuing Bank deems confidential or not relevant to such refund in its reasonable discretion). This subsection shall not be construed to require any Agent, any Lender or Issuing Bank to make available its tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the Borrower, any Guarantor or any other Person.

(j)             Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (g) with respect to such Lender, it will, if requested by the Borrower in writing, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan affected by such event and by completing and delivering or filing any Tax-related forms that such Lender is legally able to deliver and that would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by the Borrower; provided that such efforts are made at the Borrower’s expense and are on terms that, in the reasonable judgment of such Lender, do not cause such Lender or any of its Lending Offices to suffer any economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(j) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (g).

(k)            Notwithstanding any other provision of this Agreement, the Borrower and the Administrative Agent may deduct and withhold any Taxes required by any Laws (including, for the avoidance of doubt, FATCA) to be deducted and withheld from any payment under any of the Loan Documents, subject to the provisions of this Section 3.01.

(l)             Each Agent or Lender, as applicable, shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Taxes attributable to such Agent or Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Agent or Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Agent or Lender by the Administrative Agent shall be conclusive absent manifest error. Each Agent and Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Agent or Lender under any Loan Document or otherwise payable by the Administrative Agent to such Agent or Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(l).

(m)           The Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) properly completed and duly executed copies of either (i) if it is a “United States person” (as defined in Section 7701(a)(30) of the Code) IRS Form W-9 (or any successor form) or (ii) if it is not a “United States person” a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form), together with required accompanying documentation, evidencing its agreement with the Borrower to be treated as a U.S. person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (or any successor form) (with respect to amounts received on its own account), together with required accompanying documentation, with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

(n)            The agreements in this Section 3.01 shall survive the resignation or replacement of the Administrative Agent, termination of this Agreement and the payment of the Loans and all other amounts payable hereunder and any assignment of rights by, or replacement of, any Lender.

SECTION 3.02        Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Term SOFR or Daily Simple SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make SOFR Loans or RFR Loans, and any right of the Borrower to continue SOFR Loans or RFR Loans or to convert Base Rate Loans to SOFR Loans or RFR Loans, shall be suspended, and (ii) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component or Daily Simple SOFR component of the Base Rate, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) with respect to Borrowings denominated in Dollars, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans or RFR Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans or RFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR or Daily Simple SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans or RFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans or RFR Loans, (B) [reserved] or (C) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR component or Daily Simple SOFR component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component or Daily Simple SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR or Daily Simple SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

SECTION 3.03        Inability to Determine Rates.

Subject to Section 3.09, if, on or prior to the first day of any Interest Period for any SOFR Loan or at any time for any RFR Loan:

(a)             the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (i) that “Term SOFR” cannot be determined pursuant to the definition thereof or (ii) that “Daily Simple SOFR” cannot be determined pursuant to the definition thereof, or

(b)            the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or RFR Loan or a conversion thereto or a continuation thereof that Term SOFR or Daily Simple SFOR for any requested Interest Period with respect to a proposed SOFR Loan or RFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans or RFR Loans, and any right of the Borrower to continue SOFR Loans or RFR Loans or to convert Base Rate Loans to SOFR Loans or RFR Loans, shall be suspended (to the extent of the affected SOFR Loans or RFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or RFR Loans (to the extent of the affected SOFR Loans or RFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans or RFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period or calendar month, as applicable. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.05. Subject to Section 3.09, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” or “Daily Simple SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

SECTION 3.04        Increased Cost and Reduced Return; Capital Adequacy.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii)            subject any Lender or any Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any SOFR Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Bank, as applicable, in respect thereof (except, in each case, for (A) Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, (B) any Taxes and other amounts described in clauses (ii) through (v) of the definition of Excluded Taxes, (C) Connection Income Taxes, and (D) Other Taxes); or

(iii)            impose on any Lender or any Issuing Bank any other condition, cost or expense affecting this Agreement, any Letter of Credit, any participation in a Letter of Credit, SOFR Loans or RFR Loans made by such Lender or any Issuing Bank (other than, in each case, with respect to Taxes) that is not otherwise accounted for in the definition of Term SOFR, Daily Simple SOFR or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making, maintaining, continuing or converting any Loan the interest on which is determined by reference to Term SOFR or Daily Simple SOFR, in the case of a Change in Law with respect to Taxes, making, maintaining, continuing or converting any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such other Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank (whether of principal, interest or any other amount)) then, from time to time within ten days after demand by such Lender or such Issuing Bank setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent) (provided that such calculation will not in an way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law), the Borrower will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank for such additional costs incurred or reduction suffered. No Lender or Issuing Bank shall request that the Borrower pay any additional amount pursuant to this Section 3.04(a) unless it shall concurrently make similar requests to other borrowers similarly situated and affected by such Change in Law and from whom such Lender or Issuing Bank is entitled to seek similar amounts.

(b)            Capital Requirements. If any Lender or any Issuing Bank reasonably determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or such Issuing Bank or the Loans made by or Letters of Credit issued by it to a level below that which such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to liquidity or capital adequacy), then from time to time upon demand of such Lender or such Issuing Bank setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent) (provided that such calculation will not in an way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law), the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or their respective holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty days prior to the date that such Lender or such Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.05        Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount (provided that such calculation will not in any way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law), the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Loan (or other than on the last day of an Interest Payment Date applicable thereto with respect to RFR Loans); or

(b)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Notwithstanding the foregoing, no Lender may make any demand under this Section 3.05 (i) with respect to the Floor or (ii) in connection with any prepayment of interest on Term Loans.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Loan other than a Base Rate Loan made by it at the applicable interest rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Loan other than a Base Rate Loan was in fact so funded.

SECTION 3.06        Matters Applicable to All Requests for Compensation.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(b)            Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue SOFR Loans from one Interest Period to another Interest Period, make or continue RFR Loans, or to convert Base Rate Loans into SOFR Loans or RFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)            Conversion of SOFR Loans/RFR Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s SOFR Loans or RFR Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans or RFR Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding SOFR Loans or on the first day(s) of the next succeeding month for such outstanding RFR Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding SOFR Loans or RFR Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07        Replacement of Lenders Under Certain Circumstances. If (i) any Lender requests compensation under Section 3.04 or ceases to make SOFR Loans or RFR Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrower is required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.01(j), (iii) any Lender is a Non-Consenting Lender, (iv) any Lender does not accept an Extension Offer, (v) [reserved], (vi) (A) any Lender shall become and continue to be a Defaulting Lender and (B) such Defaulting Lender shall fail to cure the default pursuant to Section 2.20(b) within five Business Days after the Borrower’s request that it cure such default, or (vii) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender (other than a Disqualified Lender) as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents (other than its existing rights to payments pursuant to Section 3.01 or Section 3.04) to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.07(b)(iv);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts payable under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in Letters of Credit, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d)            the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(f)            in the case of any such assignment resulting from a Lender being a Non-Consenting Lender, the Eligible Assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender being replaced was a Non-Consenting Lender; and

(g)            such assignment does not conflict with applicable Laws.

Notwithstanding anything to the contrary contained above, any Lender that acts as an Issuing Bank may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.09.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders, Required Revolving Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.08        Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent or the Collateral Agent.

SECTION 3.09        Benchmark Replacement Setting.

(a)             Benchmark Replacement.

 (i)             Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and the definition of “Term SOFR” shall be deemed modified to delete the addition of the Term SOFR for any calculation (as applicable) and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)            (ii)         No Hedge Agreement shall constitute a “Loan Document” for purposes of this Section 3.09.

(b)            Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.09(d) and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.09.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans or RFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(f)            Amendment. The provisions of this Section 3.09 shall, solely with respect to implementation of a Benchmark Replacement and Conforming Changes as expressly set forth herein, supersede any contrary provision of Section 11.01.

ARTICLE IV
Conditions Precedent to Borrowings

SECTION 4.01        Conditions to Initial Borrowing.

The obligation of each Lender to extend credit to the Borrower and of each Issuing Bank to issue Letters of Credit hereunder on the Closing Date is subject only to the satisfaction, or waiver in accordance with Section 11.01, of each of the following conditions precedent, except as otherwise agreed between the Borrower and the Required Lenders:

(a)            Documentary Conditions. The Administrative Agent’s receipt of the following, each of which shall be originals or copies in .pdf format, unless otherwise specified:

(i)             a Committed Loan Notice duly executed by the Borrower, which shall be delivered at least one Business Day prior to the Closing Date, which shall be deemed to be conditioned on the consummation of the Transactions;

(ii)            this Agreement duly executed by Holdings and the Borrower;

(iii)           the Guaranty duly executed by each Loan Party;

(iv)           the Security Agreement (pursuant to which the Administrative Agent is authorized to file customary “all asset” UCC-1 financing statements and Intellectual Property Security Agreements) duly executed by each Loan Party, and:

(A)           to the extent required to be pledged under the terms of the Security Agreement, certificates, if any, representing the Pledged Equity of each Loan Party Subsidiary of Holdings, as applicable, in each case other than with respect to Excluded Assets;

(B)            copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in the state of organization or formation of each Loan Party, covering the Collateral described in the Security Agreement; and

(C)            Intellectual Property Security Agreements duly executed by each applicable Loan Party and filed or duly prepared for filing with the United States Patent and Trademark Office or the United States Copyright Office of the Library of Congress, as applicable.

(b)            Opinions of Counsel. The Administrative Agent shall have received a customary legal opinion from Kirkland & Ellis LLP, special counsel to the Loan Parties with respect to matters of New York law and certain aspects of Delaware law, in form and substance reasonably satisfactory to the Administrative Agent.

(c)            Solvency Certificate. The Administrative Agent shall have received a certificate from the chief financial officer or other officer with equivalent duties of Holdings as to the Solvency (after giving effect to the Transactions on the Closing Date) of the Borrower and its Subsidiaries substantially in the form attached hereto as Exhibit I.

(d)            Secretary’s Certificate. The Administrative Agent shall have received (i) a certificate from each Loan Party, signed by an Responsible Officer of such Loan Party, and attested to by the secretary or any assistant secretary of such Loan Party, together with (x) copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Loan Party certified by applicable secretary of state (or equivalent authority) of the jurisdiction of organization or formation of each Loan Party, (y) customary authorizing resolutions of such Loan Party referred to in such certificate, and (z) a signature and incumbency certificate to the officers of such persons executing the Loan Documents, in each case, each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent and (ii) certificates of good standing or status (to the extent that such concepts exist) from the applicable secretary of state (or equivalent authority) of the jurisdiction of organization or formation of each Loan Party that each of them is validly existing and, to the extent applicable, in good standing.

(e)            Fees and Expenses. All fees and expenses required to be paid hereunder on the Closing Date (and all fees and expenses required to be paid under the Agent Fee Letter and the Fee Letter on the Closing Date) and, with respect to expenses and legal fees, to the extent invoiced in reasonable detail at least two (2) Business Days before the Closing Date (except as otherwise reasonably agreed to by the Borrower) shall have been paid in full in cash, it being agreed that such fees and expenses may be paid with the proceeds of the initial funding of one or more of the Facilities.

(f)             Closing Date Refinancing. The Closing Date Refinancing shall have been or will be consummated substantially concurrently with the initial borrowing under the Facilities.

(g)            KYC Requirements. The Lenders shall have received at least three (3) business days prior to the Closing Date (a) all outstanding documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary Beneficial Ownership Certification, that in each case has been requested in writing at least ten (10) Business Days prior to the Closing Date.

(h)            Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(i)             No Material Adverse Effect. Since September 30, 2024, no Material Adverse Effect shall have occurred or is reasonably expected to occur.

(j)             Historical Financial Statements. The Lead Arrangers shall have received the Historical Financial Statements.

Without limiting the generality of the provisions of the last paragraph of Section 11.01, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement or funded Loans hereunder shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02        Conditions to Borrowings After the Closing Date. Except as set forth herein with respect to Incremental Loans, the obligation of each Lender to honor a Committed Loan Notice and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, in each case, after the Closing Date, is subject to the following conditions precedent:

(a)            Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, amendment, renewal or extension of any Letter of Credit; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)            Default or Event of Default. As of the date of such Borrowing or the date of any issuance, amendment, renewal or extension of any Letter of Credit, no Default or Event of Default shall have occurred and be continuing on such date (immediately prior to giving effect to the extensions of credit requested to be made) or would result after giving effect to the extensions of credit requested to be made on such date.

(c)            Committed Loan Notice. If applicable, the Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof and, if applicable, the applicable Issuing Bank shall have received an Issuance Notice in accordance with the requirements hereof.

Subject to Section 1.08(f), each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to another Type or a continuation of SOFR Loans or RFR Loans) and each Issuance Notice submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Sections 4.02(a) and (b) has been satisfied on and as of the date of the applicable Borrowing or issuance, amendment, renewal or extension of a Letter of Credit.

ARTICLE V
Representations and Warranties

Holdings represents and warrants (with respect to Sections 5.01, 5.02, 5.03, 5.04, 5.13 and 5.17) and the Borrower represents and warrants (with respect to each of the following) to the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent, in each case, to the extent and, unless otherwise specifically agreed by the Borrower, only on the dates required by Section 2.16, 4.01 (with respect to the Specified Representations only) or 4.02, as applicable.

SECTION 5.01        Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary that is a Material Subsidiary,

(a)            is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concepts exist in such jurisdiction);

(b)            has all corporate or other organizational power and authority to (i) own its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions;

(c)            is duly qualified and in good standing (to the extent such concepts exist in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(d)            is in compliance with all applicable Laws; and

(e)            has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted;

except in each case referred to in clauses (a) (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.02        Authorization; No Contravention.

(a)            The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action.

(b)            Neither the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party nor the consummation of the Transactions will,

(i)             contravene the terms of any of its Organization Documents;

(ii)            result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) upon any of the property or assets of such Loan Party or any of the Restricted Subsidiaries under (A) any Contractual Obligation or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject;

(iii)           violate any applicable Law; or

(iv)           require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation, except for such approvals or consents which will be obtained on or before the Closing Date;

except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii), (iii) and (iv), to the extent that such breach, contravention or violation has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.03        Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for,

(a)            filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties;

(b)            the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral Documents); and

(c)            those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.04        Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto and thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05        Historical Financial Statements; No Material Adverse Effect.

(a)            The Historical Financial Statements fairly and accurately present in all material respects the financial condition of the Persons set forth therein, in accordance with GAAP subject, in the case of the Closing Date Unaudited Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b)            Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has resulted in, and is reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)            The forecasts of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date, when taken as a whole, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made and at the time the forecasts are delivered, it being understood that (i) no forecasts are to be viewed as facts, (ii) any forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties or the Sponsors, (iii) no assurance can be given that any particular forecasts will be realized and (iv) actual results may differ and such differences may be material.

SECTION 5.06        Litigation. Except as set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Restricted Subsidiaries that has resulted in or has a reasonable probability of being determined adversely and is reasonably expected, individually or in the aggregate, to result in Material Adverse Effect.

SECTION 5.07        Labor Matters. Except as has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or the Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened and (b) hours worked by and payments made based on hours worked to employees of the Borrower or a Restricted Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Laws regulating wage and hour matters.

SECTION 5.08        Ownership of Property; Liens. Each Loan Party and each Restricted Subsidiary has good and valid record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Permitted Liens and except where the failure to have such title or other interest has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.09        Environmental Matters.

(a)            Except as has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) the Loan Parties and the Restricted Subsidiaries are in compliance with all applicable Environmental Laws (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of the Restricted Subsidiaries is subject to any pending, or to the knowledge of the Loan Parties, threatened Environmental Claim or any other Environmental Liability, nor does any Loan Party have knowledge of any basis for any Environmental Liability.

(b)            None of the Loan Parties or any of the Restricted Subsidiaries has used, Released, treated, stored, transported or disposed of Hazardous Materials, at or from any currently or formerly owned or operated real estate or facility relating to its business, in a manner that has resulted in, or is reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.10        Taxes. Except as has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in, a Material Adverse Effect, the Borrower and the Restricted Subsidiaries have filed all foreign, U.S. federal and state, and other tax returns and reports required to be filed, and have paid all foreign, U.S. federal and state, and other Taxes, assessments, fees and other governmental charges (including satisfying their withholding Tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11        ERISA Compliance.

(a)            Except as has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)            Except as has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect:

(i)         no ERISA Event has occurred within the one-year period prior to the date on which this representation is made or deemed made;

(ii)        no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan;

(iii)       no Loan Party, nor any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. of ERISA with respect to a Multiemployer Plan;

(iv)       no Loan Party, nor any of their ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and

(v)        no Loan Party, nor any ERISA Affiliate has been notified by the Sponsors of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be insolvent or in endangered or critical status.

SECTION 5.12        Subsidiaries. As of the Closing Date, all of the outstanding Equity Interests in the Borrower and each Material Subsidiary have been validly issued and are fully paid and (if applicable) non-assessable, and all Equity Interests owned by Holdings (in the Borrower), and by the Borrower or any Subsidiary Guarantor in any of their respective direct Material Subsidiaries are owned free and clear of all Liens (other than Permitted Liens) of any Person. As of the Closing Date, Schedule 5.12 (i) sets forth the name and jurisdiction of each Subsidiary, (ii) sets forth the ownership interest of Holdings, the Borrower and each Subsidiary in each Subsidiary, including the percentage of such ownership and (iii) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral Documents.

SECTION 5.13        Margin Regulations; Investment Company Act.

(a)            As of the Closing Date, none of the Collateral is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or issuance of, or drawings under, any Letter of Credit will be used for any purpose that violates Regulation U.

(b)            Neither the Borrower nor any Guarantor is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14        Disclosure. As of the Closing Date, none of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of the Borrower or any Subsidiary Guarantor to any Agent or any Lender on or prior to the Closing Date in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document on or prior to the Closing Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in the light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered); it being understood that for purposes of this Section 5.14, such written information and written data shall not include projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature. As of the Closing Date, the information included in any Beneficial Ownership Certification is true and correct in all material respects.

SECTION 5.15        Intellectual Property; Licenses, Etc. The Borrower and the Restricted Subsidiaries own, or have a valid right to use, all the Intellectual Property that are used in or necessary for the operation of their respective businesses as currently conducted (collectively, the “IP Rights”), except where the failure to have any such rights has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect. To the knowledge of the Borrower, as of the Closing Date, (a) the operation of the respective businesses of the Borrower and the Restricted Subsidiaries as currently conducted do not infringe upon, misappropriate or violate any Intellectual Property held by any Person, and (b) no Person is infringing upon, misappropriating or violating any Intellectual Property owned by the Borrower or any of the Restricted Subsidiaries, in each case, except for such infringements, misappropriations or violations that have not resulted in, or are not reasonably expected, individually or in the aggregate, to result in, a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary that has resulted in, and is reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect. Each of the Loan Parties and the other Restricted Subsidiaries have complied with all applicable Laws relating to the privacy and security of personal information or personal data, except to the extent any non-compliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There has been no security breach or incident, unauthorized access or disclosure, or other compromise of any of the Loan Parties’ or the other Restricted Subsidiaries’ information technology assets and equipment, computers, information technology systems, networks, hardware, software, websites, applications, data and databases, including the data and information of their respective customers and employees or collected, maintained, processed or stored by or on behalf of the Loan Parties or the other Restricted Subsidiaries, except to the extent any such incident, access, disclosure or other compromise, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.16       Solvency. On the Closing Date after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17        Anti-Corruption, Anti-Money Laundering, Sanctions.

(a)            To the extent applicable, each of the Loan Parties and the Restricted Subsidiaries is in compliance, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) all applicable Anti-Money Laundering Laws, including the USA PATRIOT Act and other similar applicable anti-money laundering rules and regulations.

(b)            Each of the Loan Parties and the Restricted Subsidiaries, and their respective officers, directors and employees, and to the Borrower’s knowledge, their respective agents, and representatives, conducts their businesses in compliance in all material respects with all applicable Anti-Corruption Laws, including the FCPA and any other similar Anti-Corruption Laws. The Borrower will not directly, or to its knowledge, indirectly use the proceeds of the Loans or Letters of Credit in violation of any applicable Anti-Corruption Laws, including the FCPA, or other similar Anti-Corruption Laws.

(c)            None of the Loan Parties or any of the Restricted Subsidiaries, nor any director, officer or employee thereof, or to the knowledge of the Borrower, agent or representative thereof, is a Person, or is owned or controlled by any Person, that is, (a) the subject or target of any Sanctions or a Sanctioned Person, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any other Sanctions list, or (c) located, organized or resident in a Designated Jurisdiction. The Borrower will not directly or knowingly indirectly use the proceeds of the Loans or Letters of Credit or otherwise knowingly make available such proceeds to any Person, (i) for the purpose of financing activities in or involving any country or territory, that, at the time of such financing, is a Designated Jurisdiction, or with or involving any Person that, at the time of such financing, is (a) the subject or target of any Sanctions or a Sanctioned Person, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any other Sanctions list, or (c) located, organized or resident in a Designated Jurisdiction, in each case in violation of applicable Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person, or (iii) in any other manner that would reasonably result in any Person becoming a Sanctioned Person.

SECTION 5.18        Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents or contemplated by the Collateral Documents (including the delivery to Collateral Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable perfected Lien (subject to Permitted Liens) on all right, title and interest of Holdings, the Borrower and the applicable Subsidiary Guarantors, respectively, in the Collateral described therein.

SECTION 5.19        Use of Proceeds. The Borrower has used the proceeds of the Loans and the Letters of Credit issued hereunder only in compliance with (and not in contravention of) applicable Laws and each Loan Document.

ARTICLE VI
Affirmative Covenants

So long as the Termination Conditions have not been satisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.05) cause each of the Restricted Subsidiaries to:

SECTION 6.01        Financial Statements. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender each of the following:

(a)            Audited Annual Financial Statements. Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2024, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year together with related notes thereto, in each case, setting forth in each case in comparative form the figures for the previous fiscal year (provided that such comparisons (x) shall not be required to be audited and (y) may, at the option of the Borrower, be displayed on a pro forma basis for relevant transactions or events), prepared in accordance with GAAP, audited and accompanied by a report and opinion of an Independent Financial Advisor, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification (excluding any explanatory note, “emphasis of matter” paragraph or any explanatory statement), other than any such statement, qualification or exception resulting from or relating to (i) an actual or anticipated breach of any financial covenant (including the Financial Covenant), (ii) an upcoming maturity date, (iii) activities, operations, financial results or liabilities of any Person other than the Loan Parties and the Restricted Subsidiaries or (iv) the scope of such audit.

(b)            Quarterly Financial Statements. Within sixty (60) days (or, in the case of the first three full fiscal quarters ending (x) after the Closing Date or (y) after an Accounting Change, seventy-five (75) days) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2025, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, (ii) the related consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended, (iii) the related  consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth, in each case of clauses (ii) and (iii), in unaudited comparative form, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (provided that such comparisons may, at the option of the Borrower, be displayed on a pro forma basis for relevant transactions or events) and (iv) accompanied by management’s discussion and analysis, describing results of operations in the form customarily prepared by management of the Borrower, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in material compliance with GAAP, subject to year-end adjustments and the absence of footnotes.

(c)            Budget; Projections. Prior to the consummation of a Qualifying IPO, on or prior to the date financial statements are required to be delivered pursuant to Section 6.01(a), commencing with the fiscal year ending December 31, 2026, a consolidated budget for the following fiscal year on a quarterly basis in form and substance consistent with the budget customarily prepared by management of the Borrower for its internal use.

(d)            Unrestricted Subsidiaries. Simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, such supplemental financial information (which need not be audited) as is necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied by furnishing, at the Borrower’s option, (i) the applicable financial statements of (1) Holdings or any successor of Holdings, (2) any wholly-owned Restricted Subsidiary of the Borrower that, together with its combined and consolidated Restricted Subsidiaries, constitutes substantially all of the assets of the Borrower and its combined consolidated Subsidiaries (a “Qualified Reporting Subsidiary”) or (3) any Person of which the Borrower is a Subsidiary (such Person, a “Parent Entity”) or (ii) the Borrower’s or a Qualified Reporting Subsidiary’s or Parent Entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to each of clauses (i) and (ii), (A) to the extent such information relates to a Qualified Reporting Subsidiary or a Parent Entity, such information is accompanied by customary consolidating information (which need not be audited) that explains in reasonable detail the material differences between the information relating to such Qualified Reporting Subsidiary or Parent Entity, on the one hand, and the information relating to Holdings, the Borrower and its Subsidiaries, on the other hand; (B) (i) in the event that the Borrower (or any Qualified Reporting Subsidiary or Parent Entity) delivers to the Administrative Agent a Form 10-K for any fiscal year (or similar filing in the Applicable Jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC (or similar governing body in the Applicable Jurisdiction, in each case), within the time frames set forth in paragraph (a) of this Section 6.01, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section 6.01 with respect to such fiscal year to the extent that it contains the information and report and opinion required by such paragraph (a) and such report and opinion does not contain any “going concern” qualification (other than any such qualification expressly permitted to be contained therein under paragraph (a) of this Section 6.01) and (ii) in the event that the Borrower (or any Qualified Reporting Subsidiary or Parent Entity) delivers to the Administrative Agent a Quarterly Report on Form 10-Q for any fiscal quarter (or similar filing in the Applicable Jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC (or similar governing body in the Applicable Jurisdiction, in each case), within the time frames set forth in paragraph (b) of this Section 6.01, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section 6.01 with respect to such fiscal quarter to the extent that it contains the information required by such paragraph (b), (C) any financial statements required to be delivered pursuant to this Section 6.01 shall not be required to contain purchase accounting adjustments and (D) following the consummation of an acquisition in the applicable period or the period thereafter, the obligations in paragraphs (a) and (b) of this Section 6.01 with respect to the target of such acquisition may be satisfied by, at the option of the Borrower, (1) furnishing management accounts for the target of such acquisition or (2) omitting the target of such acquisition from the required financial statements of Holdings, the Borrower and its Subsidiaries for the applicable period and period thereafter.

SECTION 6.02        Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender each of the following:

(a)            Compliance Certificate. No later than five (5) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate.

(b)            SEC Filings. Promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Holdings or the Borrower or any Restricted Subsidiary files with the SEC (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02; provided that notwithstanding the foregoing, the obligations in this Section 6.02(b) may be satisfied by causing such information to be publicly available on the SEC’s EDGAR website, another publicly available reporting service or the applicable regulator’s website.

(c)            Information Regarding Collateral. The Borrower will furnish to the Administrative Agent, within thirty (30) Business Days of the occurrence thereof or such longer period as reasonably agreed to by the Administrative Agent, written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document) or (ii) in the location of any Loan Party’s chief executive office or the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization, in each case to the extent such information is necessary to enable the Collateral Agent to perfect or maintain the perfection or priority of its security interest in the Collateral of the relevant Loan Party.

(d)            Other Information. Such additional information (a) regarding the business operations of any Loan Party or any Material Subsidiary that is a Restricted Subsidiary as the Administrative Agent may from time to time on its own behalf or on behalf of the Required Lenders reasonably request and (b) as may be reasonably requested by the Administrative Agent or any Lender through the Administrative Agent for purposes of compliance with applicable “know your customer” and Anti-Money Laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any Qualified Reporting Subsidiary or Parent Entity) posts such documents, or provides a link thereto, on the Borrower’s (or any Qualified Reporting Subsidiary’s or Parent Entity’s) website on the Internet, or (ii) on which such documents are posted on the Borrower’s behalf on Syndtrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may have personnel who do not wish to receive any information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, that is not Public-Side Information, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (and by doing so shall be deemed to have represented that such information contains only Public-Side Information); (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as containing only Public-Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public-Side Information”; and (iv) the Administrative Agent and the Lead Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public-Side Information.”

For the avoidance of doubt, the foregoing shall be subject to the provisions of Section 11.08.

SECTION 6.03        Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further notification by the Administrative Agent to each Lender of:

(a)            the occurrence and continuation of any Default or Event of Default (it being understood that any delivery of a notice of a Default or an Event of Default, as applicable, shall automatically cure any Default or Event of Default, as applicable, then existing with respect to any failure to deliver such notice); provided, that a notice of a Default or an Event of Default, as applicable, shall be delivered within thirty (30) days of such Default or Event of Default, as applicable, and no such notice shall be required if the Default or Event of Default, as applicable, shall have been cured within thirty (30) days after its occurrence; provided, further, the foregoing thirty (30) day grace period and ability to cure shall not apply with respect to any Default or Event of Default if the Borrower knowingly fails to give timely notice to the Administrative Agent thereof; and

(b)            (i) any dispute, litigation, investigation or proceeding between the Borrower or any Restricted Subsidiary and any arbitrator or Governmental Authority or (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, or (iii) the occurrence of any ERISA Event that, in any such case referred to in clause (i), (ii) or (iii) has resulted, or has a reasonable probability of being determined adversely and is reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth a summary description of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. For the avoidance of doubt, the foregoing shall be subject to the provisions of Section 11.08.

SECTION 6.04        Payment of Certain Taxes. Pay, discharge or otherwise satisfy, as the same shall become due and payable (taking into account any valid extensions of time within which to file Tax returns), all obligations and liabilities in respect of Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax, assessment, charge or levy is being contested in good faith and by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay, discharge or otherwise satisfy the same has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in, a Material Adverse Effect.

SECTION 6.05        Preservation of Existence of Borrower(a)        . Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation or organization, except as otherwise expressly permitted under this Agreement.

SECTION 6.06        Maintenance of Properties. Maintain, preserve and protect all of its material tangible properties and equipment used in the operation of its business in good working order, repair and condition (ordinary wear and tear excepted and casualty or condemnation excepted), except to the extent the failure to do so has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 6.07        Maintenance of Insurance. Except when the failure to do so has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, maintain or cause to be maintained with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and furnish to the Administrative Agent, which, absent a continuing Event of Default, shall not be made more than once in any twelve (12) month period, upon reasonable written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Any general liability or property insurance maintained in the United States or Canada shall name the Collateral Agent as additional insured or loss payee, as applicable.

SECTION 6.08        Compliance with Laws. (a) Comply with the requirements of all Laws (including applicable ERISA-related laws and all Environmental Laws) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except to the extent the failure to comply therewith has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect and (b) comply in all material respects with the requirements of USA PATRIOT Act, FCPA, OFAC, UK Bribery Act of 2010 and other applicable anti-terrorism Laws, Anti-Corruption Laws and Anti-Money Laundering Laws; provided that the requirements set forth in this Section 6.08, as they pertain to compliance by any Foreign Subsidiary with the USA PATRIOT Act, FCPA, UK Bribery Act of 2010 and OFAC are subject to and limited by any Law applicable to such Foreign Subsidiary in its relevant local jurisdiction.

SECTION 6.09        Books and Records. Maintain proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and material matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization or operations and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder), in each case, to the extent necessary to prepare the financial statements described in Sections 6.01(a) and 6.01(b).

SECTION 6.10        Inspection Rights. Permit representatives of the Administrative Agent and the Required Lenders to visit and visually inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which any such Subsidiary is a party), to examine its corporate, financial, and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided that, (a) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the continuation of an Event of Default and one such time shall be at the Borrower’s expense and (b) when an Event of Default is continuing, the Administrative Agent or the Required Lenders (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice. Notwithstanding anything to the contrary in this Section 6.10, none of the Loan Parties or their Restricted Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. For the avoidance of doubt, the foregoing shall be subject to the provisions of Section 11.08.

SECTION 6.11        Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to any applicable limitation in any Loan Document (including Section 6.12), take the following actions within ninety (90) days of the occurrence of any Grant Event (or such longer period as the Administrative Agent may agree in its reasonable discretion),

(a)            cause the Restricted Subsidiary subject of the Grant Event to execute and deliver the Guaranty (or a joinder thereto);

(b)            cause the Restricted Subsidiary subject of the Grant Event to execute and deliver the Security Agreement (or a supplement thereto, including a Security Agreement Supplement);

(c)            cause the Restricted Subsidiary subject of the Grant Event to execute and deliver any applicable Intellectual Property Security Agreements with respect to its registered and applied for Intellectual Property constituting Collateral;

(d)            cause the Restricted Subsidiary subject of the Grant Event (and any Loan Party of which such Restricted Subsidiary is a direct Subsidiary) to (A) if such Restricted Subsidiary has “opted into” Article 8 of the Uniform Commercial Code, deliver any and all certificates representing its Equity Interests (to the extent certificated) that constitute Collateral and are required to be pledged pursuant to the Security Agreement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law), (B) deliver the Global Intercompany Note (or a joinder thereto) and (C) deliver all instruments evidencing Indebtedness held by such Restricted Subsidiary that constitute Collateral and are required to be pledged pursuant to the Security Agreement, endorsed in blank, to the Collateral Agent; and

(e)            upon the reasonable request of the Administrative Agent, take and cause the Restricted Subsidiary the subject of the Grant Event and each direct or indirect parent of such Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Security Agreement that holds Equity Interests in such Restricted Subsidiary to take such customary actions as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) perfected Liens (subject to Permitted Liens) in the Equity Interests of such Restricted Subsidiary and the personal property and fixtures of such Restricted Subsidiary to the extent required by the Loan Documents, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(f)            upon request of the Administrative Agent, deliver to the Administrative Agent a signed copy of a customary legal opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties.

SECTION 6.12        Further Assurances. Subject to Section 6.11 and any applicable limitations in any Loan Document, and in each case at the expense of the Borrower, promptly upon the reasonable request by the Administrative Agent or Collateral Agent (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

Notwithstanding anything to the contrary in any Loan Document, other than with respect to the Equity Interests and assets of any Foreign Subsidiary that becomes a Loan Party (which such assets arise under the Laws of the country of such Foreign Subsidiary's organization), none of Holdings, the Borrower, or any Restricted Subsidiary will be required to, nor will the Administrative Agent or the Collateral Agent be authorized,

(a)            to perfect security interests in the Collateral other than by,

(i)             “all asset” filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s);

(ii)            customary filings of security interest agreements in (A) the United States Patent and Trademark Office with respect to material U.S. registered patents and trademarks and (B) the United States Copyright Office of the Library of Congress with respect to any material U.S. copyright registrations, in the case of each of (A) and (B), constituting Collateral, including any application for any of the foregoing;

(iii)            delivery to the Administrative Agent or Collateral Agent to be held in its possession of all Collateral consisting of (A) certificates representing Pledged Equity, and (B) all promissory notes and other instruments constituting Collateral; provided that promissory notes and instruments having an aggregate principal amount equal to the greater of 10% of Closing Date EBITDA and 10% of TTM Consolidated Adjusted EBITDA or less need not be delivered to the Collateral Agent; in each case, in the manner provided in the Collateral Documents;

(b)            to enter into any control agreement, lockbox or similar arrangement with respect to any deposit account, securities account, commodities account or other bank account, or otherwise take or perfect a security interest with control;

(c)            to take any action (i) outside of the United States with respect to any assets located outside of the United States, (ii) in any non-U.S. jurisdiction or (iii) required by the laws of any non-U.S. jurisdiction to create, perfect or maintain any security interest or otherwise;

(d)            to enter into any source code escrow arrangement or register any Intellectual Property;

(e)            to take any action with respect to perfecting a Lien with respect to letters of credit, letter of credit rights, commercial tort claims, chattel paper or assets subject to a certificate of title or similar statute (in each case, other than the filing of customary “all asset” UCC-1 financing statements) or to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters, in each case, unless required by the terms of the Security Agreement or the relevant Collateral Document;

(f)            to take any action to comply with the Federal Assignment of Claims Act or any similar statute; or

(g)            to obtain a mortgage in respect of fee owed real property.

Further, the Loan Parties shall not be required to perform any period collateral reporting, if any, with any frequency greater than once per fiscal year (provided that this clause shall not limit the obligation of the Loan Parties to comply with Section 6.02(c) or Section 6.11).

SECTION 6.13        Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that:

(a)            immediately before and after such designation (or re-designation), no Specified Event of Default shall have occurred and be continuing;

(b)            the Investment resulting from the designation of such Restricted Subsidiary as an Unrestricted Subsidiary as described above is permitted by Section 7.02;

(c)            (i) no Loan Party may transfer Material IP to any Unrestricted Subsidiary and (ii) no Unrestricted Subsidiary shall own any Material IP; provided, that the foregoing shall not prohibit any (x) non-exclusive license of any intellectual property to any Unrestricted Subsidiary in the ordinary course of business, or (y) any exclusive license of any intellectual property to any Unrestricted Subsidiary on terms that are at least substantially as favorable to the Borrower or such Subsidiary Guarantor as it would obtain in a comparable arm’s length transaction with a Person other than an Affiliate that constitutes an exclusive license solely with respect to the use of such intellectual property in a particular geography in which the Borrower and its Restricted Subsidiaries do not then engage in substantial operations, or a particular business or product line with respect to which the Borrower and its Restricted Subsidiaries are not then engaged, or is not material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary. Except as set forth in this paragraph, no Investment will be deemed to exist or have been made, and no Indebtedness or Liens shall be deemed to have been incurred or exist, by virtue of a Subsidiary becoming an Excluded Subsidiary or an Excluded Subsidiary becoming a Restricted Subsidiary.

SECTION 6.14        Maintenance of Ratings. Use commercially reasonable efforts to maintain (a) a public corporate credit rating or public corporate family rating, as applicable, from any two of S&P, Moody’s and Fitch, in each case, in respect of the Borrower (but not a specific rating), and (b) a public rating in respect of the Initial Term Loans from any two of S&P, Moody’s and Fitch (but not a specific rating).

SECTION 6.15        Post-Closing Matters. The Borrower will, and will cause each of its Restricted Subsidiaries to, take each of the actions set forth on Schedule 6.15 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent).

SECTION 6.16        Use of Proceeds.

(a)            The proceeds of the Closing Date Initial Term Loans will be used on or after the Closing Date (i) to finance, in part, the Transactions, (ii) fund cash to the balance sheet of the Borrower, (iii) to pay Transaction Expenses and (iv) otherwise for general corporate and working capital purposes.

(b)            [Reserved].

(c)            The proceeds of Revolving Loans may be used for working capital and general corporate purposes of the Borrower and the Restricted Subsidiaries, including the financing of transactions that are not prohibited by the terms of this Agreement (including to fund Capital Expenditures, Restricted Payments and Permitted Investments); provided, that on the Closing Date, drawings under the Revolving Facility will be used solely for (i) up to $25,000,000 to pay Transaction Expenses, (ii) amounts for replacing or backstopping any existing letters of credit, (iii) to finance, in part, the Transactions and (iv) amounts to fund any closing date working capital needs.

(d)            Letters of Credit may be used by the Borrower to backstop or replace any letters of credit, hedging arrangements, guarantees and performance and similar bonds of the Borrower and its Subsidiaries outstanding on the Closing Date (including by “grandfathering” such existing letters of credit into the Revolving Facility) or for other general corporate purposes of the Borrower and the Restricted Subsidiaries, including supporting transactions not prohibited by the Loan Documents.

(e)            With respect to (i) Incremental Loans, the proceeds thereof may be used as specified in the applicable Incremental Amendment and otherwise in accordance with Section 2.16(e), (ii) Refinancing Term Loans, the proceeds thereof shall be used to refinance all or a portion of any Loans as specified in the applicable Refinancing Amendment and in accordance with Section 2.17, and (iii) Replacement Loans, the proceeds thereof shall be used to replace or refinance Loans as specified in Section 11.01(f)(ii).

SECTION 6.17        Change in Nature of Business. Engage only in material lines of business that are substantially similar to those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and lines of business that are reasonably similar, corollary, ancillary, incidental, synergistic, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date, in each case as determined by the Borrower in good faith.

SECTION 6.18        [Reserved].

SECTION 6.19        Transactions with Affiliates.(a)        Conduct all transactions with any Affiliates of the Borrower or the Restricted Subsidiaries involving aggregate payments or consideration in excess of the greater of (x) 7.5% of Closing Date EBITDA and (y) 7.5% of TTM Consolidated Adjusted EBITDA (calculated on a Pro Forma Basis) at the time of such transaction, for any individual transaction or series of related transactions, on terms that are at least substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s length transaction with a Person other than an Affiliate, as determined by Borrower in good faith; provided that the foregoing restrictions shall not apply to:

(a)            transactions between or among the Borrower and/or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)            the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions on or about the Closing Date to the extent such fees and expenses are disclosed to the Administrative Agent prior to the Closing Date;

(c)            the issuance or transfer of Equity Interests of Holdings or any Parent Entity to any Affiliate of the Borrower or any former, current or future officer, director, manager, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any of its Subsidiaries or any Parent Entity;

(d)            (i) the payment of indemnities and expenses (including reimbursement of out-of-pocket expenses) to the Sponsors pursuant to any Sponsor Management Agreement and (ii) the payment of (A) management, consulting, monitoring, advisory and other fees, indemnities and expenses to the Sponsors pursuant to any Sponsor Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees accrued in any prior year) and (B) any Sponsor Termination Fees;

(e)            employment and severance arrangements and confidentiality agreements among Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option, profits interest and other equity plans and employee benefit plans and arrangements;

(f)             the licensing of trademarks, copyrights or other Intellectual Property to permit the exploitation of Intellectual Property between or among Affiliates and Subsidiaries of the Borrower in the ordinary course of business or as determined in the Borrower’s reasonable business judgment;

(g)            the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of Holdings, the Borrower and the Restricted Subsidiaries or any Parent Entity in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(h)            any agreement, instrument or arrangement as in effect as of the Closing Date or any amendment thereto (so long as any such amendment is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date);

(i)             Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02;

(j)             so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, customary payments by the Borrower and any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the members of the Board of Directors of Holdings in good faith or a majority of the disinterested members of the Board of Directors of Holdings in good faith;

(k)            transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of this Section 6.19 (without giving effect to the parenthetical immediately before the first proviso in this Section 6.19);

(l)             investments by the Sponsors in securities of Holdings or Indebtedness of Holdings, Borrower or any of the Restricted Subsidiaries so long as the investment is being offered generally to other investors on the same or more favorable terms;

(m)           payments to or from, and transactions with, any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements or activities related thereto);

(n)            any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing;

(o)            the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings or any Parent Entity pursuant to the stockholders agreement or the registration and participation rights agreement entered into on the Closing Date in connection therewith;

(p)            the payment of any dividend or distribution within sixty days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing;

(q)            transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect Parent Entity of the Borrower; provided, however, that (i) such director abstains from voting as a director of the Borrower or such direct or indirect Parent Entity, as the case may be, on any matter involving such other person and (ii) such Person is not an Affiliate of Holdings for any reason other than such director’s acting in such capacity;

(r)            payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the disinterested members of the Board of Directors of Holdings or either Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(s)            transactions (i) with Holdings in its capacity as a party to any Loan Document or to any agreement, document or instrument governing or relating to any Indebtedness permitted to be incurred pursuant to Section 7.03 (including Permitted Refinancings thereof), any other agreements contemplated thereby or any agreement, document or instrument governing or relating to any Permitted Acquisition (whether or not consummated) and (ii) with any Affiliate in its capacity as a Lender party to any Loan Document or party to any agreement, document or instrument governing or relating to any Indebtedness permitted to be incurred pursuant to Section 7.03 (including Permitted Refinancings thereof) to the extent such Affiliate is being treated no more favorably than all other Lenders or lenders thereunder;

(t)             transactions with customers, vendors, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Borrower or the relevant Restricted Subsidiary, in the reasonable determination of the Borrower, or are on terms, taken as a whole, that are not materially less favorable as might reasonably have been obtained at such time from an unaffiliated party;

(u)            any transaction between or among the Borrower or any Restricted Subsidiary and any Person (including a joint venture or an Unrestricted Subsidiary) that is an Affiliate of the Borrower or similar entity solely because the Borrower or a Restricted Subsidiary or any Affiliate of the Borrower or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate or similar entity;

(v)            conveyances, sales, assignments, transfers, licenses or sublicenses, cross-licenses or other dispositions of any IP Rights, or research or development agreements, in each case, in the ordinary course of business or consistent with past practice or as determined in the Borrower’s reasonable business judgment;

(w)            Intercompany License Agreements; and

(x)            any Permitted Intercompany Activities.

SECTION 6.20        Lender Calls.(a)        Upon the reasonable request by the Administrative Agent delivered to the Borrower following delivery of the financial statements in Sections 6.01(a) and 6.01(b) for each fiscal year and fiscal quarter, respectively, hold an update call, at a date and time to be mutually agreed between the Borrower and the Administrative Agent, with a Responsible Officer of the Borrower, such other members of senior management of the Borrower and the Restricted Subsidiaries as the Borrower deems appropriate and the Lenders and their respective representatives and advisors to discuss Holdings, the Borrower and the Restricted Subsidiaries’ financial results; provided that in no event shall more than one such call be requested in any fiscal quarter.

ARTICLE VII
Negative Covenants

So long as the Termination Conditions are not satisfied, the Borrower shall not (and, with respect to Section 7.10 only, Holdings shall not), nor shall the Borrower permit any Restricted Subsidiary (or, with respect to Section 7.07 only, Loan Parties) to:

SECTION 7.01        Liens. Create, incur or assume any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, that secures Indebtedness other than the following:

(a)            Liens securing obligations in respect of Indebtedness incurred pursuant to Section 7.03(a), including obligations under any Loan Document, Incremental Loans and Extended Loans;

(b)            [Reserved];

(c)            Liens existing on the Closing Date (other than Liens incurred under Section 7.01(a)) and, solely to the extent in excess of $5,000,000, listed on Schedule 7.01(c) hereto;

(d)            Liens securing obligations in respect of Indebtedness permitted under Section 7.03(d), including in respect to Attributable Indebtedness, Capitalized Lease Obligations, and Indebtedness financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that (i) such Liens attach concurrently with or within two hundred and seventy days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens and (ii) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender or its affiliates;

(e)            Liens in favor of a Loan Party securing Indebtedness permitted under Section 7.03;

(f)             Liens securing Obligations in respect of any Secured Hedge Agreement and other Indebtedness permitted by Section 7.03(f);

(g)            Liens on assets of Non-Loan Parties and Liens on Excluded Assets not to exceed the greater of (i) 100% of Closing Date EBITDA and (ii) 100% of TTM Consolidated Adjusted EBITDA;

(h)            Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing incurred pursuant to Section 7.03(h);

(i)             Liens securing obligations in respect of (i) Incremental Equivalent Debt (with the lien priority permitted in such definition, other than to the extent such Indebtedness is only permitted to be incurred as Indebtedness not secured by a Lien on any Collateral) and (ii) other Indebtedness incurred pursuant to a Permitted Refinancing of such Incremental Equivalent Debt permitted by Section 7.03(i); provided that such Liens under this clause (ii) are permitted by Section 7.01(ll)(i);

(j)             Liens securing obligations in respect of (i) Permitted Ratio Debt (with the lien priority permitted in such definition, other than to the extent such Indebtedness is only permitted to be incurred as Indebtedness not secured by a Lien on any Collateral) and (ii) other Indebtedness incurred pursuant to a Permitted Refinancing of such Permitted Ratio Debt permitted by Sections 7.03(j); provided that such Liens under this clause (ii) are permitted by Section 7.01(ll)(i);

(k)            Liens arising in connection with any Permitted Intercompany Activities;

(l)             (i) Liens existing on property at the time of (and not in contemplation of) its acquisition or existing on the property of any Person or on Equity Interests of any Person, in each case, at the time such Person becomes (and not in contemplation of such Person becoming) a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date; provided that (A) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property of such acquired Restricted Subsidiary covered by an applicable grant clause) and (B) the Indebtedness secured thereby is permitted under Section 7.03(d) or (l), (ii) Liens on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement relating to an Investment and (iii) Liens incurred in connection with escrow arrangements or other agreements relating to an acquisition or Investment permitted hereunder;

(m)           Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)            (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiaries;

(o)            (i) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and (ii) Liens on cash securing obligations to insurance companies with respect to insurable liabilities incurred in the ordinary course of business;

(p)            deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(q)            Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(r)             Liens in respect of the cash collateralization of letters of credit;

(s)            Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(t)             Liens securing Cash Management Obligations permitted by Section 7.03(v);

(u)            Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(v)            statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business that secure amounts not overdue for a period of more than sixty (60) days or, if more than sixty days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(w)           any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases, subleases, licenses or sublicenses entered into by the Borrower or any of the Restricted Subsidiaries as lessee, sublessee, licensee or sublicensee in the ordinary course of business;

(x)            ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(y)            any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(z)            deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(aa)        Liens for taxes, assessments or governmental charges that are not overdue for a period of more than sixty days or that are being contested in good faith and by appropriate actions diligently conducted and for which appropriate reserves have been established in accordance with GAAP or for property taxes on property the Borrower or its Subsidiaries has decided to abandon if the sole recourse for such tax, assessment or charge is to such property;

(bb)        easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole, or the use of the property for its intended purpose;

(cc)          Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 9.01(g);

(dd)          leases, licenses, subleases or sublicenses granted to others, or Liens on the property covered thereby (including real property and IP Rights), in the ordinary course of business or consistent with past practice (or other agreement under which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies, facilities or services);

(ee)          Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(ff)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(gg)          Liens imposed by law or incurred pursuant to customary reservations or retentions of title (including contractual Liens in favor of sellers and suppliers of goods) incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than sixty days or that are being contested in good faith by appropriated proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(hh)          Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(ii)            Liens on cash and Cash Equivalents earmarked to be used to satisfy or discharge Indebtedness where such satisfaction or discharge of such Indebtedness is not otherwise prohibited;

(jj)            purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(kk)          the modification, replacement, renewal or extension of any Lien permitted by this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property covered by any applicable grant clause or financed by Indebtedness permitted under Section 7.03(d), (B) property that is affixed or incorporated into the property covered by such Lien and (C) proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(ll)            Liens securing:

(i)             a Permitted Refinancing of Indebtedness; provided that:

(A)           such Indebtedness was permitted by Section 7.03 and was secured by a Permitted Lien;

(B)            such Permitted Refinancing is permitted by Section 7.03;

(C)            the Lien does not extend to any additional property other than after-acquired property covered by any applicable grant clause in effect immediately prior to such Permitted Refinancing, property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof;

(D)           such modification, replacement, renewal or extension is subject to the limitations under clause (d)(iii)(B) of the definition of Permitted Refinancing; and

(E)            such Permitted Refinancing shall be secured by no greater priority in relation to the Obligations than the Indebtedness being refinanced; and

(ii)            Guarantees and other obligations permitted by Sections 7.03(w) and (y) to the extent that the underlying Indebtedness subject to such Guarantee is permitted to be secured by a Lien; provided that the Indebtedness referenced in such Sections was otherwise permitted to be secured by a Lien pursuant to another subsection of this Section 7.01;

(mm)       Liens securing Pari Passu Lien Debt and/or Junior Lien Debt; provided that:

(i)             after giving Pro Forma Effect to the incurrence of such Indebtedness,

(A)            if such Indebtedness is Pari Passu Lien Debt, then the First Lien Net Leverage Ratio measured as of the date of initial attachment of such Lien shall be no greater than (1) the Closing Date First Lien Net Leverage Ratio or (2) the First Lien Net Leverage Ratio immediately prior to such incurrence, or

(B)            if such Indebtedness is Junior Lien Debt, the Secured Net Leverage Ratio measured as of the date of incurrence of such Indebtedness (or revolving commitments) shall be no greater than (1) the Closing Date Total Net Leverage Ratio plus a ratio of 0.50 to 1.00 or (2) the Secured Net Leverage Ratio immediately prior to such incurrence; and

(ii)            such Liens (other than with respect to purchase money and similar obligations) are, in each case, subject to an Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable;

(nn)         Liens securing not more than 50% of the Indebtedness permitted to be incurred under Section 7.03(k);

(oo)          Liens securing Indebtedness or other obligations in an aggregate principal amount as of the date such Indebtedness is incurred, not to exceed the greater of (A) 100% of Closing Date EBITDA and (B) 100% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, in each case determined as of the date such Indebtedness is incurred; provided that, in the event that the Liens granted pursuant to this clause (oo) are Liens on the Collateral, then such Liens shall rank junior in priority to the Liens on the Collateral securing the Obligations (unless such Indebtedness is otherwise permitted under the terms of this Agreement to be secured by Liens ranking pari passu to the Liens on Collateral securing the Obligations) and the holders of the obligations secured by such Liens, or their duly appointed agent, shall become party to a Junior Lien Intercreditor Agreement;

(pp)         security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of any Loan Party in the ordinary course of business; and

(qq)         any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture securing financing arrangement, joint venture or similar arrangement pursuant to any joint venture securing financing arrangement, joint venture or similar agreement.

For purposes of determining compliance with this Section 7.01, in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) in any manner that complies with this covenant on the date such Lien is incurred or such later time, as applicable; provided that all Liens created pursuant to the Loan Documents will be deemed to have been incurred in reliance on the exception in clause (a) and shall not be permitted to be reclassified pursuant to this paragraph.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Any Lien incurred in compliance with this Section 7.01 after the Closing Date that is contractually secured on a pari passu basis with the Obligations will be subject to an Equal Priority Intercreditor Agreement, and any Lien incurred in compliance with this Section 7.01 after the Closing Date that is secured on a contractually junior basis will be subject to the Junior Lien Intercreditor Agreement.

SECTION 7.02       Investments. Make or hold any Investments, except:

(a)            Investments,

(i)             by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary; and

(ii)            by the Borrower or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(b)            Investments existing on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 7.02(b) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 7.02;

(c)            Permitted Acquisitions;

(d)            Investments (i) held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged or consolidated with or into the Borrower or merged or consolidated with or into a Restricted Subsidiary (or committed to be made by any such Person) to the extent that, in each case, such Investments or any such commitments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and (ii) held by Persons that become Restricted Subsidiaries after the Closing Date, including Investments in Unrestricted Subsidiaries made or acquired (or committed to be made or acquired), to the extent that such Investments were not made or acquired (or committed to be made or acquired) in contemplation of, or in connection with, such Person becoming a Restricted Subsidiary or such designation as applicable;

(e)            Investments in Similar Businesses that do not exceed in the aggregate at any time outstanding the greater of (i) 50% of Closing Date EBITDA and (ii) 50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(f)            Investments in Unrestricted Subsidiaries that do not exceed in the aggregate at any time outstanding the greater of (i) 35% of Closing Date EBITDA and (ii) 35% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(g)            Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or any Parent Entity) or the proceeds from the issuance thereof;

(h)            Investments in any joint venture or similar entity (i) in an uncapped amount to the extent such Investment is in connection with foreign Intellectual Property or the use of Intellectual Property outside of the United States, plus (ii) additional amounts not to exceed the greater of (A) 35% of Closing Date EBITDA and (B) 35% of TTM Consolidated Adjusted EBITDA as of the applicable determination date;

(i)            loans and advances to Holdings (or any Parent Entity) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments permitted to be made to Holdings (or such Parent Entity) in accordance with Section 7.06 (g) or (h);

(j)            loans or advances to any Company Person;

(i)             for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advance);

(ii)            in connection with such Person’s purchase of Equity Interests of Holdings (or any Parent Entity); provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to Holdings in cash; and

(iii)           for any other purpose; provided that either (A) no cash or Cash Equivalents are advanced in connection with such Investment or (B) the aggregate principal amount outstanding under this clause (iii) shall not exceed the greater of (1) 10% of Closing Date EBITDA and (2) 10% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(k)            Investments in Hedge Agreements;

(l)            promissory notes and other Investments received in connection with Dispositions or any other transfer of assets not constituting a Disposition;

(m)          Investments in assets that are cash or Cash Equivalents or were Cash Equivalents when made;

(n)           Investments consisting of extensions of trade credit or otherwise made in the ordinary course of business, including Investments consisting of endorsements for collection or deposit and trade arrangements with customers, vendors, suppliers, licensors and licensees;

(o)           Investments consisting of Liens, Indebtedness (including Guarantees), fundamental changes and Dispositions permitted under Sections 7.01, 7.03, 7.04 (other than clause (f) thereof) and 7.05 (other than clause (e) thereof), respectively;

(p)           Investments (i) received in connection with the bankruptcy, workout, recapitalization or reorganization of, or in settlement of delinquent obligations of, or other disputes with, the issuer of such Investment or an Affiliate thereof, (ii) received in connection with the foreclosure of any secured Investment or other transfer of title with respect to any secured Investment in default, (iii) in satisfaction of judgments against other Persons, (iv) as a result of the settlement, compromise or resolutions of litigation, arbitration or other disputes with Persons who are not Affiliates and (v) received in satisfaction or partial satisfaction of trade credit and other credit extended in the ordinary course of business, including to vendors and suppliers;

(q)           advances of payroll and other payments to any Company Person in the ordinary course of business;

(r)            Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment pursuant to joint marketing arrangements with other Persons;

(s)           Investments made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client contracts or loans or advances or prepayments made to, or guarantees with respect to obligations of, franchisees, lessors, distributors, vendors, suppliers, licensors and licensees;

(t)            Guarantees of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u)           Investments in connection with any Permitted Reorganization and the transactions relating thereto or contemplated thereby;

(v)           Investments in connection with any deferred compensation plan or arrangement or other compensation plan or arrangement, including to a “rabbi” trust or to any grantor trust claims of creditors;

(w)          in the event that the Borrower or any Restricted Subsidiary makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary, additional Investments in an amount equal to the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary to the extent that such Investments were not made in contemplation thereof or in connection therewith;

(x)            (i) Investments made in connection with or to effect the Transactions and (ii) any Investments held by or committed to by the Borrower or any Restricted Subsidiary on the Closing Date;

(y)            Investments made in connection with unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that such obligations and/or liabilities, as applicable, are permitted to remain unfunded under applicable law;

(z)            Investments in connection with intercompany cash management services, treasury arrangements and any related activities arising in the ordinary course of business or consistent with past practices or industry norm;

(aa)         Investments consisting of (i) the licensing or contributions of Intellectual Property pursuant to joint marketing, collaborations or other similar arrangements with other Persons and/or (ii) minority equity interests in customers received as part of fee arrangements or other commercial arrangements;

(bb)         the conversion to Qualified Equity Interests of any Indebtedness owed by the Borrower or any Restricted Subsidiary;

(cc)         (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is of Securitization Assets or equity, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(dd)         Investments consisting of Restricted Payments permitted under Section 7.06 (other than clause (h)(iv) thereof);

(ee)         Investments in Immaterial Subsidiaries; provided that such entity remains an Immaterial Subsidiary after giving pro forma effect to such Investment;

(ff)         Investments, so long as the First Lien Net Leverage Ratio (after giving Pro Forma Effect to the incurrence of such Investment) for the Test Period immediately preceding the making of such Investment shall be less than or equal to the Closing Date First Lien Net Leverage Ratio less 0.50 to 1.00;

(gg)         Investments that do not exceed in the aggregate at any time outstanding the sum of:

(i)             the greater of (A) 75% of Closing Date EBITDA and (B) 75% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination; and

(ii)            the Available Amount at such time; provided that no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(hh)         Investments in Foreign Subsidiaries in an aggregate amount not to exceed the greater of (1) 30% of Closing Date EBITDA and (2) 30% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(ii)            Investments consisting of licenses, sublicenses, cross-licenses, leases, subleases, assignments, transfers, contributions or other Investments of IP Rights or other intangibles or services in the ordinary course of business or consistent with past practice or pursuant to any joint research or development, joint venture, strategic alliance or marketing arrangements with other Persons or any Intercompany License Agreement and any other Investments made in connection therewith;

(jj)            any Investment in any Restricted Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements, cash pooling arrangements, intercompany loans or activities related thereto); and

(kk)         Investments in connection with any Permitted Intercompany Activities.

If any Investment is made in any Person that is not a Restricted Subsidiary on the date of such Investment and such Person subsequently becomes a Restricted Subsidiary, such Investment shall thereupon be deemed to have been made pursuant to Section 7.02(a)(i) and to not have been made pursuant to any other clause set forth above.

For purposes of determining compliance with this Section 7.02, in the event that any Investment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time such Investment is made, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this covenant on the date such Investment is made or such later time, as applicable.

The amount of any Investment at any time shall be the amount of cash and the fair market value of other property actually invested (measured at the option of the Borrower, either (x) at the time made or (y) to the extent an LCT Election has been made with respect to such Investment, as of the date that any applicable definitive agreement with respect to such Investment is entered into), without adjustment for subsequent changes in the value of such Investment, net of any return, whether a return of capital, interest, dividend or otherwise, with respect to such Investment. To the extent any Investment in any Person is made in compliance with this Section 7.02 in reliance on a category above that is subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower or any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, liquidation or otherwise, but excluding Intercompany Indebtedness), such return shall be deemed to be credited to the Dollar-denominated category against which the Investment is then charged. To the extent the category subject to a Dollar-denominated restriction is also subject to a percentage of TTM Consolidated Adjusted EBITDA restriction which, at the date of determination, produces a numerical restriction that is greater than such Dollar amount, then such Dollar equivalent shall be deemed to be substituted in lieu of the corresponding Dollar amount in the foregoing sentence for purposes of determining such credit.

For purposes of determining compliance with any Dollar-denominated (or percentage of TTM Consolidated Adjusted EBITDA, if greater) restriction on the making of Investments, the Dollar equivalent amount of the Investment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Investment was made.

Notwithstanding the foregoing or anything to the contrary in this Agreement (including the definition of “Investment”), in no event shall (i) the Borrower or any Subsidiary Guarantor be permitted to dispose of any Material IP, whether as a disposition, Investment, Restricted Payment or otherwise, either directly or indirectly, to Holdings or any Non-Loan Party and (ii) the Borrower or any Restricted Subsidiary be permitted to dispose of any Material IP, whether as a disposition, Investment, Restricted Payment or otherwise, either directly or indirectly, to any Unrestricted Subsidiary; provided that the Borrower and any Restricted Subsidiary shall be permitted to grant (x) non-exclusive licenses to any non-Loan Party (including any Unrestricted Subsidiary) in the ordinary course of business and (y) exclusive licenses to any non-Loan Party (including any Unrestricted Subsidiary) on terms that are at least substantially as favorable to the Borrower or such Subsidiary Guarantor as it would obtain in a comparable arm’s length transaction with a Person other than an Affiliate that constitutes an exclusive license solely with respect to the use of such intellectual property in a particular geography in which the Borrower and its Restricted Subsidiaries do not then engage in substantial operations, or a particular business or product line with respect to which the Borrower and its Restricted Subsidiaries are not then engaged, or is not material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

SECTION 7.03       Indebtedness. Create, incur or assume any Indebtedness, other than:

(a)            Indebtedness under the Loan Documents (including Incremental Loans and Extended Loans);

(b)            Indebtedness of the Borrower or any of the Restricted Subsidiaries arising pursuant to any Permitted Intercompany Activities;

(c)            Indebtedness existing on the Closing Date and any Permitted Refinancing thereof, including any Intercompany Indebtedness outstanding on the Closing Date;

(d)            (i) (A) Attributable Indebtedness relating to any transaction, (B) Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets, so long as such Indebtedness is incurred concurrently with, or within two-hundred and seventy days after, the applicable acquisition, construction, repair, replacement or improvement and (C) Indebtedness arising from the conversion of obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to Indebtedness of the Borrower or such Restricted Subsidiary, provided that the aggregate principal amount of such Indebtedness at any one time outstanding incurred pursuant to this clause (d) shall not exceed the greater of 50% of Closing Date EBITDA and 50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, in each case, determined at the time of incurrence, (ii) Attributable Indebtedness incurred in connection with a Sale Leaseback Transaction otherwise permitted hereunder and (iii) any Permitted Refinancing of any Indebtedness incurred under this Section 7.03(d)(i); provided that for the purposes of determining compliance with this Section 7.03(d), any lease that is not treated under GAAP as a capital lease at the time such lease is executed but is subsequently treated under GAAP as a capitalized lease as the result of a change in GAAP (or interpretations thereof) after the Closing Date shall not be treated as Indebtedness;

(e)            Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to the Borrower or any other Restricted Subsidiary; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subject to the Global Intercompany Note (but only to the extent permitted by applicable law);

(f)             Indebtedness in respect of (i) Obligations under Secured Hedge Agreements and (ii) Hedge Agreements designed to hedge against Holdings’, the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks, in each case of clauses (i) and (ii), incurred not for speculative purposes, and Guarantees thereof;

(g)            Indebtedness incurred by a Non-Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (g) and then outstanding, does not exceed the greater of (A) 50% of Closing Date EBITDA and (B) 50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(h)            Credit Agreement Refinancing Indebtedness and any Permitted Refinancing thereof;

(i)             Incremental Equivalent Debt and any Permitted Refinancing thereof;

(j)             Permitted Ratio Debt and any Permitted Refinancing thereof;

(k)            Contribution Indebtedness and any Permitted Refinancing thereof;

(l)             Indebtedness,

(i)             of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to a Permitted Investment permitted hereunder, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary and is not incurred in contemplation of such Person becoming a Restricted Subsidiary that is non-recourse to (and is not assumed by any of) the Borrower, Holdings or any Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the Closing Date) and is either (A) unsecured or (B) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 7.01;

(ii)            of the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition which Indebtedness is existing at the time of such Permitted Acquisition and is not incurred in contemplation of such Permitted Acquisition that is non-recourse to (and is not assumed by any of) the Borrower, Holdings or any Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the Closing Date) and is either (A) unsecured or (B) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 7.01;

(iii)            of the Borrower or any Restricted Subsidiary incurred or assumed in connection with any permitted Investment (other than pursuant to Section 7.02(o));

(iv)           any Permitted Refinancing of the foregoing;

provided that, with respect to the foregoing clause (iii) in respect of Indebtedness incurred to finance such Investments (and not assumed Indebtedness), immediately after giving effect to the incurrence of such Indebtedness and consummation of such Investment or Acquisition Transaction, either (I) the Interest Coverage Ratio shall be equal to or greater than 2.00 to 1.00 or the Interest Coverage Ratio immediately prior to such incurrence or assumption of such Indebtedness or (II) the Total Net Leverage Ratio shall be no greater than the Closing Date Total Net Leverage Ratio plus a ratio of 1.00 to 1.00 or the Total Net Leverage Ratio immediately prior to such incurrence of such Indebtedness; in the case of each of clauses (I) and (II), after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof and measured as of and for the Test Period immediately preceding the incurrence of such Indebtedness for which financial statements are available;

(m)           Indebtedness incurred in connection with a Permitted Acquisition, Acquisition Transaction or Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs and seller notes) or other similar adjustments;

(n)            Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(o)            Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with the Transactions, Permitted Acquisitions, Acquisition Transaction or any Investment expressly permitted hereunder (other than pursuant to Section 7.02(o));

(p)            Indebtedness to current or former officers, directors, managers, consultants, and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any Parent Entity) permitted by Section 7.06;

(q)            Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including such Indebtedness that is consistent with past practices in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and letters of credit that are cash collateralized;

(r)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(s)            obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practices, including those incurred to secure health, safety and environmental obligations;

(t)            Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any Restricted Subsidiary;

(u)            (i) Indebtedness in respect of letters of credit issued for the account of the Borrower or any Restricted Subsidiary so long as (A) such Indebtedness is not secured by any Lien on Collateral and (B) the aggregate face amount of such letters of credit does not exceed the greater of (I) 10% of Closing Date EBITDA and (II) 10% of TTM Consolidated Adjusted EBITDA, in each case determined at the time of issuance of such letter of credit and (ii) Indebtedness in respect of letters of credit that are fully cash collateralized;

(v)            (i) obligations in respect of Cash Management Obligations and (ii) other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements, in each case of clauses (i) and (ii), incurred in the ordinary course of business or consistent with past practices and any Guarantees thereof;

(w)            Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated in right of payment to the Obligations, such Guarantee shall be subordinated to the Guaranty in right of payment on terms at least as favorable to the Lenders as those contained in the subordination terms with respect to such Indebtedness;

(x)            Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, any joint ventures in an aggregate principal amount at any time outstanding not to exceed the greater of (i) 40% of Closing Date EBITDA and (ii) 40% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, in each case determined at the time of incurrence, and any Permitted Refinancing of the foregoing;

(y)            Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (i) 100% of Closing Date EBITDA and (ii) 100% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, in each case determined at the time of incurrence, and any Permitted Refinancing of the foregoing;

(z)            unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within sixty (60) days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements; and

(aa)         all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (z) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant on the date such Indebtedness is incurred or such later time, as applicable; provided that all Indebtedness created pursuant to the Loan Documents will be deemed to have been incurred in reliance on the exception in clause (a) above and, in each case, will not be permitted to be reclassified pursuant to this paragraph.

For purposes of determining compliance with any Dollar-denominated (or percentage of TTM Consolidated Adjusted EBITDA, if greater) restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated (or percentage of TTM Consolidated Adjusted EBITDA, if greater) restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated (or percentage of TTM Consolidated Adjusted EBITDA, if greater) restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith).

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of preferred Equity Interests or Disqualified Equity Interests or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03 or incurrence of a Lien pursuant to Section 7.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

SECTION 7.04       Fundamental Changes. Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or effect a Division, except that:

(a)            Holdings may merge or consolidate with the Borrower, and any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that:

(i)            the Borrower shall be the continuing or surviving Person;

(ii)            such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia; and

(iii)           in the case of a merger or consolidation of Holdings with and into the Borrower, (A) no Event of Default shall exist at such time or after giving effect to such merger or consolidation, (B) Holdings shall not be an obligor in respect of any Qualified Holding Company Debt or any other Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement at such time, (C) Holdings shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower, (D) after giving effect to such merger or consolidation, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (E) such direct parent of the Borrower shall concurrently become a Guarantor and pledge 100% of the Equity Interest of the Borrower to the Administrative Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Administrative Agent;

(b)            any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary;

(c)            any merger the purpose of which is to reincorporate or reorganize a Restricted Subsidiary in another jurisdiction shall be permitted; provided that, in the case of any Foreign Subsidiary that is a Loan Party, such reincorporation or reorganization shall be subject to the prior written consent of the Administrative Agent not to be unreasonably withheld;

(d)            any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is not materially adverse to the interests of the Lenders, provided (i) no Event of Default shall result therefrom, and (ii) the surviving Person (or the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary) shall be a Restricted Subsidiary;

(e)            so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that:

(i)            the Borrower shall be the continuing or surviving corporation; or

(ii)            if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”);

(A)            the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(B)            the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(C)            each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement;

(D)            each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and the direct parent of such Person shall pledge 100% of the Equity Interests of such Person to the Administrative Agent as Collateral to secure the Obligations; and

(E)            the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement, and, with respect to such opinion of counsel only, including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;

it being agreed that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(f)            any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment, Acquisition Transaction or other transaction not prohibited by the Loan Documents (other than any transaction pursuant to Section 7.02(o));

(g)            any Loan Party or any Restricted Subsidiary may conduct a Division that produces two or more surviving or resulting Persons; provided that

(i)             if a Division is conducted by the Borrower, then each surviving or resulting Person shall constitute a “Borrower” for all purposes of the Loan Documents (unless the Administrative Agent otherwise consents in its reasonable discretion) and shall remain jointly and severally liable for all Obligations (other than Excluded Swap Obligations, where applicable) of the Borrower immediately prior to such Division and otherwise comply with Section 7.04(e);

(ii)            if a Division is conducted by Holdings, then all of the Equity Interests of the Borrower must be owned by only one Person that survives or results from such Division, and such Person owning such Equity Interests in the Borrower shall otherwise comply with Section 7.10(b)(ii), become a Guarantor and pledge 100% of the Equity Interests of the Borrower to the Collateral Agent; and

(iii)            if a Division is conducted by a Loan Party other than the Borrower or Holdings, then each surviving or resulting Person of such Division shall also be a Loan Party unless and to the extent any such surviving or resulting Loan Party is the subject of a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)) or otherwise would constitute an Excluded Subsidiary; provided, further that such surviving or resulting Person not becoming a Loan Party and the assets and property of such surviving or resulting Person not becoming Collateral shall, in each case, be treated as an Investment and shall be permitted under this Section 7.04(g)(iii) solely to the extent permitted under Section 7.02;

(h)            as long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)); and

(i)            the Transactions may be consummated.

Notwithstanding anything herein to the contrary, in the event of any merger, dissolution, liquidation, consolidation, amalgamation or Division of any Loan Party or a Restricted Subsidiary effected in accordance with this Section 7.04, the Borrower shall or shall cause, with respect to each surviving Restricted Subsidiary (or new direct Parent Entity) (x) promptly deliver or cause to be delivered to the Administrative Agent for further distribution by the Administrative Agent to each Lender (1) such information and documentation reasonably requested by the Administrative Agent or any Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including the USA PATRIOT Act and (2) a Beneficial Ownership Certification and (y) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request in order to perfect or continue the perfection of the Liens granted or purported to be granted by the Collateral Documents in accordance with Section 6.11 and as promptly as practicable.

SECTION 7.05       Dispositions. Make any Disposition, except:

(a)            Dispositions of obsolete, damaged, worn out, used or surplus property (including for purposes of recycling), whether now owned or hereafter acquired and Dispositions of property of the Borrower and the Restricted Subsidiaries that in the reasonable business judgment of the Borrower is no longer used or useful in the conduct of the business or economically practicable or commercially desirable to maintain or in respect in which the Borrower determines in its reasonable business judgment that such action or inaction is desirable (including by conveying, selling, assigning, transferring, licensing or sublicensing, ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use, prosecution or maintenance of, putting into the public domain or other disposition of any such assets constituting IP Rights);

(b)            Dispositions of property or assets in the ordinary course of business;

(c)            Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral such replacement property shall constitute Collateral;

(d)            Dispositions of property to the Borrower or a Restricted Subsidiary, including pursuant to any Intercompany License Agreement;

(e)            Dispositions permitted by Section 7.02 (other than Section 7.02(o)), Section 7.04 (other than Section 7.04(h)) and Section 7.06 (other than Section 7.06(d)), Permitted Liens (other than Section 7.01(l)(i)) and Permitted Intercompany Activities;

(f)            Dispositions of property pursuant to Sale Leaseback Transactions; provided that (i) no Event of Default exists or would result therefrom (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists) and (ii) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(g)            Dispositions of Cash Equivalents; provided, that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(h)            the lease, assignment, license, sublease or sublicense of any real or personal property industry practice;

(i)            leases, subleases, licenses or sublicenses (including the provision of software under an open source license), which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(j)            Dispositions of property subject to Casualty Events;

(k)            Dispositions; provided that:

(i)            with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of the greater of 15% of Closing Date EBITDA and 15% of TTM Consolidated Adjusted EBITDA as of the date of the Disposition, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, that for the purposes of this clause (k) each of the following shall be deemed to be cash:

(A)           any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing;

(B)            any securities received by such Borrower or Restricted Subsidiary from such transferee that are converted by such Borrower or Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty days following the closing of the applicable Disposition; and

(C)            any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of (I) 20% of Closing Date EBITDA and (II) 20% of TTM Consolidated Adjusted EBITDA as of the date of the Disposition, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(ii)            such Disposition shall be for no less than the fair market value of such property at the time of such Disposition

(this clause (k), the “General Asset Sale Basket”);

(l)             Dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in the joint venture arrangements or similar binding arrangements;

(m)            Dispositions or discounts of accounts receivable and related assets in connection with the collection, compromise or factoring thereof;

(n)            Dispositions (including issuances or sales) of Equity Interests in, or Indebtedness owing to, or of other securities of, an Unrestricted Subsidiary;

(o)            Dispositions to the extent of any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of the Restricted Subsidiaries to the extent allowable under Section 1031 of the Code (or comparable or successor provision);

(p)            Dispositions in connection with the unwinding of any Hedge Agreement;

(q)            Dispositions by the Borrower or any Restricted Subsidiary of assets in connection with the closing or sale of a facility in the ordinary course of business of the Borrower and its Restricted Subsidiaries, which consist of fee or leasehold interests in the premises of such facility, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such facility; provided that as to each and all such sales and closings, (i) no Event of Default shall result therefrom and (ii) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s-length transaction;

(r)             Dispositions (including bulk sales) of the inventory of a Loan Party not in the ordinary course of business in connection with facility closings, at arm’s length;

(s)            Disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing, provided, that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(t)             the lapse, abandonment or discontinuance of the use or maintenance, conveyance, sale, assignment, transfer, license, sublicense, putting into the public domain or other Disposition of any Intellectual Property if determined by the Borrower or any Restricted Subsidiary in its reasonable business judgment that such lapse, abandonment, discontinuance, conveyance, sale, assignment, transfer, license sublicense, putting into the public domain or other Disposition is desirable in the conduct of the Borrower’s or any Restricted Subsidiary’s business (as applicable) or the Disposition of Intellectual Property which individually and in the aggregate is not material to the Borrower’s or any Restricted Subsidiary’s business;

(u)            Disposition of any property or asset with a fair market value not to exceed with respect to any transaction the greater of (i) 10% of Closing Date EBITDA and (ii) 10% of TTM Consolidated Adjusted EBITDA as of the date of the Disposition;

(v)            Disposition of assets acquired in a Permitted Acquisition or other Investment permitted hereunder that the Borrower determines will not be used or useful in the business of the Borrower and its Subsidiaries;

(w)           [reserved]; and

(x)            conveyances, sales, assignments, transfers, licenses, sublicenses, cross-licenses or other Dispositions of any IP Rights or other general intangibles and licenses, sublicenses, cross-licenses, leases or subleases of other property, in each case, (x) in the ordinary course of business, (y) consistent with past practice or (z) pursuant to a services, research or development agreement in which such counterparty to such agreement receives a license to any IP Rights that results from such agreement.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, and without limiting the provisions of Section 10.11 the Administrative Agent shall be authorized to, and shall, take any actions reasonably requested by the Borrower in order to effect the foregoing (and the Lenders hereby authorize and direct the Administrative Agent to conclusively rely on any such certification by the Borrower in performing its obligations under this sentence).

Notwithstanding the foregoing or anything to the contrary in this Agreement (including the definition of “Disposition”), in no event shall (i) the Borrower or any Subsidiary Guarantor be permitted to dispose of any Material IP, whether as a disposition, Investment, Restricted Payment or otherwise, either directly or indirectly, to Holdings or any Non-Loan Party and (ii) the Borrower or any Restricted Subsidiary be permitted to dispose of any Material IP, whether as a disposition, Investment, Restricted Payment or otherwise, either directly or indirectly, to any Unrestricted Subsidiary; provided that the Borrower and any Restricted Subsidiary shall be permitted to grant (x) non-exclusive licenses to any non-Loan Party (including any Unrestricted Subsidiary) in the ordinary course of business and (y) exclusive licenses to any non-Loan Party (including any Unrestricted Subsidiary) on terms that are at least substantially as favorable to the Borrower or such Subsidiary Guarantor as it would obtain in a comparable arm’s length transaction with a Person other than an Affiliate that constitutes an exclusive license solely with respect to the use of such intellectual property in a particular geography in which the Borrower and its Restricted Subsidiaries do not then engage in substantial operations, or a particular business or product line with respect to which the Borrower and its Restricted Subsidiaries are not then engaged, or is not material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

SECTION 7.06       Restricted Payments. Make, directly or indirectly, any Restricted Payment, except:

(a)            each Restricted Subsidiary may make Restricted Payments to the Borrower and to any other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower or any such other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary ratably according to their relative ownership interests of the relevant class of Equity Interests or as otherwise required by the applicable Organization Documents);

(b)            the Borrower and each of the Restricted Subsidiaries may declare and make Restricted Payments payable solely in the form of Equity Interests (other than Disqualified Equity Interests not otherwise permitted to be incurred under Section 7.03) of such Person;

(c)            any Restricted Payment made in connection with a Permitted Intercompany Activity;

(d)            to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(o)) or 7.04 (other than a merger or consolidation involving the Borrower);

(e)            Restricted Payments in respect of the repurchase of Equity Interests in Holdings (or any Parent Entity of Holdings that only owns Equity Interests, directly or indirectly, in the Borrower and its Subsidiaries), the Borrower or any Restricted Subsidiary that occur upon or in connection with the exercise of stock options or warrants or similar rights if such Restricted Payments represent a portion of the exercise price of such options or warrants or similar rights or tax withholding obligations with respect thereto;

(f)            Restricted Payments of Equity Interests in, Indebtedness owing from and/or other securities of or Investments in, any Unrestricted Subsidiaries (other than any Unrestricted Subsidiaries the assets of which consist solely of cash or Cash Equivalents received from an Investment by the Borrower and/or any Restricted Subsidiary into it);

(g)            the Borrower may pay (or make Restricted Payments to allow Holdings or any Parent Entity to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any Parent Entity) held by any Management Stockholder, including pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement (including any separation, stock subscription, shareholder or partnership agreement) with any employee, director, consultant or distributor of the Borrower (or any Parent Entity) or any of its Subsidiaries; provided, the aggregate Restricted Payments made pursuant to this Section 7.06(g) after the Closing Date together with the aggregate amount of loans and advances to Holdings made pursuant to Section 7.02(i) in lieu of Restricted Payments permitted by this clause (g) shall not exceed:

(i)            the greater of (A) 10% of Closing Date EBITDA and (B) 10% of TTM Consolidated Adjusted EBITDA as of the applicable date of measurement in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years; plus

(ii)            an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Closing Date; plus

(iii)           to the extent contributed in cash to the common Equity Interests of the Borrower and Not Otherwise Applied, the proceeds from the sale of Equity Interests of Holdings or any Parent Entity, in each case to a Person that is or becomes a Management Stockholder that occurs after the Closing Date; plus

(iv)          the amount of any cash bonuses or other compensation otherwise payable to any future, present or former Company Person that are foregone in return for the receipt of Equity Interests of Holdings or a Parent Entity, Borrower or any Restricted Subsidiary; plus

(v)            payments made in respect of withholding or other similar taxes payable upon repurchase, retirement or other acquisition or retirement of Equity Interests of Holdings or a Parent Entity or its Subsidiaries or otherwise pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement;

(h)            the Borrower may make Restricted Payments to Holdings or to any Parent Entity:

(i)             to (A) pay (or to permit payment of) the tax distributions described in Sections 4.1(b)(i) and (ii) and the first sentence of Section 4.1(b)(iii) of the Amended and Restated Agreement of Limited Partnership of WH Topco, L.P., as in effect on the Closing Date (disregarding for this purpose any limitations on such tax distributions imposed by reference to any Tax Distribution Condition, as such term is defined therein); and (B) permit Holdings or any Parent Entity to pay operating expenses, other corporate overhead, and franchise and similar taxes, in each case, payable in connection with the ordinary course operations or ownership of the Borrower or any of its Restricted Subsidiaries;

(ii)            the proceeds of which will be used to pay (or make Restricted Payments to allow any Parent Entity to pay) operating costs and expenses (including, following the consummation of a Qualifying IPO, Public Company Costs) of Holdings or any Parent Entity incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii)           [reserved];

(iv)           to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings and the Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary (which shall be a Restricted Subsidiary to the extent required by Section 7.02) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired by the Borrower or a Restricted Subsidiary in order to consummate such Investment;

(v)            the proceeds of which shall be used to pay (or make Restricted Payments to allow any Parent Entity to pay) costs, fees and expenses (other than to Affiliates) related to any successful or unsuccessful equity or debt offering permitted by this Agreement; and

(vi)           the proceeds of which (A) will be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any Parent Entity to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries or (B) will be used to make payments permitted under Sections 6.19, (g), (i) and (n) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary);

(i)            Restricted Payments (i) made in connection with the payment cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition or other transaction permitted by the Loan Documents or (ii) to honor any conversion request by a holder of convertible Indebtedness and to make cash payments in lieu of fractional shares in connection therewith;

(j)            the declaration and payment of Restricted Payments on the Borrower’s, Holdings’ or a Parent Entity’s common stock following the first public offering of the Borrower’s common stock or the common stock of any Parent Entity after the Closing Date, of up to the greater of (A) 7.00% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-1, and (B) an amount equal to 7.00% of the Market Capitalization at the time of such public offering;

(k)            repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options or the vesting of any equity awards;

(l)            payments or distributions to satisfy dissenters rights (including in connection with or as a result of the exercise of appraisal rights and the settlement of any claims or actions, whether actual, contingent or potential) pursuant to or in connection with a merger, consolidation, transfer of assets or other transaction permitted by the Loan Documents;

(m)            payments or distributions of a Restricted Payment within 60 days after the date of declaration thereof if at the date of declaration such Restricted Payment would have been permitted hereunder;

(n)            Restricted Payments (not consisting of cash or Cash Equivalents) made in lieu of fees or expenses (including by way of discount), in each case in connection with any permitted receivables financing permitted under Section 6.01;

(o)            the Borrower may (or may make Restricted Payments to permit any Parent Entity to) (i) redeem, repurchase, retire or otherwise acquire in whole or in part any Equity Interests of the Borrower or any Restricted Subsidiary or any Equity Interests of any Parent Entity (“Treasury Equity Interests”), in exchange for, or with the proceeds (to the extent contributed to Holdings or the Borrower substantially concurrently) of the sale or issuance (other than to the Borrower or any Restricted Subsidiary) of, other Equity Interests or rights to acquire its Equity Interests (“Refunding Equity Interests”) and (ii) declare and pay dividends on any Treasury Equity Interests out of any such proceeds;

(p)            redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Equity Interests, except to the extent issued by the Borrower to a Restricted Subsidiary) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (and in no event shall such contribution or issuance so utilized increase the Available Amount) (other than Disqualified Equity Interests, except to the extent issued by the Borrower to a Restricted Subsidiary);

(q)            Restricted Payments constituting or otherwise made in connection with or relating to any Permitted Reorganization; provided that if immediately after giving Pro Forma Effect to any such Permitted Reorganization and the transactions to be consummated in connection therewith, any distributed asset ceases to be owned by the Borrower or another Restricted Subsidiary (or any entity ceases to be a Restricted Subsidiary), the applicable portion of such Restricted Payment must be otherwise permitted at such time under another provision of this Section 7.06 (and constitute utilization of such other Restricted Payment exception or capacity);

(r)            Restricted Payments to Holdings or to any Parent Entity; provided that the First Lien Net Leverage Ratio (after giving Pro Forma Effect to such Restricted Payment) would be less than or equal to the Closing Date First Lien Net Leverage Ratio less 0.75 to 1.00; provided, further, that no Specified Event of Default shall have occurred and be continuing or would result therefrom; and

(s)            the Borrower may make Restricted Payments to Holdings or to any Parent Entity (the proceeds of which may be utilized by Holdings to make additional Restricted Payments) in an aggregate amount not to exceed the sum of,

(i)             the greater of (A) 75% of Closing Date EBITDA and (B) 75% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination; and

(ii)            the Available Amount at such time; provided that no Specified Event of Default shall have occurred and be continuing or would result therefrom.

The amount set forth in Section 7.06(s)(i) may, in lieu of Restricted Payments, be utilized by the Borrower or any Restricted Subsidiary to (i) make or hold any Investments without regard to Section 7.02 or (ii) prepay, repay redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Junior Financing without regard to Section 7.09(a).

The amount of any Restricted Payment at any time shall be the amount of cash and the fair market value of other property subject to the Restricted Payment at the time such Restricted Payment is made. For purposes of determining compliance with this Section 7.06, in the event that any Restricted Payment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of such Restricted Payment is made, divide, classify or reclassify, or at any later time divide, classify, or reclassify, such Restricted Payment (or any portion thereof) in any manner that complies with this covenant on the date such Restricted Payment is made or such later time, as applicable.

Notwithstanding the foregoing or anything to the contrary in this Agreement (including the definition of “Restricted Payment”), in no event shall (i) the Borrower or any Subsidiary Guarantor be permitted to dispose of any Material IP, whether as a disposition, Investment, Restricted Payment or otherwise, either directly or indirectly, to Holdings or any Non-Loan Party and (ii) the Borrower or any Restricted Subsidiary be permitted to dispose of any Material IP, whether as a disposition, Investment, Restricted Payment or otherwise, either directly or indirectly, to any Unrestricted Subsidiary; provided that the Borrower and any Restricted Subsidiary shall be permitted to grant (x) non-exclusive licenses to any non-Loan Party (including any Unrestricted Subsidiary) in the ordinary course of business and (y) exclusive licenses to any non-Loan Party (including any Unrestricted Subsidiary) on terms that are at least substantially as favorable to the Borrower or such Subsidiary Guarantor as it would obtain in a comparable arm’s length transaction with a Person other than an Affiliate that constitutes an exclusive license solely with respect to the use of such intellectual property in a particular geography in which the Borrower and its Restricted Subsidiaries do not then engage in substantial operations, or a particular business or product line with respect to which the Borrower and its Restricted Subsidiaries are not then engaged, or is not material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

SECTION 7.07       [Reserved].

SECTION 7.08       Negative Pledge. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits or restricts the ability of any Restricted Subsidiary (other than an Excluded Subsidiary) to create, incur or assume Liens on property of such Person (other than Excluded Assets) for the benefit of the Lenders to secure the Obligations under the Loan Documents;

provided that the foregoing shall not apply to Contractual Obligations that:

(a)            exist on the Closing Date, including Contractual Obligations governing Indebtedness incurred on the Closing Date to finance the Transactions and any Permitted Refinancing thereof (so long as the scope of Contractual Obligations is not expanded thereby) or other Contractual Obligations executed on the Closing Date in connection with the Transactions;

(b)            are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary or binding with respect to any asset at the time such asset was acquired;

(c)            are Contractual Obligations of a Restricted Subsidiary that is not a Loan Party (provided that such Contractual Obligations are not prohibited by this Agreement) or to the extent applicable only to Excluded Assets;

(d)            are customary restrictions that arise in connection with (A) any Lien permitted by Section 7.01 and relate to the property subject to such Lien or (B) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets (including Equity Interests) subject to such Disposition;

(e)            are provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02;

(f)            are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of or that secures such Indebtedness and the proceeds and products thereof;

(g)            are restrictions in leases, subleases, licenses, sublicenses or agreements governing a disposition of assets, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business so long as such restrictions relate to the assets subject thereto;

(h)            comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(d), (f), (g), (r)(i) or (v) to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(i)            are customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(j)            are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(k)            are restrictions on cash or other deposits imposed by customers or trade counterparties under contracts entered into in the ordinary course of business;

(l)            arise in connection with cash or other deposits permitted under Section 7.01;

(m)            comprise restrictions that are, taken as a whole, in the good faith judgment of the Borrower (i) no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type, (ii) no more restrictive than the restrictions contained in this Agreement, or not reasonably anticipated to materially and adversely affect the Loan Parties’ ability to make any payments required hereunder;

(n)            apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Borrower or any Restricted Subsidiary;

(o)            are customary restrictions contained in Indebtedness permitted to be incurred pursuant to Section 7.03 (h), (i), (j), (k), (l), (m), (x) or (y);

(p)            are Contractual Obligations that are subject to the applicable override provisions of the UCC;

(q)            are customary provisions (including provisions limiting the Disposition, distribution or encumbrance of assets or property) included in sale leaseback agreements or other similar agreements;

(r)            are net worth provisions contained in agreements entered into by the Borrower or any Restricted Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower or any Restricted Subsidiary to meet its ongoing obligations;

(s)            are restrictions arising in any agreement relating to (i) any Cash Management Obligation to the extent such restrictions relate solely to the cash, bank accounts or other assets or activities subject to the applicable Cash Management Services, (ii) any Permitted Treasury Arrangement, (iii) any Swap Agreement or (iv) any Hedge Agreement;

(t)            are restrictions on the granting of a security interest in Intellectual Property contained in licenses, sublicenses or cross-licenses by the Borrower or any Restricted Subsidiary of such Intellectual Property, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business; and

(u)            are other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith determination of the Borrower, materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 7.09       Junior Debt Prepayments; Amendments to Junior Financing Documents.

(a)            Prepayments of Junior Financing. Prepay, repay, redeem, purchase, defease or otherwise satisfy prior to the date that is one year before the scheduled maturity thereof any Junior Financing (any such prepayment, repayment, redemption, purchase, defeasance or satisfaction, a “Junior Debt Repayment”), except:

(i)            Junior Debt Repayments with the proceeds of, or in exchange for, any (A) Permitted Refinancing therefor or (B) other Junior Financing or Junior Lien Debt permitted hereunder;

(ii)           Junior Debt Repayments (A) made with Qualified Equity Interests of Holdings or any Parent Entity, with the proceeds of an issuance of any such Equity Interests or with the proceeds of a contribution to the capital of the Borrower after the Closing Date that is Not Otherwise Applied or (B) consisting of the conversion of any Junior Financing to Equity Interests;

(iii)          Junior Debt Repayments of Indebtedness of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or a Restricted Subsidiary;

(iv)          Junior Debt Repayments of Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date in connection with a transaction not prohibited by the Loan Documents;

(v)           Junior Debt Repayments within 60 days of giving notice thereof if at the date of such notice, such payment would have been permitted hereunder;

(vi)          Junior Debt Repayments made in connection with the Transactions;

(vii)         Junior Debt Repayments consisting of the payment of regularly scheduled interest and principal payments, payments of fees, expenses, penalty interest and indemnification obligations when due, other than payments prohibited by any applicable subordination provisions;

(viii)        Junior Debt Repayments consisting of a payment to avoid the application of Section 163(e)(5) of the Code (an “AHYDO Catch Up Payment”);

(ix)           Junior Debt Repayments, if the First Lien Net Leverage Ratio (after giving Pro Forma Effect thereto) for the Test Period immediately preceding the incurrence of such payments shall be less than or equal to the Closing Date First Lien Net Leverage Ratio less 0.50 to 1.00; and

(x)            Junior Debt Repayments in an aggregate amount not to exceed the sum of:

(A)           the Available Amount at such time; provided that no Specified Event of Default shall have occurred and be continuing or would result therefrom; and

(B)            the greater of (A) 75% of Closing Date EBITDA and (B) 75% of TTM Consolidated Adjusted EBITDA of Holdings on a Pro Forma Basis as of the applicable date of determination.

provided, however, that each of the following shall be permitted: payments of regularly scheduled principal and interest on Junior Financing, payments of closing and consent fees related to Junior Financing, indemnity and expense reimbursement payments in connection with Junior Financing, and mandatory prepayments, mandatory redemptions and mandatory purchases, in each case pursuant to the terms of Junior Financing Documentation.

The amount set forth in Section 7.09(a)(x)(B) may, in lieu of Junior Debt Repayments be utilized by the Borrower or any Restricted Subsidiary to make or hold any Investments without regard to Section 7.02.

The amount of any Junior Debt Repayment at any time shall be the amount of cash and the fair market value of other property used to make the Junior Debt Repayment at the time such Junior Debt Repayment is made. For purposes of determining compliance with this Section 7.09(a), in the event that any prepayment, repayment, redemption, purchase, defeasance or satisfaction (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of such prepayment, repayment, redemption, purchase, defeasance or satisfaction is made, divide, classify, or reclassify, or at any later time divide, classify or reclassify, such prepayment, repayment, redemption, purchase, defeasance or satisfaction (or any portion thereof) in any manner that complies with this covenant on the date it was made or such later time, as applicable.

(b)            Amendments to Junior Financing Documents. Amend, modify or change in any manner without the consent of the Administrative Agent, any Junior Financing Documentation unless (i) such amendment, modification or change is permitted pursuant to any applicable intercreditor or subordination agreement or (ii) the Borrower determines in good faith (such determination being conclusive and binding absent manifest error) that the effect of such amendment, modification or waiver is not, taken as a whole, materially adverse to the interests of the Lenders, in each case, other than as a result of a Permitted Refinancing thereof; provided that, in each case, a certificate of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to such amendment or other modification, together with a reasonably detailed description of such amendment or modification, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy such foregoing requirement shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

SECTION 7.10       Holding Company.

(a)            In the case of Holdings, engage in any material business or operations, it being agreed that the following activities (and activities incidental thereto) will not be prohibited:

(i)            its ownership of the Equity Interests of the Borrower and any Subsidiary of Holdings (that is not the Borrower or a Subsidiary of the Borrower) which is formed solely for purposes of acting as a co-obligor with respect to any Qualified Holding Company Debt and which does not conduct, transact or otherwise engage in any material business or operation;

(ii)           the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance) (it being understood that Holdings may convert to a limited liability company);

(iii)          the performance of its obligations and payments with respect to any Indebtedness permitted to be incurred pursuant to Section 7.03, any Qualified Holding Company Debt or any Permitted Refinancing of any of the foregoing;

(iv)          any (i) Permitted Reorganization or (ii) public offering of its common stock or any other issuance of its Equity Interests (including Qualified Equity Interests);

(v)           making (i)  payments or Restricted Payments to the extent otherwise permitted under this Section 7.10 and (ii) Restricted Payments with any amounts received pursuant to transactions permitted under, and for the purposes contemplated by, Section 7.06;

(vi)          the incurrence of Qualified Holding Company Debt and activities required thereunder;

(vii)         making contributions to the capital of its Subsidiaries;

(viii)        guaranteeing the obligations of the Borrower and its Subsidiaries in each case solely to the extent such obligations of the Borrower and its Subsidiaries are not prohibited hereunder;

(ix)           participating in tax, accounting and other administrative matters as a member of a consolidated, combined or unitary group that includes Holdings and the Borrower;

(x)            holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 7.06 pending application thereof by Holdings;

(xi)           the entry into and performance of its obligations with respect to contracts and other arrangements directly related to any other activity permitted under this clause (a) and providing indemnification to officers, managers, directors and employees;

(xii)          making Investments in assets that are Cash Equivalents;

(xiii)         the consummation of the Transactions; and

(xiv)        activities incidental to the businesses or activities described in clauses (i) to (xii) of this Section 7.10(a).

(b)            Holdings may not merge, dissolve, liquidate or consolidated with or into any other Person; provided that, notwithstanding the foregoing, as long as no Default exists or would result therefrom, Holdings may merge or consolidate with any other Person if the following conditions are satisfied:

(i)             Holdings shall be the continuing or surviving Person, or

(ii)           if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated,

(A)           the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(B)            the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent,

(C)            the Successor Holdings shall pledge 100% of the Equity Interest of the Borrower to the Collateral Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Administrative Agent, and

(D)            the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement and, with respect to such opinion of counsel only, including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;

it being agreed that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement.

Notwithstanding anything herein to the contrary, in the event of any merger, dissolution, liquidation, consolidation, amalgamation or Division of Holdings effected in accordance with this Section 7.10, the Borrower shall or shall cause, with respect to the surviving Person (or new direct Parent Entity) (x) promptly deliver or cause to be delivered to the Administrative Agent for further distribution by the Administrative Agent to each Lender (1) such information and documentation reasonably requested by the Administrative Agent or any Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including the USA PATRIOT Act and (2) a Beneficial Ownership Certification and (y) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request in order to perfect or continue the perfection of the Liens granted or purported to be granted by the Collateral Documents as promptly as practicable.

ARTICLE VIII
Financial Covenant

So long as the Termination Conditions have not been satisfied, Holdings covenants and agrees that:

SECTION 8.01       First Lien Net Leverage Ratio. Solely with respect to the Revolving Facility, commencing with the Test Period ending on the last day of the second full fiscal quarter ended after the Closing Date, the Borrower shall not permit the First Lien Net Leverage Ratio on the last day of each Test Period to be greater than 7.82 to 1.00 if the aggregate outstanding principal amount of Revolving Loans and Letters of Credit (excluding (A) undrawn amounts under any Letters of Credit, (B) Letters of Credit that have been Cash Collateralized and (C) for the first four fiscal quarters after the Closing Date, any Revolving Credit Loans borrowed on the Closing Date) exceeds (or exceeded) 35.0% of the then outstanding Revolving Commitments in effect on such date (the “Covenant Trigger”). To the extent required to be tested with respect to any Test Period pursuant to the preceding sentence, compliance with this Section 8.01 shall be tested on the date that the financial statements for the applicable Test Period are required to be delivered pursuant to Section 6.01(a) or (b), as applicable, and not prior to such date.

SECTION 8.02       Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, in the event that the First Lien Net Leverage Ratio is greater than the amount set forth in Section 8.01 on the last day of any applicable Test Period, (x) the proceeds of any equity contribution made to the Borrower, the proceeds of any issuance by the Borrower of its Equity Interests (in the form of Qualified Equity Interests) and the proceeds of any Junior Lien Debt or Disqualified Equity Interests of the Borrower having terms acceptable to the Administrative Agent in its sole discretion (such Equity Interests, Junior Lien Debt and Disqualified Equity Interests, “Cure Security”), in each case, received after the first day of such Test Period and on or prior to the day that is fifteen Business Days after the day on which financial statements are required to be delivered for such Test Period and Not Otherwise Applied (such date, the “Cure Expiration Date”) will, at the request of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the financial covenant set forth in Section 8.01 at the end of such Test Period and any subsequent period that includes a fiscal quarter in such Test Period (any such equity contribution, a “Specified Equity Contribution”) or (y) the outstanding Revolving Loans and/or Letters of Credit may be reduced below the Covenant Trigger (the “Covenant Trigger Cure”) on or prior to the Cure Expiration Date, in which case the covenant set forth in Section 8.01 will be deemed to not have been tested for such period; provided that,

(a)            no Revolving Lender shall be required to make any new extension of credit under a Loan Document, and no Issuing Banks shall be required to issue, increase the face amount of or extend any Letter of Credit, during the fifteen Business Day period referred to above if the Borrower has not received the proceeds of such Specified Equity Contribution or the Covenant Trigger Cure has not occurred, in each case, prior to or concurrently with such extension;

(b)           the Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated Adjusted EBITDA with respect to any fiscal quarter unless, after giving effect to such requested Specified Equity Contribution, there would be at least two fiscal quarters in the Relevant Four Fiscal Quarter Period in which no Specified Equity Contribution has been made;

(c)            no more than five Specified Equity Contributions will be made in the aggregate;

(d)           the amount of any Specified Equity Contribution and the use of any proceeds therefrom will be no greater than the amount required to cause the Borrower to be in compliance with Section 8.01;

(e)            any proceeds of Specified Equity Contributions will be disregarded for all other purposes under the Loan Documents (including calculating Consolidated Adjusted EBITDA for purposes of determining leverage-based basket levels, pricing (including the Applicable Rate and the Applicable Commitment Fee) and other items governed by reference to Consolidated Adjusted EBITDA); and

(f)            there shall be no reduction in Indebtedness pursuant to a cash netting provision with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the financial covenant set forth in Section 8.01 for the fiscal quarter for which such Specified Equity Contribution was made.

ARTICLE IX
Events of Default and Remedies

SECTION 9.01       Events of Default. Each of the events referred to in clauses (a) through (j) of this Section 9.01 constitutes an “Event of Default”:

(a)            Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid pursuant to the terms of this Agreement, any amount of principal of any Loan or any reimbursement obligation, or (ii) within ten Business Days after the same becomes due, any interest on any Loan or any fee payable pursuant to the terms of a Loan Document; or

(b)           Specific Covenants. The Borrower or any Subsidiary Guarantor or, in the case of Section 7.10, Holdings, fails to perform or observe any covenant contained in,

(i)             Section 6.03(a) (solely to the extent and only for so long as such notice has not been delivered), 6.18, 6.05 (solely with respect to the Borrower) or Article VII;

(ii)            Section 8.01 (any such failure to perform or observe the covenant contained in Section 8.01 and any failure to perform or observe any other Financial Covenant contained from time to time in a Loan Document, a “Financial Covenant Event of Default”); provided that a Financial Covenant Event of Default shall not constitute a Default or an Event of Default with respect to the Initial Term Loans or any other Facility (other than the Revolving Facility incurred on the Closing Date) unless (A) with respect to any such other Facility, such Financial Covenant is, by its terms, applicable to any such other Facility, in which case, it shall constitute a Default or an Event of Default to the extent set forth by such terms, or (B) with respect to the Initial Term Loans, the Revolving Lenders have terminated all Revolving Commitments and declared all Revolving Loans to be immediately due and payable in accordance with Section 9.02(b), and such termination and declaration has not been rescinded (a “Financial Covenant Cross Default”); or

(c)           Other Defaults. The Borrower or any Subsidiary Guarantor fails to perform or observe any other covenant (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d)           Representations and Warranties. Any representation or warranty made or deemed by any Loan Party in any Loan Document, or in any document required to be delivered pursuant to the terms of a Loan Document, shall be untrue in any material respect (or, with respect to any representation or warranty qualified by materiality or “Material Adverse Effect,” shall be untrue in any respect) when made or deemed made; and in the case of any representation and warranty made or deemed made after the Closing Date, such representation or warranty shall remain untrue (in any material respect or in any respect, as applicable) for a period of thirty days after written notice thereof from the Administrative Agent to the Borrower; provided that this clause (d) shall be limited on the Closing Date to the Specified Representations and without any application of thirty days written notice referenced above; or

(e)            Cross-Default. The Borrower or any Subsidiary Guarantor:

(i)             fails to make any payment of any principal or interest beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of its Material Indebtedness; or

(ii)            fails to perform or observe any other covenant, agreement or condition relating to any Material Indebtedness, or any other event occurs, the effect of which failure or other event is to cause such Material Indebtedness to become due prior to its stated maturity, in each case pursuant to its terms;

provided that (A) this clause (e) shall not apply to any failure if it has been remedied, cured or waived in accordance with the terms of such Material Indebtedness and (B) clause (e)(ii) shall not apply (1) to any secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness; (2) to the failure to observe or perform any covenant that requires compliance with any measurement of financial or operational performance (including any leverage, interest coverage or fixed charge ratio or minimum EBITDA, a “Financial Covenant”) unless and until the holders of such Indebtedness have terminated all commitments (if any) and accelerated all obligations with respect thereto in accordance with the terms of the documentation governing such Indebtedness (and such Event of Default shall terminate automatically and immediately upon the requisite holders of such Indebtedness rescinding such acceleration and/or waiving such event of default under such Indebtedness); (3) to the conversion of, or the satisfaction of any condition to the conversion of, any Indebtedness that is convertible or exchangeable for Equity Interests; (4) to a customary “change of control” put right in any indenture governing any such Indebtedness in the form of notes (5) events of default, termination events or any other similar event under the documents governing Hedge Agreements or (6) to a refinancing of Indebtedness with other Indebtedness permitted by this Agreement; or

(f)            Insolvency Proceedings, Etc. (i) Holdings, the Borrower or any Material Subsidiary that is a Loan Party (A) institutes or consents to the institution of any proceeding under any Debtor Relief Law, (B) makes an assignment for the benefit of creditors or (C) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed for a Loan Party or any material part of its property without the application or consent of such Loan Party and the appointment continues undischarged or unstayed for sixty calendar days; (iii) any proceeding under any Debtor Relief Law relating to a Loan Party or to all or any material part of its property is instituted without the consent of such Loan Party and continues undismissed or unstayed for sixty calendar days; or (iv) an order for relief is entered in any such proceeding; or

(g)           Judgments. There is entered against a Loan Party a final, enforceable, and non-appealable judgment by a court of competent jurisdiction for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance or another indemnity obligation) and such judgment or order is not satisfied, vacated, discharged or stayed or bonded for a period of sixty consecutive days; or

(h)           Invalidity of Loan Documents. The material provisions of the Loan Documents, taken as a whole, at any time after their execution and delivery and for any reason cease to be in full force and effect, except (i) as expressly permitted by the Loan Documents (including as a result of a transaction permitted under Section 7.04, 7.05 or 7.10(b)), (ii) as a result of the satisfaction of the Obligations or (iii) resulting from acts or omissions of Secured Party or the application of applicable law; or

(i)             Collateral Documents and Guarantee. Any:

(i)             Collateral Document with respect to a material portion of the Collateral with a fair market value exceeding the Threshold Amount after its execution and delivery shall for any reason cease to create a valid and perfected Lien, except (A) as otherwise permitted by, or as a result of a transaction not prohibited by, the Loan Documents, (B) as a result of the Administrative Agent or the Collateral Agent no longer having possession of certificates actually delivered to it representing equity interests pledged under any Loan Document, (C) as a result of a filing under the Uniform Commercial Code having lapsed because a UCC continuation statement was not filed in a timely manner, (D) as to Collateral consisting of real property, to the extent that (1) such losses are covered by a lender’s title insurance policy (unless the Borrower in good faith reasonably believes that payment thereunder will not be made by the applicable insurer) or (2) a deficiency arose through no fault of a Loan Party and such deficiency is corrected with reasonable diligence upon obtaining actual knowledge thereof or (E) resulting from acts or omissions of a Secured Party or the application of applicable law; or

(ii)            Guarantee with respect to a Guarantor that is Holdings or a Material Subsidiary (other than an Excluded Subsidiary) shall for any reason cease to be in full force and effect, except (A) as otherwise permitted by, or as a result of a transaction not prohibited by, the Loan Documents, (B) upon the satisfaction in full of the Obligations, (C) upon the release of such Guarantor as provided for under the Loan Document or in accordance with its terms or (D) resulting from acts or omissions of a Secured Party or the application of applicable law; or

(j)             Change of Control. There occurs any Change of Control.

Notwithstanding anything to the contrary in this Agreement, no Event of Default or breach of any representation or warranty in Article V or any covenant in Article VI or VII shall constitute a Default or Event of Default if such Event of Default or breach of such representation or warranty in Article V or such covenant in Article VI or VII would not have occurred but for a fluctuation (or other adverse change) in Exchange Rates. No action taken and reported to the Administrative Agent and the Lenders or otherwise publicly available shall provide the basis for any Event of Default more than two (2) years after the date on which such action was reported to the Administrative Agent and the Lenders by the Borrower via a notice of a Default or an Event of Default; provided that such limitation shall not apply to the extent the Administrative Agent has commenced any remedial action or has provided notice to the Borrower that it reserved its rights relating to such Event of Default.

Notwithstanding anything to the contrary in this Agreement, with respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived; provided that, any court of competent jurisdiction may (x) extend or stay any grace period prior to when any actual or alleged Default becomes an actual or alleged Event of Default or (y) stay the exercise of remedies by any Administrative Agent upon the occurrence of an actual or alleged Event of Default, in each case, in accordance with the requirements of applicable Law.

If any Default or Event of Default occurs due to (i) the failure by any Loan Party to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party takes such action, (ii) the failure by the Borrower to provide notice thereof pursuant to Section 6.03(a), such Default or Event of Default shall be deemed to have been cured upon the Borrower’s delivery of such notice; provided, that the Borrower’s ability to cure shall not apply with respect to any Default or Event of Default if the Borrower knowingly fails to give timely notice to the Administrative Agent, or (iii) the taking of any action by any Loan Party that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents, including pursuant to an applicable amendment or waiver permitting such action, or otherwise and (y) the date on which such action is unwound, otherwise modified or otherwise ceases to exist to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents (including after giving effect to any amendments or waivers), but only so long as, in the case of each of the foregoing clauses (i), (ii) and (iii), such Default or Event of Default has been cured pursuant to clauses (i), (ii) or (iii), as applicable, prior to the time at which the Administrative Agent and/or the Required Lenders (as applicable) have declared that an Event of Default has occurred and the Loans have been accelerated hereunder.

SECTION 9.02       Remedies upon Event of Default.

(a)            General. Except as otherwise provided in Section 9.02(b) and Section 9.02(c) below, if any Event of Default occurs and is continuing, the Administrative Agent may, and shall at the request of the Required Lenders, take any or all of the following actions:

(i)            declare the Commitments of each Lender and the obligation of each Issuing Bank to issue Letters of Credit to be terminated, whereupon such Commitments and obligation shall be terminated;

(ii)           declare the unpaid principal amount of all outstanding Loans, all interest and premium accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each Guarantor;

(iii)          exercise on behalf of itself, the Issuing Banks and the Lenders all rights and remedies available to it, the Issuing Banks and the Lenders under the Loan Documents and/or under applicable Law; and

(iv)          require that the Borrower Cash Collateralize its Letters of Credit (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit);

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the Commitments of each Lender and the obligations of each Issuing Bank to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b)           Financial Covenant Event of Default. Subject to Section 9.02(c) below, if a Financial Covenant Event of Default has occurred and is continuing as a result of a breach of Section 8.01, the Required Revolving Lenders may either (i) terminate the Revolving Commitments and/or (ii) take the actions specified in Section 9.02(a) in respect of the Revolving Commitments, the Revolving Loans and Letters of Credit. The Required Lenders may take any of the actions specified in Section 9.02(a) in respect of a Financial Covenant Event of Default that has occurred and is continuing only upon the occurrence and during the continuance of a Financial Covenant Cross Default.

(c)            Limitations on Remedies. Notwithstanding anything to the contrary in any Loan Document,

(i)             Financial Covenant Cure. If the Borrower fails to comply with Section 8.01, such failure shall not result in an Event of Default until the Cure Expiration Date and then only to the extent not cured pursuant to Section 8.02 and the Revolving Lenders and the Administrative Agent may not take any of the actions set forth in Section 9.02(a) or (b) (i) until after the Cure Expiration Date and then only to the extent a cure has not been effected pursuant to Section 8.02; and

(ii)            any notice of Default, Event of Default or acceleration provided to the Borrower by the Administrative Agent on behalf of one or more Lenders that have expressly requested that such notice be given to the Borrower must be accompanied by a written Net Short Representation from any such Lender (other than an Unrestricted Lender) delivered to the Borrower (with a copy to the Administrative Agent); provided that (A) in the absence of any such written Net Short Representation, each such Lender shall be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely conclusively on each such representation and deemed representation (including, with respect to the Administrative Agent, as provided in Section 11.28(f)(i)) and (B) no Net Short Representation shall be required to be delivered during the pendency of a Default or Event of Default caused by a bankruptcy or similar insolvency proceeding.

SECTION 9.03       Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02(a)), any amounts received on account of the Obligations shall, subject to the Intercreditor Agreements, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.04 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

Second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent and the Issuing Banks pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit fees, Obligations under Secured Hedge Agreements and Cash Management Obligations) payable to the Lenders and the Issuing Banks (including Attorney Costs payable under Section 11.04 and amounts payable under Article III) ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and Letter of Credit Usage, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, (a) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Letter of Credit Usage and the Obligations under Secured Hedge Agreements and Cash Management Obligations and (b) to Cash Collateralize Letters of Credit (to the extent not otherwise Cash Collateralized pursuant to the terms of this Agreement) (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) and to further permanently reduce the Revolving Commitments by the amount of such Cash Collateralization, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them; provided that (i) any such amounts applied pursuant to the foregoing subclause (b) shall be paid to the Administrative Agent for the ratable account of the Issuing Banks to Cash Collateralize such Letters of Credit, (ii) subject to Sections 2.04 and 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause Fifth shall be applied to satisfy drawings under such Letters of Credit as they occur and (iii) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 9.03; provided, further, that Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section;

Sixth, to the payment of all other Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X
Administrative Agent and Other Agents

SECTION 10.01     Appointment and Authority of the Administrative Agent.

(a)            Each Lender and each Issuing Bank hereby irrevocably appoints Morgan Stanley to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X (other than Sections 10.09 and 10.11) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Loan Party shall have any rights as a third party beneficiary of any such provision. Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Article X with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the Letter of Credit Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article X and the definition of “Agent Related Person” included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to each Issuing Bank.

(b)           The Administrative Agent shall also irrevocably act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and/or Cash Management Bank) and each of the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Sections 10.05 and 10.12 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X (including Section 10.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Intercreditor Agreements), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 10.02     Rights as a Lender. Any Lender that is also serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers (and no additional duties or obligations) in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Lender (if any) serving as an Agent hereunder in its individual capacity. Any Person serving as an Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 10.03     Exculpatory Provisions. None of the Administrative Agent, any of the other Agents, any of their respective Affiliates, nor any of the officers, partners, directors, employees or agents of the foregoing shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent) or any of their respective officers, partners, directors, employees or agents:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that, the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided; provided, further, that, notwithstanding any direction by the Required Lenders to the contrary, no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity; and

(d)           shall not be liable to the Lenders for any action taken or omitted to be taken under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct or of a material breach by the Administrative Agent of its obligations under this Agreement as determined by a final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or the Required Lenders in writing.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report, statement or agreement or other document delivered hereunder or thereunder or in connection herewith or therewith or referred to or provided for in, or received by the Administrative Agent under or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 10.04     Reliance by the Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent shall be fully justified in failing or refusing to take any action that is not required or explicitly approved by the Lenders under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or other requisite percentage of Lenders) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in taking any action, or in refraining from taking any action, under any Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Agents shall not be required to take any action that, in their opinion or in the opinion of their counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law. Notwithstanding the foregoing, the Administrative Agent and the Collateral Agent shall not act (or refrain from acting, as applicable) upon any direction from the Required Lenders (or other requisite percentage of Lenders) that would cause the Administrative Agent to be in breach of any express term or provision of this Agreement. The Required Lenders agree not to instruct the Administrative Agent or Collateral Agent to take any action, or refrain from taking any action, that would, in each case, cause it to violate an express duty or obligation under this Agreement.

SECTION 10.05     Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article X shall apply to any such sub agent and to the Agent-Related Persons of the Agents and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents. Notwithstanding anything herein to the contrary, with respect to each sub agent appointed by an Agent, (i) such sub agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub agent, and (iii) such sub agent shall only have obligations to the Agent that appointed it as sub agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub agent. Each Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

SECTION 10.06     Non-Reliance on Agents and Other Lenders; Disclosure of Information by Agents.

(a)            Each Lender and each Issuing Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and each Issuing Bank represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender and each Issuing Bank also represents that it will, independently and without reliance upon any Agent, any other Lender or any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

(b)            Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Term Loan and/or Revolving Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

(c)            Each Lender acknowledges that certain Affiliates of the Loan Parties, including the Sponsors or entities controlled by the Sponsors, are Eligible Assignees hereunder and may purchase Loans and/or Commitments hereunder from the Lenders from time to time, subject to the restrictions set forth in this Agreement.

SECTION 10.07     Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent, each Agent, each Issuing Bank and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of any Agent or any Issuing Bank, as applicable) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent, each Agent, each Issuing Bank and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of any Agent or each Issuing Bank, as applicable) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided that, to the extent each Issuing Bank is entitled to indemnification under this Section 10.07 solely in its capacity and role as an Issuing Bank, only the Revolving Lenders shall be required to indemnify the applicable Issuing Bank in accordance with this Section 10.07 (determined as of the time that the applicable payment is sought based on each Revolving Lender’s Pro Rata Share thereof at such time); provided, further, that no action taken in accordance with the terms of a Loan Document or in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07. If any indemnity furnished to any Agent or any Issuing Bank for any purpose shall, in the opinion of such Agent or such Issuing Bank, as applicable, be insufficient or become impaired, such Agent or such Issuing Bank, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent or any Issuing Bank against any Indemnified Liabilities in excess of such Lender’s pro rata share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent or any Issuing Bank against any Indemnified Liabilities described in the first proviso in the immediately preceding sentence. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent and each Issuing Bank, as applicable, upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent or such Issuing Bank, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent or such Issuing Bank, as applicable, is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto; provided, further, that the failure of any Lender to indemnify or reimburse such Agent or such Issuing Bank, as applicable, shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 10.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent, Collateral Agent, other Agents and any Issuing Bank.

SECTION 10.08     No Other Duties; Other Agents, Lead Arrangers, Managers, Etc. Morgan Stanley, DB, BMOCM, Jefferies and WFS are each hereby appointed as Lead Arrangers hereunder, and each Lender hereby authorizes each of Morgan Stanley, DB, BMOCM, Jefferies and WFS to act as Lead Arrangers in accordance with the terms hereof and the other Loan Documents.

Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or the other Agents listed on the cover page hereof (or any of their respective Affiliates) shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except (x) in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder and (y) as provided in Section 11.01(d) and the last sentence of Section 11.01, and such Persons shall have the benefit of this Article X. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, Holdings, the Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. Any Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and Borrower.

SECTION 10.09     Resignation of Administrative Agent or Collateral Agent. The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), at all times other than during the existence of a Specified Event of Default, to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or Collateral Agent, as applicable, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor of such Agent is appointed) and (b) except for any indemnity payments or other amounts owed to the retiring or retired Administrative Agents, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (subject to the proviso in the sentence above). Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to perfect or continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable (other than any rights to indemnity payments or other amounts owed to the retiring or retired Administrative Agent), and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Sections 11.04 and 11.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable.

SECTION 10.10     Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or in respect of Letter of Credit Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)            to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.11 and 11.04) allowed in such judicial proceeding; and

(c)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 11.04. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 11.04 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or the Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations (as defined in the Security Agreement) pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the U.S. Bankruptcy Code, including under Sections 363, 1123 or 1129 of the U.S. Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 11.01 of this Agreement), (C) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action and (D) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 10.11     Collateral and Guaranty Matters.

(a)            Each Agent, each Lender (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank), each Issuing Bank and each other Secured Party irrevocably authorizes the Administrative Agent and Collateral Agent to be the agent for and representative of the Lenders with respect to the Guaranty, the Collateral and the Collateral Documents and agrees that, notwithstanding anything to the contrary in any Loan Document:

(i)             Liens on any property granted to or held by an Agent or in favor of any Secured Party under any Loan Document will be automatically and immediately released, and each Secured Party irrevocably authorizes and directs the Agents to enter into, and each agrees that it will enter into, the necessary or advisable documents requested by the Borrower and associated therewith, upon the occurrence of any of the following events (each, a “Lien Release Event”):

(A)           the payment in full in cash of all the Obligations (other than (1) Secured Cash Management Obligations, Secured Swap Obligations and contingent obligations in respect of which no claim has been made and (2) obligations in respect of Letters of Credit that have been backstopped or cash collateralized on terms satisfactory to the applicable Issuing Bank);

(B)            a transfer of the property subject to such Lien as part of, or in connection with, a transaction that is permitted by the terms of the Loan Documents to any Person that is not a Loan Party;

(C)            with respect to property owned by any Guarantor or with respect to which any Guarantor has rights, the release of such Guarantor from its obligations under its Guaranty or hereunder, as applicable, pursuant to clause (iii) below;

(D)           the approval, authorization or ratification of the release of such Lien by the Required Lenders, or such percentage as may be required pursuant to Section 11.01;

(E)            such property becoming an Excluded Asset, Excluded Equity Interest or an asset owned by an Excluded Subsidiary or with respect to which an Excluded Subsidiary has rights;

(F)            as to the assets owned by such Excluded Subsidiary (or with respect to which an Excluded Subsidiary has rights), upon any Person becoming an Excluded Subsidiary; and/or

(G)            any such property becoming subject to a Securitization Financing to the extent required by the terms of such Securitization Financing;

(ii)            upon the request of the Borrower (such request, the “Release/Subordination Event”) it will release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(d), 7.01(g), 7.01(l), 7.01(q) and 7.01(v);

(iii)           a Subsidiary Guarantor will be automatically and immediately released from its obligations under the Guaranty upon (A) such Subsidiary Guarantor ceasing to be a Subsidiary of the Borrower, (B) such Subsidiary Guarantor ceasing to be a Material Subsidiary, or (C) such Subsidiary Guarantor becoming an Excluded Subsidiary, in each case, as a result of a transaction permitted hereunder (clauses (A)-(C), each a “Guaranty Release Event”), and each Secured Party irrevocably authorizes and directs the Agents to enter into, and each Agent agrees it will enter into, the necessary and advisable documents requested by the Borrower to (1) release (or acknowledge the release of) such Subsidiary Guarantor from its obligations under the Guaranty and (2) release (or acknowledge the release of) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; provided that no wholly-owned Guarantor that ceases to be a wholly-owned Restricted Subsidiary of a Loan Party shall be released from its guaranty solely as a result of such Guarantor ceasing to be a wholly-owned Restricted Subsidiary of a Loan Party as a result of a sale or transfer of its Equity Interests (x) that is not made for a bona fide business purpose or (y) the primary purpose of which is to release such Guaranty;

(iv)          the Administrative Agent and the Collateral Agent will exclusively exercise the rights and remedies under the Loan Documents, and neither the Lenders nor any other Secured Party will exercise such rights and remedies (other than the Required Lenders through the Administrative Agent); provided that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 11.09 or enforcing compliance with the provisions set forth in Section 11.01(b) or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Loans made by it or filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under the U.S. Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law; and

(v)            the Administrative Agent and Collateral Agent shall, and the Lenders and other Secured Parties irrevocably authorize and instruct the Administrative Agent and Collateral Agent to, from time to time on and after the Closing Date, without any further consent of any Lender, Issuing Bank, counterparty to any Secured Cash Management Obligation or Secured Swap Obligation or other Secured Party, enter into any Intercreditor Agreement or other intercreditor agreement with the collateral agent or other representative of the holders of Indebtedness that is secured by a Lien on Collateral that is expressly permitted under this Agreement.

Each Agent, each Lender and each other Secured Party agrees that it will promptly take such action and execute any such documents as may be reasonably requested by the Borrower (such actions and such execution, the “Release Actions”), at the Borrower’s sole cost and expense, in connection with a Lien Release Event, Release/Subordination Event or Guaranty Release Event and that such actions are not discretionary. Without limitation, the Release Actions may include, as applicable, (a) executing (if required) and delivering to the Loan Parties (or any designee of the Loan Parties) any such lien releases, mortgage releases, discharges of security interests, pledges and guarantees and other similar discharge or release documents, as are reasonably requested by a Loan Party in connection with the release, as of record, of the Liens (and all notices of security interests and Liens previously filed) the subject of a Lien Release Event or Release/Subordination Event or the release of any applicable Guarantee in connection with a Guaranty Release Event and (b) delivering to the Loan Parties (or any designee of the Loan Parties) all instruments evidencing pledged debt and all equity certificates and any other collateral previously delivered in physical form by the Loan Parties to a Secured Party.

In connection with any Lien Release Event, Release/Subordination Event, Guaranty Release Event or Release Action, each of the Collateral Agent and the Administrative Agent shall be entitled to rely and shall rely exclusively on an officer’s certificate of the Borrower (the “Release Certificate”) confirming that (a) such Lien Release Event, Release/Subordination Event or a Guaranty Release Event, as applicable, has occurred or will upon consummation of one or more identified transactions (an “Identified Transaction”) occur, (b) the conditions to any such Lien Release Event, Release/Subordination Event or Guaranty Release Event have occurred or will occur upon consummation of an Identified Transaction, and (c) that any such Identified Transaction is permitted by (or not prohibited by) the Loan Documents. The Collateral Agent and the Administrative Agent will be fully exculpated from any liability and shall be fully protected and shall not have any liability whatsoever to any Secured Party as a result of such reliance or the consummation of any Release Action. A Release Certificate may be delivered in advance of the consummation of any applicable Identified Transaction.

Each Lender and each Secured Party irrevocably authorizes and irrevocably directs the Collateral Agent and the Administrative Agent to take the Release Actions and consents to reliance on the Release Certificate. The Secured Parties agree not to give any Agent any instruction or direction inconsistent with the provisions of this Section 10.11. Neither the Administrative Agent nor the Collateral Agent shall be responsible for, or have a duty to ascertain or inquire into, any statement in a Release Certificate, the compliance of any Identified Transaction with the terms of a Loan Document, any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or contained in any certificate prepared or delivered by any Loan Party in connection with the Collateral or compliance with the terms set forth above or in a Loan Document, nor shall the Administrative Agent or Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(b)           Anything contained in any of the Loan Documents to the contrary notwithstanding, each Agent, each Lender and each Secured Party hereby agree that:

(i)             no Lender or other Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty or any other Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Lenders in accordance with the terms hereof and thereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof;

(ii)            in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code), only the Collateral Agent (except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities), shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition;

(iii)           no provision of any Loan Documents shall require the creation, perfection or maintenance of pledges of or security interests in, or the obtaining of title insurance or abstracts with respect to, any Excluded Assets and any other particular assets, if and for so long as, in the reasonable judgment of the Collateral Agent, the cost of creating, perfecting or maintaining such pledges or security interests in such other particular assets or obtaining title insurance or abstracts in respect of such other particular assets is excessive in view of the fair market value of such assets or the practical benefit to the Lenders afforded thereby; and

(iv)          the Collateral Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the creation or perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

(c)            Each Lender expressly and irrevocably agrees that it will not hinder or direct the Administrative Agent or Collateral Agent to take any action that will hinder the automatic release of any security interest, Lien or Guarantee provided for by this Section 10.11 (including, without limitation, in connection with any Disposition permitted pursuant to Section 7.05 and including, without limitation, any refusal to release liens, return possessory collateral, execute and/or file release documentation or take any other reasonably requested actions to documents or effectuate the release of Liens on Collateral, in each case, at the Borrower’s sole cost and expense) and expressly and irrevocably agrees that the Administrative Agent and Collateral Agent shall be authorized to, and shall, take any necessary action to release any such security interest, Lien or Guarantee to the extent authorized to do so by this Section 10.11 without any obligation or requirement to notify or obtain consent from any Lender (and the Administrative Agent and Collateral Agent shall not condition any such actions on providing notice to, or obtaining consent from, the Lenders).

SECTION 10.12     Appointment of Supplemental Administrative Agents.

(a)            It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually, as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b)            In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article X and of Sections 11.04 and 11.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)            Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 10.13     Intercreditor Agreements. Notwithstanding anything to the contrary set forth in any Loan Document, to the extent the Administrative Agent enters into an Equal Priority Intercreditor Agreement or any other Intercreditor Agreement in accordance with the terms hereof, this Agreement will be subject to the terms and provisions of such Equal Priority Intercreditor Agreement or other Intercreditor Agreement, as applicable. In the event of any inconsistency between the provisions of this Agreement or any other Loan Document and any such Equal Priority Intercreditor Agreement or any other Intercreditor Agreement, the provisions of the Equal Priority Intercreditor Agreement or such other Intercreditor Agreement govern and control. The Lenders acknowledge and agree that each Agent is authorized to, and each Agent agrees that, with respect to any secured Indebtedness, upon request by the Borrower, it shall, enter into an Equal Priority Intercreditor Agreement or any other Intercreditor Agreement with the collateral agent or other Debt Representative of the holders of such Indebtedness unless such Indebtedness and any related Liens (including the priority of such Liens) are expressly permitted by Sections 7.01 and 7.03 of this Agreement. The Lenders hereby authorize and instruct the Administrative Agent to (a) enter into any such Equal Priority Intercreditor Agreement or any such other Intercreditor Agreement, (b) bind the Lenders on the terms set forth in such Equal Priority Intercreditor Agreement or any such other Intercreditor Agreement and (c) perform and observe its obligations under the such Equal Priority Intercreditor Agreement or any such other Intercreditor Agreement. The Agents and each Secured Party agree that the Agents shall be entitled to rely and shall rely exclusively on an officer’s certificate of the Borrower in determining whether it is permitted to enter into an Intercreditor Agreement pursuant to this Section. Each Secured Party covenants and agrees not to give the Collateral Agent or Administrative Agent any instruction that is not consistent with the provisions of this Section 10.13.

SECTION 10.14     Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral or any Guaranty (including the release or impairment of any Collateral or Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Cash Management Obligations or such Obligations arising under Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 10.15     Withholding Taxes. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 10.16     Certain ERISA Matters.

(a)            Each Lender (1) represents and warrants, as of the date such Person became a Lender party hereto, to, and (2) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letter of Credit, the Commitments or this Agreement;

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (1) represents and warrants, as of the date such Person became a Lender party hereto, and (2) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any other Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 10.17     Erroneous Payment.

(a)            If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise (individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), without limitation of any of the Borrower’s or any other Loan Party’s right with respect to any payment made by the Borrower to the Administrative Agent pursuant to the terms of the Loan Documents, such Erroneous Payment shall at all times remain the property of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (and shall cause any Payment Recipient who received such funds on its behalf to) promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.

(b)            Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement. For the avoidance of doubt, the Borrower or any Loan Party shall continue to be deemed to have performed its payment obligations with respect to any amount subject to such set off, netting or application pursuant to the preceding sentence.

(c)            For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with immediately preceding clause (a), (i) the Administrative Agent may elect, in its sole discretion, by written notice to such Lender, Issuing Bank or Secured Party, that all rights and claims of such Lender, Issuing Bank or Secured Party with respect to the Loans or other Obligations owed to such Person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Loan Amount”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in Loans in a principal equal to the Corresponding Loan Amount in the Register, and (y) upon five business days’ written notice to such Lender, Issuing Bank or Secured Party, may, subject to Section 11.17, sell such Loan (or portion thereof) in respect of the Corresponding Loan Amount; and upon receipt of the proceeds of any such sale, the Erroneous Payment Return Deficiency owing by such Lender, Issuing Bank or Secured Party shall be reduced by the net proceeds of the sale of such Loan, and the Administrative Agent shall retain all other rights, remedies and claims against such Lender, Issuing Bank or Secured Party; and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Loan, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights of such Lender, Issuing Bank or Secured Party with respect to the Erroneous Payment Return Deficiency (such rights, the “Subrogation Rights”) and the Lender, Issuing Bank or Secured Party who received such Erroneous Payment shall be deemed to cease to have any such rights in respect of the Corresponding Loan Amount under the Loan Documents, Secured Hedge Agreements or Secured Cash Management Agreements immediately upon the satisfaction or discharge of the corresponding Subrogation Rights by the Borrower or any other Loan Party.

(d)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(e)            No Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. In addition, no Payment Recipient shall assert any right or claim to, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment or with respect to, rights under the Loan Documents, Secured Hedge Agreements or Secured Cash Management Agreements upon the satisfaction or discharge pursuant to clause (c) above of the Subrogation Rights of the Administrative Agent.

(f)             Each party’s obligations, agreements and waivers under this Section 10.17 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XI
Miscellaneous

SECTION 11.01     Amendments, Waivers, Etc.

(a)            General Rule. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and delivered by the Borrower to the Administrative Agent at least three Business Days prior to the effective date of such amendment or waiver (or such shorter period as agreed by the Administrative Agent) and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)            Specific Lender Approvals. Notwithstanding the provisions of Section 11.01(a), no such amendment, waiver or consent shall:

(i)            extend or increase the Commitment of any Lender or extend the final expiration date of any Letter of Credit beyond the Letter of Credit Sublimit Expiration Date, without the written consent of each Lender directly and adversely affected thereby, it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender;

(ii)            postpone any date scheduled for, or reduce the amount of, any payment of principal, interest, fees or other amounts with respect to any Loan or Letter of Credit without the written consent of each Lender directly and adversely affected thereby, it being understood that (i) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest (ii) the agreement, consent or waiver by the Required Revolving Lenders to postpone or reduce or waive (A) unused commitment fees as set forth in the final paragraph immediately succeeding the table in the definition of “Applicable Commitment Fee,” or (B) interest with respect to Revolving Loans as set forth in the final paragraph immediately succeeding paragraph (c) in the definition of “Applicable Rate” in Section 1.01, in any such case, shall not constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of interest or any payment of fees and (iii) a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default (other than a Default under Section 9.01(a)) or mandatory reduction of the Commitments shall not constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of interest or any payment of fees;

(iii)           reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit or any fees or other amounts payable hereunder or under any other Loan Document (except as expressly set forth in clause (h) of this Section 11.01) without the written consent of each Lender directly and adversely affected thereby, it being understood that (i) any change to the definitions of First Lien Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest, (ii) the agreement, consent or waiver by the Required Revolving Lenders to waive or reduce interest or unused commitment fees as set forth in (x) the final paragraph immediately succeeding paragraph (c) in the definition of “Applicable Rate” or (y) the final paragraph immediately succeeding the table in the definition of “Applicable Commitment Fee”, as applicable, in Section 1.01 shall not constitute a reduction in the rate of interest specified herein or any fees or other amounts payable hereunder or under any other Loan Document, and (iii) the agreement, consent or waiver by the Required Facility Lenders to waive or reduce interest with respect to the Term Loans as set forth in the final paragraph immediately succeeding paragraph (c) in the definition of “Applicable Rate” in Section 1.01 shall not constitute a reduction in the rate of interest specified herein or any fees or other amounts payable hereunder or under any other Loan Document; provided that (A) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or the MFN Provision and (B) with respect to any Facility, only the consent of the Required Facility Lenders or, solely with respect to the Revolving Facility, the Required Revolving Lenders, shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)           change (i) any provision of this Section 11.01 that otherwise requires the written consent of each Lender or each directly and adversely Lender, as applicable, or the definition of “Required Lenders,” “Required Facility Lenders” or “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” without the consent of each Revolving Lender;

(v)           other than in connection with a transfer or other transaction permitted under the Loan Documents, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(vi)          other than in connection with a transfer or other transaction permitted under the Loan Documents, release all or substantially all of the aggregate value of the Guaranty or all or substantially all of the Guarantors, without the written consent of each Lender;

(vii)         modify Section 2.15 or 9.03 without the written consent of each Lender directly and adversely affected thereby; or

(viii)        (i) contractually subordinate any Obligations in right of payment to any other Indebtedness for borrowed money of the Loan Parties or (ii) contractually subordinate the Liens securing the Obligations on all or substantially all of the Collateral to Liens on all or substantially all of the Collateral securing other Indebtedness for borrowed money (any such other Indebtedness to which such Obligations or such Liens securing any of the Obligations, as applicable, are subordinated, “Senior Indebtedness”), in either case, unless each directly and adversely affected Lender has been offered a reasonable opportunity to fund or otherwise provide its pro rata share with the same terms and economics (based on the amount of Obligations held by such Lender relative to the total amount of Obligations and other pari passu obligations outstanding at such time) (other than backstop fees and similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) of the Senior Indebtedness (it being understood that this clause (viii) shall not (A) override the permission for (x) Liens expressly permitted by this Agreement as in effect on the Closing Date or (y) Indebtedness expressly permitted by this Agreement as in effect on the Closing Date, (B) restrict an amendment to increase the maximum permitted amount of Indebtedness that is secured by Liens on all or a portion of the Collateral on a senior basis to the Liens securing the Obligations, or (C) apply to the incurrence of debtor-in-possession financing).

(c)            Other Specific Approvals. Notwithstanding the provisions of Section 11.01(a) or Section 11.01(b),

(i)             no amendment, waiver or consent shall, unless in writing and signed by an Issuing Bank in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Issuing Bank under this Agreement, any Issuance Notice or any other Loan Document relating to any Letter of Credit issued or to be issued by it,

(ii)            [Reserved],

(iii)           no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document,

(iv)           no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Collateral Agent under this Agreement or any other Loan Document,

(v)           Section 11.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification,

(vi)           the consent of the Required Revolving Lenders or Required Facility Lenders, as applicable, shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different than such amendment affects other Facilities, and

(vii)          the consent of the Required Revolving Lenders (but without the consent of other Lenders, including the Required Lenders) shall be required (A) to amend, waive or otherwise modify any provision of the paragraph immediately succeeding the first table in the definition of “Applicable Rate” in Section 1.01 which provides for an agreement, consent or waiver by the Required Revolving Lenders and (B) to amend, modify or waive any condition precedent set forth in Section 4.02 with respect to making Revolving Loans or the issuance of Letters of Credit.

(d)           Intercreditor Agreements. No Lender or Issuing Bank consent is required to effect any amendment or supplement to the Intercreditor Agreements or any other intercreditor agreement that is,

(i)             for the purpose of adding the holders of Pari Passu Lien Debt, Junior Lien Debt, Incremental Equivalent Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt (or a Debt Representative with respect to any Indebtedness with respect to which it is a representative or agent) as parties thereto, as expressly contemplated by the terms of such intercreditor agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing), or

(ii)            expressly contemplated by the Intercreditor Agreements or any other intercreditor agreement expressly permitted to be entered into hereunder.

(e)            Financial Covenant. Unless and until a Financial Covenant Cross Default has occurred and remains continuing, only the consent of the Required Revolving Lenders shall be necessary to, and upon the occurrence and continuance of a Financial Covenant Cross Default, the consent of the Required Lenders shall be necessary to (i) waive or consent to any Financial Covenant Event of Default or amend or modify the terms of, or waive or consent to any Default or Event of Default with respect to, Section 9.02(b) (including the related definitions as used in such Sections, but not as used in other Sections of this Agreement) and/or (ii) amend this clause (e). Notwithstanding that, upon the occurrence of a Financial Covenant Cross Default, the consent of the Required Lenders shall be necessary to waive or consent to any Default or Event of Default resulting from a Financial Covenant Event of Default as set forth in the immediately preceding sentence, only the consent of the Required Revolving Lenders shall be necessary to (i) amend or modify the terms and provisions of Section 8.01 and/or Section 8.02 (in each case, whether or not a Financial Covenant Cross Default has occurred) and/or (ii) amend this sentence.

(f)            Additional Facilities and Replacement Loans.

(i)            Additional Facilities. This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(ii)            Replacement Loans. The Loan Documents may be amended with the written consent of the Borrower and the Lenders providing Replacement Loans (as defined below) to permit the refinancing, replacement or exchange of all outstanding Term Loans of any Class (“Refinanced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided that,

(A)           the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans (plus (x) the amount of all unpaid, accrued, or capitalized interest, penalties, premiums (including tender premiums), and other amounts payable with respect to any such Refinanced Loans and (y) underwriting discounts, fees, commissions, costs, expenses and other amounts payable with respect to such Replacement Loans);

(B)            the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the remaining Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing, and

(C)            (1) any such Replacement Loans shall be on terms and conditions that are, taken as a whole, not materially more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Initial Term Loans, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment (except (x) for covenants applicable only to periods after the Latest Maturity Date of the Term Loans at the time of incurrence and (y) any term or condition to the extent such term or condition is also added for the benefit of the Lenders under the Term Loans) or (2) solely to the extent that any terms and conditions applicable to any Replacement Loans are not the same as, or substantially similar to, those then applicable to the Term Loans, shall otherwise reflect customary market terms and conditions at the time of such incurrence as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least four Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Replacement Loans, together with a reasonably detailed description of the material covenants and events of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (C) shall be conclusive evidence that such material covenants and events of default satisfy such requirement unless the Administrative Agent notifies the Borrower within such four Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided further that this clause (C) will not apply to (w) terms addressed in the other clauses of this clause (ii), (x) interest rate, rate floors, fees, funding discounts and other pricing terms and optional prepayment provisions, (y) redemption, prepayment or other premiums, and (z) optional prepayment or redemption terms. For the avoidance of doubt, any Affiliated Lender that provides any Replacement Loans shall be subject to the limitations on Affiliated Lenders set forth in Section 11.07(h) (including the Affiliated Lender Term Loan Cap).

(g)            Certain Amendments Affecting Hedge Banks or Cash Management Banks. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Hedge Agreements or under Cash Management Obligations resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Hedge Bank or any Cash Management Obligations becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner materially adverse to any Hedge Bank or any Cash Management Bank, shall be effective without the written consent of such Hedge Bank or such Cash Management Bank, as applicable.

(h)            Certain Amendments to Guaranty and Collateral Documents. The Guaranty, the Collateral Documents and related documents executed by Holdings, the Borrower and/or the Restricted Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, mistakes, errors or defects (as reasonably determined by the Administrative Agent and the Borrower with such determination being conclusive and binding), (iii) to cause such Guaranty, Collateral Document or other document to be consistent with this Agreement and the other Loan Documents or (iv) for administrative clarity (as conclusively determined by the Administrative Agent and the Borrower in good faith).

(i)             Defaulting Lenders, Disqualified Lenders; Net Short Lenders and Non-Responding Lenders.

(i)             Defaulting Lenders and Disqualified Lenders. No Defaulting Lender or Disqualified Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Required Lenders, the Required Facility Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders or Disqualified Lender), except that (A) the Commitment of any Defaulting Lender or Disqualified Lender may not be increased or extended without the consent of such Defaulting Lender or such Disqualified Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender or Disqualified Lender (other than any Disqualified Lender described in clause (d) of the definition thereof) more adversely than other affected Lenders shall require the consent of such Defaulting Lender or Disqualified Lender, as applicable.

(ii)            Net Short Lenders. Net Short Lenders shall have the right to approve or disapprove any amendment, waiver or consent, only to the extent set forth in Section 11.28.

(iii)           Non-Responding Lenders. Notwithstanding anything to the contrary herein or in any Loan Document, if any Lender does not accept or reject a written request for a consent, waiver, amendment of, or in relation to, any of the terms of any Loan Document or other vote of Lenders under the terms of this Agreement (any such request, a “Consent Request”) by 5:00 p.m. on the date that is ten (10) Business Days after the Consent Request was made (a “Non-Responding Lender”), then at the option of the Borrower:

(A)           that Non-Responding Lender shall be deemed (other than for the purposes of determining any consent fee or similar arrangement) to have given its consent or agreement to such request and such consent or agreement shall be deemed to have been received by the Administrative Agent, and such consent or agreement shall from such time be irrevocable and binding on such Non-Responding Lender and any permitted assignee, transferee or counterparty to a participation; or

(B)           such Non-Responding Lender’s Loans, Commitment and/or participation shall not be included for the purpose of calculating the total Commitments or participations under the relevant Facility or Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of total Loans, Commitments and/or participation has been obtained to approve that request (i.e., such Non-Responding Lender’s Loans, Commitments and/or participations will be deemed to be zero for purposes of the denominator of the relevant percentage).

All Consent Requests shall (i) be given by the Borrower, the Administrative Agent or any arranger acting in connection with the relevant Consent Request, (ii) be in the form of a written notice and (iii) include a legend substantially as follows, printed in capital letters or boldface type:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS AFTER THE DELIVERY OF THIS COMMUNICATION SHALL RESULT IN, AT THE OPTION OF THE BORROWER, (A) THE NON-RESPONDING LENDER TO BE DEEMED TO HAVE GIVEN ITS CONSENT OR (B) THE NON-RESPONDING LENDER’S LOANS, COMMITMENTS AND/OR PARTICIPATIONS BEING DEEMED TO BE ZERO FOR PURPOSES OF THE DENOMINATOR OF THE RELEVANT PERCENTAGE REQUIRED TO APPROVE ANY REQUEST DESCRIBED IN THIS COMMUNICATION, IN EACH CASE AS FURTHER DESCRIBED IN SECTION 11.01(i)(iii) OF THE CREDIT AGREEMENT.”

Nothing in this provision shall restrict the Borrower, the Administrative Agent or any arranger acting in connection with the relevant Consent Request from requesting a reply to a Consent Request in less than ten (10) Business Days, but the consequences associated with any Non-Responding Lender described in this provision shall not apply until the expiration of a ten (10) Business Day period.

SECTION 11.02     Notices and Other Communications; Facsimile Copies.

(a)            General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Holdings, the Borrower, the Issuing Banks, the Collateral Agent or the Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)            if to any other Lender, to the address, electronic mail addresses or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; and notices deposited in the United States mail with postage prepaid and properly addressed shall be deemed to have been given within three Business Days of such deposit; provided that no notice to any Agent shall be effective until received by such Agent. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)            Electronic Communication. Notices and other communications to any Agent or the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Agent, Lender or the Issuing Banks pursuant to Article II if such Person, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)            Receipt. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)            Risks of Electronic Communications. Each Loan Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, any Lender or any Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS OR IN THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Lead Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). Each Loan Party, each Lender, each Issuing Bank and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Borrower Materials on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(f)            Change of Address. Each of Holdings, the Borrower, the Administrative Agent and the Issuing Banks may change its address, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Collateral Agent and the Issuing Banks. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(g)            Reliance by the Administrative Agent, the Issuing Banks and the Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including Committed Loan Notices and Issuance Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording. The Borrower shall indemnify the Administrative Agent, the Issuing Banks and the Lenders and each Agent-Related Person from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(h)            Private-Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private-Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information with respect to Holdings, its Subsidiaries or their respective securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has (A) any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents and (B) any duty to disclose such information to such Public Lender or to use such information on behalf of such Public Lender, and shall not be liable for the failure to so disclose or use, such information.

SECTION 11.03     No Waiver; Cumulative Remedies. Subject to Section 11.01(i)(iii), no forbearance, failure or delay by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall impair such right, remedy, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and independent of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.15) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Article X and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

SECTION 11.04       Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Supplemental Administrative Agents and the Issuing Banks for all reasonable and documented in reasonable detail out-of-pocket expenses incurred on or after the Closing Date in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), limited, in the case of legal fees and expenses, to the Attorney Costs of one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole (which may be a single local counsel acting in multiple material jurisdictions), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Supplemental Administrative Agents, the Issuing Banks and the Lenders for all reasonable and documented in reasonable detail out-of-pocket costs and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and with respect to Attorney Costs, limited to Attorney Costs of one counsel to the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Supplemental Administrative Agents, the Issuing Banks and the Lenders taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the event of an actual or perceived conflict of interest between the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Supplemental Administrative Agents, the Issuing Banks and the Lenders, where the Person or Persons affected by such conflict of interest inform the Borrower in writing of such conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Persons similarly situated taken as a whole)). The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 11.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. Expenses shall be deemed to be documented in reasonable detail only if they provide the detail required to enable the Borrower, acting in good faith, to determine that such expenses relate to the activities with respect to which reimbursement is required hereunder. The Borrower and each other Loan Party hereby acknowledge that the Administrative Agent and/or any Lender may receive a benefit, including a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent and/or such Lender, including fees paid pursuant to this Agreement or any other Loan Document.

SECTION 11.05       Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, any Supplemental Administrative Agent, the Collateral Agent, the Issuing Banks, each Lender, each Lead Arranger, each Joint Bookrunner and their respective Affiliates, and their and their respective Affiliates’ directors, officers, directors, employees, agents, advisors, partners, shareholders, trustees, controlling persons, and other representatives (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of such Indemnitees (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of an actual or perceived conflict of interest between Indemnitees (where the Indemnitee affected by such conflict of interest informs the Borrower in writing of such conflict of interest), one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole),

(a)           the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby (including the reliance in good faith by any Indemnitee on any notice purportedly given by or on behalf of the Borrower or any Loan Party),

(b)           the Transaction,

(c)           any Commitment, Loan, Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),

(d)           any actual or alleged presence or Release or threat of Release of or exposure to any Hazardous Materials on, at, under or from any property currently or, to the extent arising from or during the former ownership or operation of the Borrower, any Subsidiary or any other Loan Party, formerly owned, leased or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Claim or Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or

(e)           any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”);

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that any such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Related Indemnified Person of such Indemnitee, (ii) a material breach of any obligations of such Indemnitee under any Loan Document by such Indemnitee or Related Indemnified Person, or (iii) any dispute solely among Indemnitees or of any Related Indemnified Person of such Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Agent, an Issuing Bank or a Lead Arranger (or other Agent role) under the Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 11.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnitee or any Related Indemnified Person (as determined by a final and non-appealable judgment of a court of competent jurisdiction), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 11.05 (after the determination of a court of competent jurisdiction, if required pursuant to the terms of this Section 11.05) shall be paid within twenty Business Days after written demand therefor. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 11.05 shall not apply to Taxes, except it shall apply to any Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim (including a value added tax or similar tax charged with respect to the supply of legal or other services).

SECTION 11.06       Marshaling; Payments Set Aside. None of the Administrative Agent, any Lender, the Collateral Agent or any Issuing Bank shall be under any obligation to marshal any assets in favor of the Loan Parties or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent, any Lender or any Issuing Bank (or to the Administrative Agent, on behalf of any Lender or any Issuing Bank), or any Agent or any Lender enforces any security interests or exercises its right of setoff, and such payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 11.07       Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.04 or Section 7.10(b), assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except,

(i)               to an assignee in accordance with the provisions of subsection (b) of this Section,

(ii)              by way of participation in accordance with the provisions of subsection (d) of this Section,

(iii)             by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or

(iv)             to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.07(b), participations in Letters of Credit) at the time owing to it; provided that any such assignment shall be subject to the following conditions:

(i)               Minimum Amounts.

   (A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time held by it, in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and Revolving Loans at the time held by it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

   (B)            with respect to any assignment not described in subsection (b)(i)(A) of this Section, such assignment shall be in an aggregate amount of not less than (1) with respect to the assigning Lender’s Term Loans, $1,000,000 and (2) with respect to the assigning Lender’s Revolving Commitment and Revolving Loans, $5,000,000, unless in each case of clauses (1) and (2) each of the Administrative Agent, and so long as no Specified Event of Default has occurred and is continuing at the time of such assignment, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii)              Proportionate Amounts. Each partial assignment of Term Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned, and each partial assignment of Revolving Commitments and/or Revolving Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Commitments and/or Revolving Loans being assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)             Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.07(b)(i)(B) and the following:

   (A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is made (a) with respect to Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund and (b) with respect to Revolving Commitments and Revolving Loans, to a Revolving Lender or an Affiliate of the assigning Revolving Lender; provided, however, that the Borrower shall be deemed to have consented to any assignment of Term Loans if the Borrower does not respond within ten Business Days of a written request for its consent with respect to such assignment (“Borrower Assignment Notice”); provided, further that such Borrower Assignment Notice is delivered to the Borrower, a copy of each such Borrower Assignment Notice requesting for consent to an assignment of Term Loans shall also be concurrently delivered to a designated employee of each Sponsor using reasonable best efforts (it being understood and agreed that failure to deliver concurrent notice to the Sponsors shall not affect the foregoing 10 business day time period, (ii) such obligation shall terminate upon consent by the Borrower and shall not apply to the extent Borrower consent is not required and (iii) no Sponsor holding less than 33.33% of the direct, indirect or beneficial ownership of the Borrower shall receive such notice);

   (B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund; provided, however, that the consent of the Administrative Agent shall not be required for any assignment to an Affiliated Lender or a Person that upon effectiveness of an assignment would be an Affiliated Lender, except for the separate consent rights of the Administrative Agent pursuant to clause (h) of this Section 11.07; and

 (C)               with respect to assignments of Revolving Loans and/or Revolving Commitments, each Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed).

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (A) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (B) no processing and recordation fee shall be payable in connection with an assignments by or to a Lead Arranger or any of its Approved Funds or Affiliates. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required under Sections 3.01(b), (c), (d) and (e), as applicable. Upon receipt of the processing and recordation fee and any written consent to assignment required by Section 11.07(b)(iii), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register.

(v)             No Assignments to Certain Persons. No such assignment shall be made,

   (A)           to Holdings, the Borrower or any of the Borrower’s Subsidiaries except as permitted under Section 2.07(a)(iv) or under subsection (l) below,

   (B)            subject to subsection (h) below, any of the Borrower’s Affiliates (other than Holdings or any of the Borrower’s Subsidiaries),

   (C)            to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause,

   (D)            to a natural person, or

   (E)            to any Person described in the proviso to the definition of “Eligible Assignee”.

A Lender shall be entitled to rely conclusively on any Net Short Representation made (or deemed made) to it in any Assignment and Assumption and shall have no duty to inquire as to or investigate the accuracy of any Net Short Representation.

(vi)            Defaulting Lenders Assignments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Banks and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, subject to the requirements of clause (h) of this Section), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement (except in the case of an assignment to or purchase by Holdings, the Borrower or any of Holdings’ Subsidiaries) and, to the extent of the interest assigned by such Assignment and Assumption and as permitted by this Section 11.07, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided that anything contained in any of the Loan Documents to the contrary notwithstanding, each Issuing Bank shall continue to have all rights and obligations with respect to any Letters of Credit issued by it until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder. Upon request, and the surrender by the assigning Lender of its applicable Notes, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans and Letter of Credit Obligations (specifying the Reimbursement Obligations), Letter of Credit Borrowings and other amounts owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Commitments, Loans, Letter of Credit Obligations and other Obligations), at any reasonable time and from time to time upon reasonable prior notice. This Section 11.07(c) and Section 2.13 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Banks or any other Person sell participations to any Person (other than to (1) a natural person, (2) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (3) any Person described in the proviso to the definition of “Eligible Assignee”) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letters of Credit) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(b) (other than clauses (iv) and (vii) thereof) that directly and adversely affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Sections 3.01(b), (c), (d) and (e), as applicable (it being understood that the documentation required under such Sections shall be delivered to the participating Lender)) and 3.04 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.07. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. To the extent that any participation is purported to be made to a Disqualified Lender (other than a Net Short Lender) or to any Person that was (at the time of such participation) a Net Short Lender on a pro forma basis for such participation, such transaction shall be subject to the applicable provisions of Section 11.28(a) (and the Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence); provided that a Lender shall be entitled to rely conclusively on any Net Short Representation made (or deemed made) to it in any agreement or instrument documenting or otherwise evidencing such participation and shall have no duty to inquire as to or investigate the accuracy of any Net Short Representation therein or provided in connection with such participation.

(e)           Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, such consent not to be unreasonably withheld or delayed, or such entitlement to a greater payment results from a change in law that occurs after the Participant acquired the participation. Each Lender that sells a participation or has a loan funded by an SPC shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations) issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant or SPC and the principal amounts (and stated interest) of each Participant’s or SPC’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). A Lender shall not be obligated to disclose the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) or proposed Section 1.163-5(b) of the United States Treasury regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)           Liens on Loans. Any Lender may, at any time without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 3.01 and 3.04), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)           Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Loans and Commitments under this Agreement (including under Incremental Term Facilities) to a Person who is or will become, after such assignment, an Affiliated Lender (including any Affiliated Debt Fund) through (i) Dutch auctions open to all Lenders in accordance with the procedures set forth on Exhibit L or (ii)  purchases on a non-pro rata basis by way of assignment, in each case subject to the following limitations applicable to Affiliated Lenders that are not Affiliated Debt Funds:

(i)               Such Affiliated Lenders (A) will not receive information provided solely to Lenders by the Administrative Agent or any Lender except to the extent such materials are made available to the Borrower and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans or Commitments required to be delivered to Lenders pursuant to Article II, (B) will not receive the advice of counsel provided solely to the Administrative Agent or the Lenders, and (C) may not challenge the attorney-client privilege between the Administrative Agent and counsel to the Administrative Agent or between the Lenders and counsel to the Lenders;

(ii)              the Assignment and Assumption will include either (A) a representation by the applicable Affiliated Lender acquiring or disposing of Term Loans in such assignment that, as of the date of any such purchase or sale, it is not in possession of material non-public information with respect to the Borrower, its Subsidiaries or their respective securities or (B) a statement by the applicable Affiliated Lender acquiring or disposing of Term Loans in such assignment that it cannot make the representation set forth in the foregoing clause (A);

(iii)             (A) the aggregate principal amount of Term Loans held by all Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 30% of the aggregate outstanding principal amount of all Term Loans at the time of purchase or assignment (such percentage, the “Affiliated Lender Term Loan Cap”), (B) unless otherwise agreed to in writing by the Required Facility Lenders, regardless of whether consented to by the Administrative Agent or otherwise, no assignment which would result in Affiliated Lenders that are not Affiliated Debt Funds holding Term Loans with an aggregate principal amount in excess of the Affiliated Lender Term Loan Cap, shall in either case be effective with respect to such excess amount of the Term Loans (and such excess assignment shall be and be deemed null and void); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (h)(iii) or any purported assignment exceeding the Affiliated Lender Term Loan Cap limitation or for any assignment being deemed null and void hereunder and (C) in the event of an acquisition pursuant to the last sentence of this clause (h) which would result in the Affiliated Lender Term Loan Cap being exceeded, the most recent assignment to an Affiliated Lender involved in such acquisition shall be unwound and deemed null and void to the extent that the Affiliated Lender Term Loan Cap, would otherwise be exceeded; and

(iv)            Affiliated Lenders may not purchase Revolving Loans or Revolving Commitments.

As a condition to each assignment pursuant to this clause (h), (A) the Administrative Agent shall have been provided a notice in the form of Exhibit D-2 to this Agreement in connection with each assignment to an Affiliated Lender or an Affiliated Debt Fund or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender or an Affiliated Debt Fund, and (without limitation of the provisions of clause (iii) above) shall be under no obligation to record such assignment in the Register until three Business Days after receipt of such notice and (B) the Administrative Agent shall have consented to such assignment (which consent shall not be withheld unless the Administrative Agent reasonably believes that such assignment would violate clause (h)(iii) of this Section 11.07).

Each Affiliated Lender and each Affiliated Debt Fund agrees to notify the Administrative Agent promptly (and in any event within ten Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten Business Days) if it becomes an Affiliated Lender or an Affiliated Debt Fund. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit D-2.

(i)             Voting Limitations. Notwithstanding anything in Section 11.01 or the definition of “Required Lenders” to the contrary:

(i)               for purposes of determining whether the Required Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 11.07(j), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, in each case, that does not require the consent of a specific Lender, each Lender or each affected Lender, or does not affect such Affiliated Lender that is not an Affiliated Debt Fund in a disproportionately adverse manner as compared to other Lenders holding similar obligations, Affiliated Lenders that are not Affiliated Debt Funds will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matters; and

(ii)              Affiliated Debt Funds may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders and any amount in excess of 49.9% will be subject to the limitations set forth in clause (i)(i) above.

(j)           Insolvency Proceedings. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender that is not an Affiliated Debt Fund hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. The Lenders and each Affiliated Lender that is not an Affiliated Debt Fund agree and acknowledge that the provisions set forth in this Section 11.07(j) and the related provisions set forth in each Assignment and Assumption entered into by an Affiliated Lender constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the U.S. Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where Holdings, the Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to Holdings, the Borrower or such Restricted Subsidiary, as applicable. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to vote on behalf of such Affiliated Lender as set forth in this Section 11.07(j).

(k)           Resignation of Issuing Bank. Notwithstanding anything to the contrary contained herein, any Issuing Bank may, upon thirty days’ notice to the Borrower and the Revolving Lenders, resign as an Issuing Bank; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank hereunder. In the event of any such resignation of an Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Issuing Bank hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant Issuing Bank, except as expressly provided above. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Letters of Credit pursuant to Section 2.04(c)). Upon the appointment by the Borrower of a successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(l)            Assignments to Borrower, etc.

(i)               Any Lender may, so long as no Event of Default has occurred and is continuing or would result therefrom, assign all or a portion of its rights and obligations with respect to the Term Loans and the Term Loan Commitments under this Agreement to Holdings, the Borrower or any of its Subsidiaries through (i) Dutch auctions open to all Lenders in accordance with the procedures set forth on Exhibit L or (ii) purchases on a non-pro rata basis by way of assignment; provided, that:

   (A)            if the assignee is Holdings or a Restricted Subsidiary of the Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower;

   (B)            if the assignee is the Borrower (including through contribution or transfers set forth in clause (A) above or Section 11.07(l)(ii)), (1) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer and (2) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

   (C)            if the proceeds of any Revolving Loans are used to finance such purchase and assignment, on a Pro Forma Basis for such assignment the Borrower’s Liquidity equals or exceeds 33.33% of the Revolving Commitments (whether or not drawn) as of the date of determination.

(ii)              Any Affiliated Lender may, in its discretion (but is not required to), assign all or a portion of its rights and obligations with respect to the Term Loans and the Term Loan Commitments under this Agreement to Holdings, the Borrower or any of its Subsidiaries (regardless of whether any Default or Event of Default has occurred and is continuing or would result therefrom), on a non-pro rata basis, for purposes of cancelling such Term Loans or Term Loan Commitments, which may include contribution (with the consent of the Borrower) to the Borrower (whether through any Parent Entity or otherwise) in exchange for (A) debt permitted under Section 7.03 on a dollar-for-dollar basis or (B) Equity Interests of the Borrower (or any Parent Entity) that are otherwise permitted to be incurred or issued by the Borrower (or such direct or indirect Parent Entity) at such time.

SECTION 11.08       Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed,

(a)           to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors, financing sources and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and in no event shall such disclosure be made to any Disqualified Lender (other than a Net Short Lender (x) that provides a Net Short Representation at the time of such disclosure or (y) as to which the disclosing party does not have actual knowledge that such Person is a Net Short Lender) pursuant to this clause (a) but only to the extent that a list of such Disqualified Lenders is available to all Lenders upon request),

(b)           to the extent requested by any regulatory authority purporting to have jurisdiction over it (including the Federal Reserve Bank or any other central bank or any self-regulatory authority, such as the National Association of Insurance Commissioners),

(c)           to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, the Collateral Agent, such Lead Arranger or such Lender or such Issuing Bank, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation,

(d)           to any other party hereto (it being understood that in no event shall such disclosure be made to any Disqualified Lender (other than a Net Short Lender (x) that provides a Net Short Representation at the time of such disclosure or (y) as to which the disclosing party does not have actual knowledge that such Person is a Net Short Lender) pursuant to this clause (d) but only to the extent the list of such Disqualified Lenders is available to all Lenders upon request),

(e)           in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(f)           subject to an agreement containing provisions at least as restrictive as those of this Section 11.08 (it being understood that in no event shall such disclosure be made to any Disqualified Lender (other than a Net Short Lender (x) that provides a Net Short Representation at the time of such disclosure or (y) as to which the disclosing party does not have actual knowledge that such Person is a Net Short Lender) pursuant to this clause (f) but only to the extent that a list of such Disqualified Lenders is available to all Lenders upon request), to (i) any bona fide assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its Subsidiaries or any of their respective obligations,

(g)           with the prior written consent of the Borrower,

(h)           to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender),

(i)            to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.08 or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Lead Arranger, any Lender, any Issuing Bank, or any of their respective Affiliates on a non-confidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower, or

(j)            to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, which disclosure shall be made on a “need-to-know” basis and the relevant insurer or reinsurer shall be informed of the confidential nature of such information; provided, that no Person shall be responsible for such recipients compliance with this Section 11.08.

In addition, each of the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

For purposes of this Section 11.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from Holdings, the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.08 shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders acknowledges that (A) the Information may include Private-Side Information concerning Holdings, the Borrower or a Subsidiary, as the case may be, (B) it has developed compliance procedures regarding the use of Private-Side Information and (C) it will handle such Private-Side Information in accordance with applicable Law, including United States Federal and state securities Laws.

Notwithstanding anything to the contrary therein, nothing in any Loan Document shall require Holdings or any of their subsidiaries to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable Law, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv).

Nothing in this Agreement is intended or shall be deemed to prohibit or restrict any party hereto and their or their affiliates’ officers, directors, employees and representatives in any way from initiating communications directly with, reporting to, providing information to, causing information to be provided to, filing a charge or complaint with, cooperating with, responding to any inquiry from, or providing testimony to the SEC, Commodity Futures Trading Commission, Financial Industry Regulatory Authority, or any other self-regulatory organization, or any other federal or state regulatory authority, or governmental agency or entity, regarding any possible securities violation or other violation of law.

SECTION 11.09       Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, the Letters of Credit and participations therein, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.15 and 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank and their respective Affiliates under this Section 11.09 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank or Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 11.10       Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents with respect to any of the Obligations, shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. If the rate of interest under this Agreement at any time exceeds the Maximum Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Maximum Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Maximum Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws.

SECTION 11.11       Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable Law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Each party hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in such party’s constitutive documents.

SECTION 11.12       Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Assignment and Assumption, in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 11.13       Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Issuing Bank and each Lender, regardless of any investigation made by the Administrative Agent, any Issuing Bank or any Lender or on their behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default at the time of any Borrowing or issuance of a Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit remain outstanding. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 3.01, 3.04, 11.04, 11.05 and 11.09 and the agreements of the Lenders set forth in Sections 2.15, 10.03 and 10.07 shall survive the satisfaction of the Termination Conditions, and the termination hereof.

SECTION 11.14       Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable in any jurisdiction, (a) the legality, validity and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 11.15       GOVERNING LAW.

(a)           THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)           BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF ANY UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c)           EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 11.15. EACH OF THE PARTIES HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 11.16       WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAVIER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.16 AND EXECUTED BY EACH OF THE PARTIES HERETO AND THE LEAD ARRANGERS), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 11.17       Limitation of Liability. The Loan Parties agree that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or bad faith or material breach by such Indemnitee of its obligations under this Agreement. In no event, shall any party hereto, any Loan Party or any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings) (other than, in the case of the Borrower, in respect of any such damages incurred or paid by an Indemnitee to a third party).

SECTION 11.18       [Reserved].

SECTION 11.19       USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the Beneficial Ownership Regulation and USA PATRIOT Act, respectively.

SECTION 11.20       Service of Process. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 11.21       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding that: (a) (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents, the Lenders, the Issuing Banks and the Lead Arrangers on the one hand, and the Loan Parties and their Affiliates, on the other hand, (ii) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Agents, the Issuing Banks and the Lead Arrangers are and have been, and each Lender is and has been, acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have or has not been, are or is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, its stockholders or its Affiliates (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters), or any other Person and (ii) none of the Agents, the Issuing Banks, the Lead Arrangers nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agents, the Issuing Banks, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates, and none of the Agents, the Issuing Banks, the Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents, the Issuing Banks, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 11.22       Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender and each Issuing Bank that each such Lender or each such Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent, each Lender and each Issuing Bank and their respective successors and assigns.

SECTION 11.23       Obligations Several; Independent Nature of Lender’s Rights. The obligations of the Lenders hereunder are several and not joint and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 11.24       Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

SECTION 11.25       Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)              the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)              the effects of any Bail-In Action on any such liability, including, if applicable:

   (i)             a reduction in full or in part or cancellation of any such liability;

  (ii)             a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

   (iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

The provisions of this Section 11.25 are intended to comply with, and shall be interpreted in light of, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

SECTION 11.26       Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise (including the Guaranty), for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 11.27       [Reserved].

SECTION 11.28       Disqualified Lenders and Net Short Positions.

(a)           Replacement of Disqualified Lenders.

(i)               To the extent that any assignment or participation is made or purported to be made to a Disqualified Lender described in clause (a) or clause (d) of the definition thereof (notwithstanding the other restrictions in this Agreement with respect to Disqualified Lenders), or if any Lender or Participant becomes a Disqualified Lender described in clause (a) or clause (d) of the definition thereof, in each case, without limiting any other provision of the Loan Documents,

   (A)           upon the request of the Borrower, such Disqualified Lender shall be required immediately (and in any event within five Business Days) to assign all or any portion of the Loans and Commitments then owned by such Disqualified Lender (or held as a participation) to another Lender (other than a Defaulting Lender or another Disqualified Lender), Eligible Assignee or the Borrower, and

   (B)            the Borrower shall have the right to prepay all or any portion of the Loans and Commitments then owned by such Disqualified Lender (or held as a participation), and if applicable, terminate the Commitments of such Disqualified Lender, in whole or in part.

(ii)              Any such assignment or prepayment shall be made in exchange for an amount equal to the lesser of (A) the face principal amount of the Loans so assigned and (B) the amount that such Disqualified Lender paid to acquire such Commitments and/or Loans, in each case without interest thereon (it being understood that if the effective date of any such assignment is not an interest payment date, such assignee shall be entitled to receive on the next succeeding interest payment date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the interest payment date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower)).

(iii)             The Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this Section 11.28. In addition, in connection with any such assignment, (A) if such Disqualified Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Borrower, which determination shall be conclusive) to reflect such replacement by the later of (1) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (2) the date as of which such Disqualified Lender shall be paid by the assignee Lender (or, at its option, the Borrower) the amount required pursuant to this Section 11.28, then such Disqualified Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Disqualified Lender, and the Administrative Agent shall record such assignment in the Register, (B) each Lender (whether or not then a party hereto) agrees to disclose to the Borrower the amount that the applicable Disqualified Lender paid to acquire Commitments and/or Loans from such Lender and (C) each Lender that is a Disqualified Lender agrees to disclose to the Borrower the amount it paid to acquire the Commitments and/or Loans held by it.

(b)           Amendments, Consents and Waivers under the Loan Documents. No Net Short Lender shall have the right to approve or disapprove any amendment, waiver or consent pursuant to Section 11.01 or under any Loan Document. In connection with any determination as to whether the requisite Lenders (including whether the Required Lenders or Required Facility Lenders) have provided any amendment, waiver or consent pursuant to Section 11.01 or under any other Loan Document:

(i)               Net Short Lenders shall not be considered, and

(ii)              Net Short Lenders shall be deemed to have consented to any such amendment, waiver or consent with respect to its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

Each Lender that is not an Unrestricted Lender that delivers a written consent to any amendment, waiver or consent pursuant to Section 11.01 or under any other Loan Document shall concurrently deliver (or in the absence of any written Net Short Representation will be deemed to have delivered, concurrently with providing such consent) to the Borrower (with a copy to the Administrative Agent) a Net Short Representation.

(c)           Limitation on Rights and Privileges of Disqualified Lenders. Except as otherwise provided in Section 11.01(i) or in Section 11.28(b)(ii)), no Disqualified Lenders shall have the right to, and each such Person covenants and agrees not to, instruct the Administrative Agent, Collateral Agent or any other Person in writing in respect of the exercise of remedies with respect to the Loans or other Obligations. Further, no Disqualified Lender that purports to be a Lender or Participant (notwithstanding any provisions of this Agreement that may have prohibited such Disqualified Lender from becoming Lender or Participant) shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting (other than to the extent provided in Section 11.01(i) and Section 11.28(b)(ii)), Information and Lender meetings and shall be deemed for all purposes to be, at most, a Defaulting Lender until such time as such Disqualified Lender no longer owns any Loans or Commitments.

(d)           [Reserved].

(e)           Survival. The provisions of this Section 11.28 shall apply and survive with respect to each Lender and Participant notwithstanding that any such Person may have ceased to be a Lender or Participant (or any purported participation to any such Lender shall be void) hereunder or this Agreement may have been terminated.

(f)           Administrative Agent.

(i)               Reliance. The Administrative Agent shall be entitled to rely conclusively on any Net Short Representation delivered, provided or made (or deemed delivered, provided or made) to it in accordance with this Agreement, shall have no duty to inquire as to or investigate the accuracy of any Net Short Representation, verify any statements in any officer’s certificate delivered to it, or otherwise make any calculations, investigations or determinations with respect to any Derivative Instruments or Net Short Positions or any Person. The Administrative Agent shall have no liability to the Borrower, any Lender or any other Person in acting in good faith on any notice of Default or acceleration.

(ii)              Disqualified Lender and Affiliated Lender Lists. The Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or Affiliated Lenders or for any assignment or participation to a Disqualified Lender or an Affiliated Lender.

(iii)             Liability Limitations. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or the Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or an Affiliated Lender, or (B) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information (including Information), to any Disqualified Lender or any Affiliated Lender.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

WH BORROWER, LLC,
a Delaware limited liability company, as the Borrower

By:	/s/ Matthew Finigan
Name:	Matthew Finigan
Title:	Chief Financial Officer

WH INTERMEDIATE, LLC,
a Delaware limited liability company, as Holdings

By:	/s/ Yehuda R. Shmidman
Name:	Yehuda R. Shmidman
Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent

/s/ Jake Cohan
Name:	Jake Cohan
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Revolving Lender and Issuing Bank

/s/ Michael King
Name:	Michael King
Title:	Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Term Loan Lender

/s/ Jake Cohan
Name:	Jake Cohan
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

JEFFERIES FINANCE LLC, as a Revolving Lender and Issuing Bank

/s/ John Koehler
Name:	John Koehler
Title:	Managing Director

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Revolving Lender and Issuing Bank

/s/ Philip Tancorra
Name:	Philip Tancorra
Title:	Director

/s/ Susan Onal
Name:	Susan Onal
Title:	Director

[Signature Page to Credit Agreement]

BANK OF MONTREAL, as a Revolving Lender and Issuing Bank

/s/ Maggie Donahue
Name:	Maggie Donahue
Title:	Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as a Revolving Lender and Issuing Bank

/s/ Teddy Koch
Name:	Teddy Koch
Title:	Managing Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Revolving Lender and Issuing Bank

/s/ Dana Siconolfi
Name:	Dana Siconolfi
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

SCHEDULES

Schedule 2.01	Commitments
Schedule 5.06	Litigation
Schedule 5.12	Subsidiaries
Schedule 6.15	Post-Closing Matters
Schedule 7.01(c)	Existing Liens
Schedule 11.02	Administrative Agent’s Office, Certain Addresses for Notices

Schedule 2.01

Commitments

[Intentionally Omitted.]

Schedule 5.06

Litigation

[Intentionally Omitted.]

Schedule 5.12

Subsidiaries

[Intentionally Omitted.]

Schedule 6.15

Post-Closing Matters

[Intentionally Omitted.]

Schedule 7.01(c)

Existing Liens

[Intentionally Omitted.]

Schedule 11.02

Administrative Agent’s Office, Certain Addresses for Notices

[Intentionally Omitted.]

EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

[Intentionally Omitted.]

EXHIBIT A-2

FORM OF ISSUANCE NOTICE

[Intentionally Omitted.]

EXHIBIT A-3

FORM OF CONVERSION/CONTINUATION NOTICE

[Intentionally Omitted.]

EXHIBIT B-1

FORM OF TERM LOAN NOTE

[Intentionally Omitted.]

EXHIBIT B-2

FORM OF REVOLVING LOAN NOTE

[Intentionally Omitted.]

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

[Intentionally Omitted.]

EXHIBIT D-1

FORM OF ASSIGNMENT AND ASSUMPTION

[Intentionally Omitted.]

EXHIBIT D-2

FORM OF AFFILIATE ASSIGNMENT NOTICE

[Intentionally Omitted.]

EXHIBIT G-1

FORM OF NON-BANK CERTIFICATE
(For Foreign Lenders That Are Not Treated As Partnerships or Other Pass-Through Entities For
U.S. Federal Income Tax Purposes)

[Intentionally Omitted.]

EXHIBIT G-2

FORM OF NON-BANK CERTIFICATE
(For Foreign Lenders That Are Treated As Partnerships or Other Pass-Through Entities For U.S. Federal Income Tax Purposes)

[Intentionally Omitted.]

EXHIBIT G-3

FORM OF NON-BANK CERTIFICATE
(For Foreign Participants That Are Not Treated As Partnerships or Other Pass-Through Entities For U.S. Federal Income Tax Purposes)

[Intentionally Omitted.]

EXHIBIT G-4

FORM OF NON-BANK CERTIFICATE
(For Foreign Participants That Are Treated As Partnerships or Other Pass-Through Entities For
U.S. Federal Income Tax Purposes)

[Intentionally Omitted.]

EXHIBIT I

SOLVENCY CERTIFICATE

[Intentionally Omitted.]

EXHIBIT J

FORM OF PREPAYMENT NOTICE

[Intentionally Omitted.]

EXHIBIT K-1

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

[Intentionally Omitted.]

EXHIBIT K-2

FORM OF EQUAL PRIORITY INTERCREDITOR AGREEMENT

[Intentionally Omitted.]

EXHIBIT L

AUCTION PROCEDURES

[Intentionally Omitted.]